                                                                     EXHIBIT 4.5

================================================================================


                             Secured Loan Agreement
                               (Amoco Contracts)

                         Dated as of December 21, 1999

                                     among

                          Transocean Enterprise Inc.,

                                as the Borrower,

                              ABN AMRO Bank N.V.,

                     as the Agent and the Collateral Agent,

                            the Liquidity Providers

                        from time to time party hereto,

                              ABN AMRO Bank N.V.,

                                as the Enhancer,

                                      and

                         Amsterdam Funding Corporation


================================================================================

                               TABLE OF CONTENTS

Article I              Definitions....................................................    1

Article II             Loans to Borrower and Repayments...............................   21
   Section 2.1.        The Refinancing Loan...........................................   21
   Section 2.2.        Selection of Interest Rate Types and Interest Periods..........   23
   Section 2.3.        Maturity of Loans..............................................   24
   Section 2.4.        Optional Prepayments...........................................   25
   Section 2.5.        Mandatory Prepayments..........................................   26
   Section 2.6.        Applicable Interest Rates......................................   31
   Section 2.7.        Default Rate...................................................   32
   Section 2.8.        Fees and Other Costs and Expenses..............................   32
   Section 2.9.        Reduction in Commitments.......................................   32
   Section 2.10.       The Note.......................................................   33
   Section 2.11.       Extensions of Scheduled Termination Date.......................   33

Article III            Sales to and from Amsterdam; Allocations.......................   34
   Section 3.1.        Required Purchases from Amsterdam..............................   34
   Section 3.2.        Allocations and Distributions..................................   37

Article IV             Indemnification................................................   38
   Section 4.1.        Legal Fees, Other Costs and Indemnification....................   38
   Section 4.2.        Change of Law..................................................   40
   Section 4.3.        Unavailability of Deposits or Inability to Ascertain LIBOR.....   41
   Section 4.4.        Increased Cost and Reduced Return..............................   41
   Section 4.5.        Lending Offices................................................   43
   Section 4.6.        Discretion of Lender as to Manner of Funding...................   43
   Section 4.7.        Withholding Taxes..............................................   43

Article V              Conditions Precedent...........................................   46
   Section 5.1.        Conditions to Closing..........................................   46
   Section 5.2.        Conditions to Advance of Each Loan on Funding Date.............   48

Article VI             Representations and Warranties.................................   49
   Section 6.1.        Representations and Warranties.................................   49

Article VII            Covenants......................................................   52
   Section 7.1.        Covenants of the Borrower......................................   52


Article VII            Events of Default..............................................   67
   Section 8.1.        Events of Default..............................................   67
   Section 8.2.        Non-Bankruptcy Defaults........................................   70
   Section 8.3.        Bankruptcy Defaults............................................   71
   Section 8.4.        Notice of Default..............................................   71

Article IX             The Agents.....................................................   71
   Section 9.1.        Appointment and Authorization..................................   71
   Section 9.2.        Delegation of Duties...........................................   71
   Section 9.3.        Exculpatory Provisions.........................................   71
   Section 9.4.        Reliance by Agent..............................................   72
   Section 9.5.        Assumed Payments...............................................   72
   Section 9.6.        Notice of Defaults or Put Events...............................   72
   Section 9.7.        Non-Reliance on Agent and Other Lenders........................   73
   Section 9.8.        Agent and Affiliates...........................................   73
   Section 9.9.        Indemnification................................................   73
   Section 9.10.       Successor Agent................................................   74

Article X              Miscellaneous..................................................   74
   Section 10.1.       Termination....................................................   74
   Section 10.2.       Notices........................................................   74
   Section 10.3.       Payments and Computations......................................   75
   Section 10.4.       Setoff.........................................................   75
   Section 10.5.       Amendments, Waivers and Consents...............................   76
   Section 10.6.       Waivers........................................................   76
   Section 10.7.       Successors and Assigns.........................................   77
   Section 10.8.       Participations and Assignments.................................   77
   Section 10.9.       Intended Tax Characterization..................................   81
   Section 10.10.      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial   81
   Section 10.11.      Confidentiality................................................   82
   Section 10.12.      Confidentiality of Agreement...................................   83
   Section 10.13.      Agreement Not to Petition......................................   83
   Section 10.14.      Excess Funds...................................................   83
   Section 10.15.      No Recourse....................................................   84
   Section 10.16.      Limitation of Liability........................................   84
   Section 10.17.      Headings; Counterparts.........................................   84
   Section 10.18.      Cumulative Rights and Severability.............................   84
   Section 10.19.      Entire Agreement...............................................   85
   Section 10.20.      Change in Accounting Principles, Fiscal Year or Tax Laws.......   85
   Section 10.21.      Officer's Certificates.........................................   85
   Section 10.22.      Effect of Inclusion of Exceptions..............................   85
   Section 10.23.      Non-Recourse Obligation........................................   85
   Section 10.24.      Lease Securitization Facility..................................   86
   Section 10.25.      Amoco Quiet Enjoyment; Transocean Replaced Parts...............   86

SCHEDULES      DESCRIPTION

Schedule I       Committed Lenders and Commitments of Committed Lenders
Schedule II      Amortized Value of Vessels
Schedule 2.3     Scheduled Principal Payments and Vessel Amortization Payments
Schedule 6.1(r)  Environmental Matters

EXHIBITS         DESCRIPTION

Exhibit A        Form of Borrowing Request
Exhibit B        Form of Notification of Assignment from Amsterdam to the
                 Liquidity Providers and the Enhancer
Exhibit C        Form of Notification of Assignment from the Liquidity Providers and the Enhancer to Amsterdam
Exhibit 2.10     Form of Note
Exhibit 5.1B     Form of Letter of Acceptance
Exhibit 10.8     Assignment Agreement

                             SECURED LOAN AGREEMENT

                               (AMOCO CONTRACTS)

     Secured Loan Agreement (Amoco Contracts), dated as of December 21, 1999, among Transocean Enterprise Inc., a Delaware corporation (the "Borrower"), the liquidity providers party hereto (the "Liquidity Providers"), Amsterdam Funding Corporation, a Delaware corporation ("Amsterdam"), ABN AMRO Bank N.V., as provider of the Program LOC (the "Enhancer"), and ABN AMRO Bank N.V., as agent for the Lenders (the "Agent") and continuing its role as collateral agent (the "Collateral Agent") originally established pursuant to the Secured Credit Agreement.

     The parties hereto agree as follows:

                                    Article I

                                  DEFINITIONS

     The following terms used herein have the meanings set forth, or referred to, below:

     "ABN AMRO" means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

     "Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

     "Agent" is defined in the first paragraph hereof.

     "Agent's Account" means the Agent's account designated as such to the Borrower and the Lenders by the Agent.

     "Aggregate Commitment" means Two Hundred Thirty Nine Million Eight Hundred Seventy Seven Thousand Fifty Six Dollars and 94/100 ($239,877,056.94), as such amount may be reduced pursuant to Section 2.9.

     "Aggregate Principal Amount" means, at any time, the sum of all Principal Amounts then outstanding.

     "Amoco" means Amoco Production Company, a Delaware corporation. Should Amoco be succeeded by merger or consolidation, references in this Agreement and the other Credit Documents to Amoco shall be deemed to be to the successor corporation or other entity.

     "Amoco Contracts" means the Amoco Drillship Contract and the Amoco Rig Contract.

     "Amoco Drillship Contract" means that certain Amoco Production Company Offshore Drilling/Workover/Completion Contract with respect to the Drillship dated December 10, 1999, as amended, restated or supplemented from time to time.

     "Amoco Letter of Acceptance" means a letter from Amoco accepting the Drillship or the Rig, as the case may be, pursuant to the terms of the Amoco Drillship Contract or the Amoco Rig Contract, as the case may be, each such letter to be substantially in the form of Exhibit 5.1.

     "Amoco Rig Contract" means that certain Amoco Production Company Offshore Drilling/Workover/Completion Contract with respect to the Rig dated as of November 5, 1996, as amended by Letter Agreement dated December 6, 1996, each by and between Amoco and Transocean, as assigned to the Borrower pursuant to that certain Transocean Amirante Drilling Contract Assignment Agreement dated as of January 10, 1997, as amended by Amendment No. 2 dated February 27, 1997, Amendment No. 3 dated September 16, 1997 and Amendment No. 4 dated as of April 29, 1998, each by and between Amoco (or its permitted assignee) and the Borrower, and as subsequently amended, restated or supplemented from time to time.

     "Amortization Date" is defined in Section 2.3.

     "Amortized Value of Vessels" means, at any time, an amount equal to (x) the sum of (i) the amount set forth on Schedule II hereof under the heading "Amortized Value of Drillship" (or, if the Vessel Amortization Payments relating to the Drillship have been prepaid in full under Section 2.5(a), all other amounts owed under such Section 2.5(a) have been paid, and the corresponding payments related to the Drillship have been prepaid in full and all other amounts then owed have been paid, under the corresponding provision of the Transocean Contracts Loan Agreement, $0) and (ii) the amount set forth on
Schedule II hereof under the heading "Amortized Value of Rig" (or, if the Vessel Amortization Payments relating to the Rig have been prepaid in full under
Section 2.5(a) or (b), as applicable, and the corresponding payments related to the Rig have been prepaid in full under the corresponding provision of the Transocean Contracts Loan Agreement, $0) minus (y) the amount of any Casualty Proceeds applied to the reduction of the Vessel Amortization Payments hereunder or under the Transocean Contracts Loan Agreement.

     "Amsterdam" is defined in the first paragraph hereof.

     "Amsterdam Termination Date" means the earliest of (a) the Business Day designated as the Amsterdam Termination Date by the Borrower with no less than five (5) Business Days prior notice to the Agent, (b) the Business Day designated as the Amsterdam Termination Date by Amsterdam at any time to the Borrower and (c) the Liquidity Termination Date.

     "Amsterdam Transfer" is defined in the definition of "Purchase Price."

     "Assignment Agreement" is defined in Section 10.8.

     "Assignments of Amoco Contracts" means the Collateral Assignment of Amoco Drillship Contract and the Collateral Assignment of Amoco Rig Contract, each dated as of January 17,

1997, by and between the Borrower and the Collateral Agent, as amended, restated or supplemented from time to time.

     "Assignment of Bank Guarantees" means the Collateral Assignment of Bank Guarantees dated as of January 17, 1997, by and between the Borrower and the Collateral Agent, as amended, restated or supplemented from time to time.

     "Assignments of O&M Contracts" means the Collateral Assignment of Drillship Operating and Maintenance Contract and the Collateral Assignment of Rig Operating and Maintenance Contract, each dated as of January 17, 1997, by and between the Borrower and the Collateral Agent, as amended, restated or supplemented from time to time.

     "Assignments of Shipyard Construction Contracts" means the Collateral Assignment of Drillship Shipyard Construction Contract and the Collateral Assignment of Rig Shipyard Construction Contract, each dated as of January 17, 1997, by and between the Borrower and the Collateral Agent, as amended, restated or supplemented from time to time.

     "Assignments of Transocean Contracts" means the Collateral Assignment of Transocean Drillship Contract and the Collateral Assignment of Transocean Rig Contract, each dated as of January 17, 1997, by and between the Borrower and the Collateral Agent, as amended, restated or supplemented from time to time.

     "Bankruptcy Event" means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

     "Base Rate" means, for any period, the daily average during such period of the greater of (a) the floating commercial Dollar loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time, changing as and when said rate changes and (b) the Federal Funds Rate plus 0.50% per annum.

     "Borrower" is defined in the first paragraph hereof.

     "Borrower Account" means any account designated by the Borrower to the Agent from time to time.

     "Borrowing" means a Loan or Loans allocated to a single Interest Period pursuant to Section 2.1(b) or 2.2(a) or (b). Each Loan of a Lender for a specific Interest Period is, in the case of Amsterdam, a Borrowing or, in the case of a Committed Lender, its portion of a Borrowing. A Borrowing is "advanced" on the Funding Date when the applicable Lender(s) advance(s) funds comprising such Borrowing, is "continued" on the date a new Interest Period commences for the same type of Borrowing, and is "converted" (in the case of a Borrowing from the Committed Lenders) when such Borrowing is changed to a different type of Borrowing for an Interest Period or otherwise. The "type" of a Borrowing is its status as a (i) CP Borrowing, (ii) Eurodollar Borrowing or
(iii) Base Rate Borrowing depending whether interest accrues on the principal amount thereof during its Interest Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Base Rate.

     "Borrowing Amount" is defined in Section 2.1(b).

     "Borrowing Base" means, at any time the same is to be determined, 81% of the Amortized Value of the Vessels as then determined.

     "Borrowing Limit" means, at any time, the amount set forth on Schedule 2.3 as the "Borrowing Limit" for the Funding Date, at all times before the first Amortization Date, and thereafter for the then most recent Amortization Date.

     "Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, Chicago, Illinois or Houston, Texas are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Loan, a day on which dealings in Dollars are not carried on in the London, England interbank market.

     "Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP.

     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with financial institutions whose short-term unsecured debt rating is A-1 or above as obtained from either S&P or Moody's, (iii) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody's, with maturities of not more than twelve (12) months from the date of acquisition, (iv) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody's is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (i) above and has market value at the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, and
(vi) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (i) through (v) above.

     "Cash Flow Reserve" is defined in Section 7.1(m).

     "Casualty Event" means an event resulting in destruction or damage to either of the Drillship or the Rig other than as a result of an Event of Loss.

     "Casualty Proceeds" means all compensation, damages and other payments, including, without limitation, any insurance proceeds from insurance required to be provided hereunder and provided by Amoco pursuant to the Amoco Contracts, Transocean pursuant to the Transocean Contracts or any other Person pursuant to the Substitute Contracts, if any, received by the Borrower, the Agent, the Collateral Agent or any of the Lenders, jointly or severally, from any governmental authority or other Person with respect to or in connection with a Casualty Event, net of all reasonable out-of-pocket costs and expenses incurred by such recipient in connection therewith; provided, however, Casualty Proceeds shall not include any "sue and labor reimbursement" expenses received by the Borrower or Transocean under any hull insurance policy required pursuant to
Section 7.1(f).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means all property and assets of the Borrower in which the Collateral Agent is granted a Lien for the benefit of the Lenders, the "Lenders" under the Transocean Contracts Loan Agreement and the Swap Parties, under the terms of a Security Document.

     "Collateral Agent" means ABN AMRO acting in its capacity as collateral agent for the Lenders, the "Lenders" under the Transocean Contracts Loan Agreement and the Swap Parties, and any successor collateral agent appointed hereunder pursuant to Section 9.10.

     "Collateral Agreement" means the Collateral Agreement dated as of January 17, 1997, among the Borrower, the Collateral Agent, the Agent, the "Agent" under the Transocean Contracts Loan Agreement and the Swap Parties, as amended, restated or supplemented from time to time.

     "Collateral Termination Date" means the first date when (i) no Loans or Commitments remain outstanding hereunder and no other Obligation is due and payable hereunder, (ii) no "Loans" or "Commitments" remain outstanding under the Transocean Contracts Loan Agreement and no other Transocean Contracts Obligation is due and payable under the Transocean Contracts Loan Agreement and (iii) the Borrower has no obligation to make any further interest rate swap payments to any Swap Party under any Interest Rate Protection Agreement entered into in accordance with Section 7.1(j) and no other obligations of the Borrower are due and payable under any such Interest Rate Protection Agreement.

     "Combined Aggregate Principal Amount" means the sum of the Aggregate Principal Amount and the Transocean Contracts Aggregate Principal Amount.

     "Committed Lender" means any Liquidity Provider and the Enhancer.

     "Committed Lenders" means, collectively, each Liquidity Provider and the Enhancer.

     "Commitment" means, for each Committed Lender, the amount set forth on
Schedule I, as adjusted in accordance with Sections 2.9, 2.11(b) and 10.8.

     "Consenting Lender" is defined in Section 2.11(b).

     "Construction Loan" means the "Construction Loan" advanced under the Secured Credit Agreement and payable on the "Conversion Date" defined therein. The "B Portion" of the Construction Loan means the principal amount of the Construction Loan eligible to be converted into the "Tranche B Term Loan" under the Secured Credit Agreement.

     "CP Dealer" means, at any time, each Person Amsterdam then engages as a placement agent or commercial paper dealer.

     "CP Loan" means a Loan outstanding from Amsterdam that has been advanced or continued for an Interest Period.

     "CP Rate" means, for any Interest Period for a CP Borrowing, a rate per annum equal to (a) the weighted average of the rates per annum at which commercial paper notes having a term equal to such Interest Period are sold on the first day of such Interest Period by any CP Dealer selected by Amsterdam, as agreed between each such CP Dealer and Amsterdam, plus (b) on or after the occurrence, and during the continuance, of an Event of Default, 2% per annum.
If such rate is a discount rate, the CP Rate shall be the rate resulting from Amsterdam's converting such discount rate to an interest-bearing equivalent rate per annum. If Amsterdam determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time, then the CP Rate shall be the Base Rate for such period of time. The CP Rate shall include all costs and expenses to Amsterdam of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

     "Credit Documents" means this Agreement, the Fee Letter, the Pricing Letter and the Security Documents.

     "Credit Party" means the Borrower or Transocean.

     "Debt Rating" means, for any Person, the credit rating provided by Moody's or S&P, as applicable, to such Person's long-term, unsecured, non-third party credit enhanced senior debt.

     "Default" means any Event of Default or any event or condition that with the lapse of time or giving of notice, or both, would constitute an Event of Default.

     "Direct Lender" means any Funding Liquidity Provider, Funding Replaceable Committed Lender or Non-Consenting Lender that has an outstanding Loan or Loans that have not been repaid with the proceeds of a Loan advanced by Amsterdam pursuant to Section 2.1.

     "Dollar" and "$" mean lawful currency of the United States of America.

     "Drillship" means the dynamically positioned dual activity drillship known as the Discoverer Enterprise, which has been contracted to Amoco pursuant to the Amoco Drillship Contract for the drilling of offshore wells.

     "Drillship Documents" is defined in Section 2.5(e).

     "Drillship Shipyard Construction Contract" means the Contract for Construction of a Dynamically Positioned Drilling Unit dated as of July 24, 1996, by and between Transocean and Astilleros Y Talleres del Noroeste, S.A., a corporation organized under the laws of Spain, as assigned to the Borrower pursuant to that certain Shipyard Contract Assignment Agreement between Transocean and the Borrower dated as of January 17, 1997, and as amended, restated or supplemented from time to time.

     "Early Payment Fee" means, if (i) any Eurodollar Borrowing is not advanced or continued (or created through a conversion from a Base Rate Borrowing) after the Borrower so requests pursuant to Section 2.1(b) or 2.2(a), other than because of a default by a Lender, or (ii) any CP Borrowing or Eurodollar Borrowing, or portion thereof, is repaid (as opposed to purchased pursuant to Section 3.1) or any Eurodollar Borrowing is purchased, in whole or in part, by Amsterdam pursuant to Section 2.2(c) (unless the Borrower requests Amsterdam to pay to the Committed Lenders all interest scheduled to become due on such Borrowing during its current Interest Period), in each case before the last day of its Interest Period (the amount so repaid or purchased being referred to as the "Prepaid Amount"), the cost to the relevant Lender of such reduction in the CP or Eurodollar Loan it holds (or was scheduled to hold, in the case of a Eurodollar Borrowing not advanced, continued or created through conversion), which (a) for a CP Borrowing means any compensation payable in prepaying the related commercial paper (in respect of unamortized discount or unaccrued interest, as the case may be) or, if such commercial paper is not prepaid, any shortfall between the amount that will be available to Amsterdam on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Borrowing will be determined based on the difference between the LIBOR applicable to such Borrowing and the LIBOR applicable for a period equal to the remaining maturity of the Borrowing on the date (x) the Borrowing is not advanced, continued or converted, in the case of clause (i) above, or (y) the Prepaid Amount is received, in the case of clause (ii) above.

     "Effective Date" means the date on which all conditions precedent set forth in Section 5.1 have been satisfied.

     "Enhancer" is defined in the first paragraph hereof and any of its successors or assigns.

     "Enhancer Commitment Percentage" means ten percent (10%).

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law or any permit issued under any Environmental Law ("Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

     "Environmental Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial, administrative or arbitral order, consent, decree or judgment, relating to the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Eurodollar Rate" means, for any Interest Period for a Eurodollar Borrowing, the sum of (a) LIBOR for such Interest Period divided by 1 minus the `Reserve Requirement" and (b) (i) for the Loans from a Liquidity Provider, the rate specified in the Pricing Letter, or (ii) for any Loans from the Enhancer (other than in its capacity as a Liquidity Provider), the rate specified in the Fee Letter; where "Reserve Requirement" means, for any Interest Period for a Eurodollar Borrowing, the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements (including, without limitation, any supplemental, marginal and emergency reserves) applicable to "eurocurrency liabilities" of member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 pursuant to Regulation D of the Board of Governors of the Federal Reserve System or any other then applicable regulation of the Board of Governors (or any successor thereto) which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in such Regulation D.

     "Event of Default" is defined in Section 8.1.

     "Event of Loss" means any of the following events: (a) an event that results in an insurance settlement on the basis of an actual or constructive total loss of either the Drillship or the Rig; (b) theft, illegal confiscation or disappearance of either of the Drillship or the Rig for a period of time sufficient to allow Amoco or any Person under a Substitute Contract, as applicable, to terminate or cancel, or that results in a termination or cancellation of, the Amoco Contract or a Substitute Contract, as applicable, for such vessel; or (c) condemnation or other taking of title of either of the Drillship or the Rig by a governmental authority or the requisition or taking of use of either of the Drillship or the Rig by a governmental authority, in each case for a period of time sufficient to allow Amoco or any Person under a Substitute Contract, as applicable, to terminate or cancel, or that results in the termination or cancellation of, the Amoco Contract or a Substitute Contract, as applicable, for such vessel.

     "Event of Loss Proceeds" means all compensation, damages and other payments, including, without limitation, any insurance proceeds from insurance required to be provided hereunder and provided by Amoco pursuant to the Amoco Contracts, Transocean pursuant to the Transocean Contracts or any other Person pursuant to the Substitute Contracts, if any, received by the Borrower, Transocean, the Agent, the Collateral Agent or any of the Lenders, jointly or severally, from any governmental authority or other Person with respect to or in connection with an Event of Loss, net of all reasonable out-of-pocket costs and expenses incurred by such recipient in connection therewith; provided, however, Event of Loss Proceeds shall not include any "sue and labor" reimbursement expense payments received by the Borrower or Transocean under any hull insurance policy required pursuant to Section 7.1(f).

     "Excess Cash Flow" means for any calendar month beginning the first full calendar month after the Funding Date, all sums paid to the Borrower under the Amoco Contracts, the Transocean Contracts or the Substitute Contracts during the period from the date of the prior Excess Cash Flow calculation (or for the first calculation thereof, from the Funding Date) to two (2) Business Days prior to the Amortization Date falling during such calendar month in excess of the sum of
(i) (x) with respect to the Drillship during the term of the Amoco Drillship Contract or any Substitute Drillship Contract, $181,000 per day for the number of days in the period to which the payment relates, or (y) with respect to the Drillship during the term of the Transocean Drillship Contract, the operating dayrate contained therein (express or implicit) for the number of days in the period to which the payment relates, plus (ii) with respect to the Rig during the term of the Amoco Rig Contract or any Substitute Rig Contract, the operating dayrate in the Amoco Rig Contract as of the Funding Date, and with respect to the Rig during the term of the Transocean Rig Contract, the operating dayrate contained therein (express or implicit), as applicable, in each case for the number of days in the period to which the payment relates, and in the case of all of the foregoing, without giving effect to any amendment thereto which reduces the stated operating dayrate and excluding any portion of any such sum paid to the Borrower that is, or is attributable to, (i) cost reimbursements (including, without limitation, for capital expenditures), (ii) employee performance bonuses, or other third party bonuses paid or payable to a third party which is not an Affiliate of the Borrower or Transocean, (iii) any sums paid to the Borrower pursuant to any increase in the stated operating dayrate under the stated contract for the Drillship or the Rig as a result of cost escalations or capital expenditures, as demonstrated to the reasonable satisfaction of the Agent, (iv) stated operating dayrate income paid under any Substitute Contract during any period of cancellation of the Amoco Contract for the same vessel during which Amoco is required to pay cancellation fees, to the extent over and above the stated operating dayrate under the Amoco Contract, which is required to be paid to Amoco under the applicable Amoco Contract, and
(v) income paid to the Borrower during any period of assignment of an Amoco Contract to the extent required to be paid to Amoco under the applicable Amoco Contract. To the extent the Borrower or Transocean funds or replenishes the Cash Flow Reserve or the Insurance Reserve pursuant to the provisions of Section 7.1(f)(iii) or Section 7.1(m), as applicable, the Borrower shall recoup the amount so funded or replenished (to the extent not already recouped by the Borrower out of any excess Casualty Proceeds released to the Borrower pursuant to the terms of Section 2.5(d)) before calculating Excess Cash Flow, and the Excess Cash Flow in contemporaneous and subsequent months shall be deemed reduced (but not below zero) until the entire amount so funded or replenished is so recouped.

     "Face Amount" means the face amount of any Amsterdam commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such transactions received by ABN AMRO as of approximately 10:00 a.m. (Chicago time) on such day from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means the letter agreement relating to this Agreement dated as of the date hereof among the Borrower, the Agent, Amsterdam and the Enhancer.

     "First Mortgages" means the First Naval Mortgage covering the Drillship dated as of August 6, 1998 between Transocean Hull No. 275 S. de R.L. and the Collateral Agent, as assumed by the Borrower and the First Naval Mortgage covering the Rig dated as of January 17, 1997, between the Borrower and the Collateral Agent, as each mortgage may be amended, restated or supplemented from time to time.

     "Fixed Operating Expenses" means the monthly Fixed Operating Expenses for each of the Drillship and the Rig at the applicable time as defined in the applicable O&M Contract.

     "Force Majeure" with respect to the Drillship and the Rig, as applicable, has the meaning ascribed to such term in the applicable Amoco Contract, Transocean Contract or Substitute Contract.

     "Free Cancellation Right" is defined in Section 2.3(b).

     "Functional Requirements" means the specifications and requirements for the design, construction and performance capabilities of the Drillship and the Rig as set forth in the Amoco Drillship Contract and the Amoco Rig Contract, respectively.

     "Funding Date" means the Business Day selected by the Borrower pursuant to
Section 2.1(b) as the date for the Lenders to advance funds hereunder.

     "Funding Liquidity Provider" means each Liquidity Provider which on the Funding Date does not have a short-term debt rating of at least "A-1" by S&P and "P-1" by Moody's.

     "Funding Party" is defined in Section 4.4(b).

     "Funding Replaceable Committed Lender" is defined in Section 10.8(c).

     "GAAP" means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

     "Governmental Authority" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

     "Guaranty" by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness, dividend or other obligation (including, without limitation, obligations in connection with sales of any property) of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation, or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation; or (ii) to advance or supply funds
(x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, in each case primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation; or (iv) otherwise to assure the owner of such Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the amount that would apply if such obligation were the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of such Guaranty.

     "Hazardous Material" has the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include Hydrocarbons or any other substance defined as "hazardous" or "toxic" or words with similar meaning and effect under any Environmental Law applicable to the Borrower.

     "Hydrocarbons" means oil, gas and other liquid or gaseous hydrocarbons.

     "Indebtedness" means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money;
(ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person or arising, whether absolute or contingent, out of letters of credit issued for such Person's account or pursuant to such Person's application; (iv) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property's fair market value; (v) Capitalized Lease Obligations of such Person; (vi) obligations under (x) Interest Rate Protection Agreements, (y) commodity hedge, swap, exchange, forward, future, collar or cap arrangements, fixed price commodity agreements and all other agreements or arrangements, in each case designed primarily to protect against fluctuations in commodity prices, and (z) futures agreements, arrangements or options designed primarily to protect against fluctuations in currency exchange rates; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing of another Person. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

     "Instructing Group" means the Enhancer and Liquidity Providers having Commitments that together with the Enhancer's Commitment constitute a majority of the Commitments and, unless the Amsterdam Termination Date has occurred and Amsterdam has no outstanding Borrowings, Amsterdam.

     "Insurance Reserve" is defined in Section 7.1(f).

     "Insurance Reserve Required Amount" is defined in Section 7.1(f).

     "Intended Tax Characterization" is defined in Section 10.9.

     "Interest Period" means the period commencing on the date a Borrowing is advanced pursuant to Section 2.1 or continued or converted pursuant to Section
2.2 and ending: (a) in the case of Base Rate Borrowings, the last Business Day of the calendar quarter in which such Base Rate Borrowing is advanced pursuant to Section 2.1 or continued or converted pursuant to Section 2.2; (b) in the case of Eurodollar Borrowings, on the next Amortization Date; and (c) in the case of CP Borrowings, 1-45 days thereafter, as requested by the Borrower, if acceptable to Amsterdam, or as established by the Agent; provided, however, that:

            (a) any Interest Period for a Base Rate Borrowing that would otherwise end after the last Amortization Date shall end on such Amortization Date;

            (b) an Interest Period for a CP Borrowing that would extend beyond an Amortization Date may not be selected if, as a result, the aggregate principal amount of CP and Eurodollar Borrowings scheduled to be outstanding with Interest Periods ending after such Amortization Date would exceed the principal amount of Loans scheduled to be outstanding after such Amortization Date;

            (c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, but, if such extension would cause the last day of an Interest

     Period for a Eurodollar Borrowing to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

            (d) for purposes of determining an Interest Period for a Eurodollar Borrowing, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or, if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

     "Interest Rate Protection Agreement" means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates.

     "Lenders" means the Liquidity Providers and the Enhancer (whether in their capacities as such or as Committed Lenders) and Amsterdam.

     "Lending Office" means the branch, office or affiliate of a Committed Lender specified on the appropriate signature page hereof, or designated pursuant to Section 4.5 or 10.8, as the office through which it will make its Loans hereunder for each type of Loan available from it hereunder.

     "LIBOR" means, for any Interest Period for a Eurodollar Borrowing or any other period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Interest Period or other period for a period approximately equal to such Interest Period or other period and in an amount equal or comparable to the aggregate principal amount of the Eurodollar Loans to which such Interest Period relates. If the foregoing Telerate rate is unavailable for any reason, then such rate shall be determined by the Agent from the Reuters Screen LIBOR page, or if such rate is also unavailable on such service, on any other interest rate reporting service of recognized standing selected by the Agent after consultation with the Borrower.

     "License Agreement" means the License Agreement dated as of January 17, 1997 by and between Transocean and the Borrower, as amended, restated or supplemented from time to time.

     "Lien" means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

     "Liquidity Providers" is defined in the first paragraph hereof together with those Persons that become Liquidity Providers pursuant to Section 10.8.

     "Liquidity Termination Date" means the earliest of (a) the date of the occurrence of an Event of Default described in clause (g) or (h) of the definition of Event of Default, (b) the date designated by the Agent to the Borrower at any time after the occurrence of, and during the continuation of, any other Event of Default, (c) the Business Day designated by the Borrower with no less than five (5) Business Days prior notice to the Agent and (d) the Scheduled Termination Date. The Liquidity Termination Date establishes the last day on which the Liquidity Providers are obligated to acquire Loans from Amsterdam. The maturity of Loans is established pursuant to Sections 2.3, 2.4,
2.5 (in the case of mandatory prepayments), and Article VIII (in the case of an accelerated maturity).

     "Loan" means any funds advanced to the Borrower pursuant to Section 2.1(a). Although all Loans are advanced on the Funding Date, and the aggregate principal amount of Loans outstanding never thereafter increases, the Loans held by a Lender at any time are comprised of (a) before the end of its initial Interest Period, each Loan it advances to the Borrower on the Funding Date as part (or all) of a single Borrowing, and (b) after such initial Interest Period, each Loan it continues, establishes through conversion from a different type of Borrowing, or purchases from another Lender pursuant to Section 2.2(c) or 3.1, in each case as part (or all) of a single Borrowing (but disregarding under both
(a) and (b) any portion of any such Loan transferred to another Lender pursuant to Section 2.2(c) or 3.1). Each Loan from a Committed Lender is a Eurodollar Loan or Base Rate Loan depending whether it is part of a Eurodollar Borrowing or Base Rate Borrowing.

     "Material Adverse Effect" means an effect that results in a material adverse (i) change, since the Effective Date (in each case except to the extent resulting from transactions expressly permitted under any Credit Document), in
(x) the business, properties, assets or financial condition of the Borrower or the prospects of the Borrower during the scheduled term of the Loans, (y) so long as the Transocean Performance Guaranty is in force and effect, the business, properties, assets or financial condition of Transocean and its Subsidiaries taken as a whole, or (z) the ability of the Borrower or the Borrower and Transocean taken as a whole to perform their Obligations under the Operative Documents to which they are a party, or (ii) change in the rights and remedies of the Lenders or the Agent under the Credit Documents (other than in accordance with the express terms thereof).

     "Matured Aggregate Loan Amount" means, at any time, the Matured Value of Amsterdam's outstanding Loans plus the aggregate principal amount of all Loans then outstanding from the other Lenders.

     "Matured Value" means, of any Loan (or portion thereof), the sum of the principal amount of such Loan (or portion thereof) plus all interest scheduled to become due (whether or not then due) on such Loan (or portion thereof) during its current Interest Period and then unpaid.

     "Monthly Report" is defined in Section 7.1(g).

     "Moody's" means Moody's Investors Service, Inc.

     "Non-Consenting Lender" is defined in Section 2.11(a).

     "Note" is defined in Section 2.10.

     "Obligations" means all obligations of the Borrower and Transocean to pay fees, costs and expenses, principal or interest on Loans and to pay any other obligations to the Agent or any Lender arising under any Credit Document.

     "O&M Contracts" means the Drillship Operation and Maintenance Contract and the Rig Operation and Maintenance Contract, each dated as of January 17, 1997, by and between Transocean and the Borrower, as amended, restated or supplemented from time to time.

     "Operative Documents" means the Amoco Contracts, the Transocean Contracts, the Substitute Contracts, the O&M Contracts, the License Agreement and the Credit Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Permitted Distribution Sources" is defined in Section 7.1(k).

     "Permitted Indebtedness" is defined in Section 7.1(o).

     "Permitted Investments" means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a),
(c) money market funds (i) rated not lower than the highest rating category from both Moody's and S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least "A-1" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's.

     "Permitted Liens" is defined in Section 7.1(n).

     "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

     "Plan" means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by the Borrower, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower is then making or accruing an obligation to make contributions or has within the preceding five
(5) plan years made or had an obligation to make contributions.

     "Pricing Letter" means the letter agreement dated as of the date hereof among the Liquidity Providers, the Agent and the Borrower.

     "Principal Amount" means, for any Lender at any time, the aggregate unpaid principal amount of all Loans then held by such Lender, whether made directly by such Lender or acquired from another Lender.

     "Program LOC" means the irrevocable transferable letter of credit No. S550115, dated November 3, 1995, issued by the Enhancer at the request of Amsterdam, and each letter of credit issued in substitution or replacement therefor.

     "Program Unreimbursed Draw Amount" means the sum of all draws under the Program LOC in connection with this Agreement which have not been reimbursed (whether through the payment of cash or the exchange of assets), together with all interest thereon and all other amounts, if any, payable in connection therewith.

     "Purchase Price" means, for each Committed Lender (other than a Direct Lender) for any Put (any such Put being an "Amsterdam Transfer"), such Lender's Purchased Percentage for such Amsterdam Transfer multiplied by the sum of (a)
(i) for the Enhancer, the principal amount of Loans from Amsterdam being transferred pursuant to such Amsterdam Transfer (the "Transferred Principal") and (ii) for each Liquidity Provider (other than a Direct Lender), the lesser of
(A) the Transferred Principal and (B) the product of (1) the Transferred Principal divided by the aggregate principal amount of all Loans outstanding from Amsterdam (before giving effect to such Amsterdam Transfer), (2) Amsterdam's Share of Outstanding Loans at such time (before giving effect to such Amsterdam Transfer), and (3) the Borrowing Base as then determined and computed, plus (b) (i) all unpaid interest owed to Amsterdam (whether or not then due) on the Transferred Principal to the end of the current Interest Period for each Loan (or portion thereof) included in such Transferred Principal, (ii) all accrued but unpaid fees (whether or not then due) payable to Amsterdam in connection herewith at the time of such purchase and (iii) all accrued and unpaid costs, expenses and indemnities due to Amsterdam from the Borrower in connection herewith. Amsterdam shall calculate the Purchase Price on the date of such Amsterdam Transfer based on the information then available to it, and, regardless of whether such information is complete, such calculation shall be conclusive and binding absent manifest error; provided, however, that if such purchase occurs due to the occurrence of a Put Event, the Borrowing Base shall be determined as of the date immediately preceding the occurrence of such Put Event, adjusted to reflect amounts received by Amsterdam. In making any such calculation, Amsterdam shall be entitled to rely on information provided to it by the Borrower without any obligation to investigate the accuracy or completeness of such information.

     "Purchased Percentage" means, for any Amsterdam Transfer, for each Committed Lender (other than a Direct Lender), its Ratable Share (calculated without giving effect to the Commitments of the Direct Lenders) or such lesser percentage as is necessary to prevent the Purchase Price of such Lender from exceeding its Unused Commitment (unless, in the case of the Enhancer, it elects not to reduce its Purchased Percentage in whole or in part).

     "Put" is defined in Section 3.l(a).

     "Put Event" means: (i) the occurrence of any Event of Default, (ii) the Combined Aggregate Principal Amount 80.5% or more of the Amortized Value of Vessels as then determined, or (iii) the long term, senior, unsecured, non-credit enhanced indebtedness of BP Amoco PLC, a corporation organized under the laws of England, ceases to be rated at least BBB- from S&P and at least Baa3 from Moody's (or S&P or Moody's withdraws or suspends either such rating). Should BP Amoco PLC be succeeded by a merger or consolidation, reference in this Agreement and the other Operative Documents to BP Amoco PLC shall be deemed to be to the successor corporation or other entity.

     "Ratable Share" means, for each Committed Lender, such Lender's Commitment divided by the Aggregate Commitment. If, however, on the date any Amsterdam Transfer is to take place, the Enhancer has outstanding Principal Amount plus Program Unreimbursed Draw Amount in excess of its Ratable Share of the outstanding Principal Amount and Program Unreimbursed Draw Amount of all Committed Lenders, then for purposes of such Amsterdam Transfer the Ratable Share of each Committed Lender shall be replaced with a percentage equal for each Committed Lender to (a) its Commitment minus the sum of (i) its Principal Amount and (ii) Program Unreimbursed Draw Amount before such Amsterdam Transfer (the sum of the amounts in clauses (a)(i) and (a)(ii) being its "Existing Outstanding Principal Amount") divided by (b) the Aggregate Commitment minus the sum of the Existing Outstanding Principal Amount of all Committed Lenders.

     "Rating Agency" means Moody's, S&P and any other rating agency Amsterdam chooses to rate its commercial paper notes.

     "Ratings" means the ratings by the Rating Agencies of the indebtedness for borrowed money of Amsterdam.

     "Replaceable Committed Lender" is defined in Section 10.8(c).

     "Replacement Committed Lender" is defined in Section 10.8(b).

     "Required Coverage Payment" means, in connection with any mandatory prepayment of Loans pursuant to Section 2.5, the excess, if any, of the Combined Aggregate Principal Amount over the Borrowing Base.

     "Required Liquidity Providers" means Liquidity Providers having Commitments of at least 51% of the Commitments of all Liquidity Providers without including the Commitment of any Defaulting Lender, either for voting purposes or for calculating the Commitments of all Liquidity Providers, so long as such Defaulting Lender has not satisfied any Unpaid Amount owed by it under Section 3.1(b).

     "Rig" means the third-generation semisubmersible drilling rig known as the Transocean Amirante which has been contracted to Amoco pursuant to the Amoco Rig Contract for the drilling of offshore wells for hydrocarbons.

     "Rig Documents" is defined in Section 2.5(e).

     "Rig Shipyard Construction Contract" means the Master Service Contract for the Rig by and between Transocean and Amfels, Inc., a Texas corporation, dated as of June 7, 1996, as amended and assigned to the Borrower pursuant to the Master Service Contract Amendment and Assignment Agreement dated as of January 10, 1997 by and among Transocean, Amfels, Inc. and the Borrower, together with all work orders issued thereunder, as amended, restated or supplemented from time to time.

     "Scheduled Principal Payments" is defined in Section 2.3.

     "Scheduled Termination Date" means December 19, 2000 or the later date, if any, most recently established pursuant to Section 2.11.

     "SEC" means the Securities and Exchange Commission.

     "Secured Credit Agreement" means that certain Secured Credit Agreement dated as of January 17, 1997 among the Borrower, the Lenders party thereto, and the Agent and Co-Agents named therein, as amended by the First Amendment to Secured Credit Agreement dated as of December 21, 1998, the Second Amendment to Secured Credit Agreement dated as of August 13, 1999 and the Third Amendment to Secured Credit Agreement dated as of October 22, 1999.

     "Security Agreement" means the Security Agreement, dated as of January 17, 1997, by and between the Borrower and the Collateral Agent, as amended, restated or supplemented from time to time.

     "Security Documents" means the First Mortgages, the Security Agreement, the Assignments of Shipyard Construction Contracts, the Assignments of Amoco Contracts, the Assignments of Transocean Contracts, the Assignments of O&M Contracts, any collateral assignment of any Substitute Contract, Section 2 of the Collateral Agreement and all other security agreements, mortgages and like agreements or instruments delivered by the Borrower or any other Person granting a Lien on any of such Person's property to the Collateral Agent for the benefit of the Lenders, the "Lenders" under the Transocean Contracts Loan Agreement and the Swap Parties to secure (without limitation) the Obligations, as any of the same may be amended, restated or supplemented from time to time.

     "Senior Officer" means the president, any vice president, the chief financial officer, the treasurer or the controller of the Borrower.

     "Share of Outstanding Loans" means, at any time, for a Lender or group of Lenders, a percentage equal to such Lender's then outstanding Principal Amount or, as applicable, such group of Lenders' aggregate outstanding Principal Amounts, divided, in each case, by the sum of (x) the Aggregate Principal Amount and (y) the Transocean Contracts Aggregate Principal Amount then outstanding.

     "Special Transaction Subaccount" means the special transaction subaccount established for this Agreement pursuant to Amsterdam's depositary agreement and referred to in Section 3.1(d).

     "S&P" means Standard & Poor's Ratings Group.

     "Subsidiary" means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors of such corporation, any managers of such limited liability company or similar governing body (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries; provided, however, if the definition of "Subsidiary" shall be amended (but not deleted) in the Transocean Credit Facility, the definition of "Subsidiary" herein shall be deemed amended in the same respect.

     "Substitute Contracts" means the Substitute Drillship Contract and the Substitute Rig Contract.

     "Substitute Drillship Contract" means any contract for the use of the Drillship entered into by and between the Borrower and another Person (including, without limitation, Amoco) in replacement of the Transocean Drillship Contract as described in Section 7.1(r), provided that no such contract shall be deemed to constitute a Substitute Drillship Contract unless and until the Borrower terminates the Transocean Drillship Contract.

     "Substitute Rig Contract" means any contract for the use of the Rig entered into by and between the Borrower and another Person (including, without limitation, Amoco) in replacement of the Transocean Rig Contract as described in
Section 7.1(r), provided that no such contract shall be deemed to constitute a Substitute Rig Contract unless and until the Borrower terminates the Transocean Rig Contract.

     "Swap Obligations" means all obligations of the Borrower to pay fees, costs and expenses, interest rate swap payments or other obligations to any Swap Party under any Interest Rate Protection Agreement heretofore or hereafter entered into by the Borrower.

     "Swap Party" means each counterparty to an Interest Rate Protection Agreement heretofore or hereafter entered into by the Borrower in accordance with Section 6.10 of the Secured Credit Agreement and/or Section 7.1(j) that is or was a Lender or an Affiliate of a Lender at the time such Interest Rate Protection Agreement is or was entered into.

     "Taxes" is defined in Section 6.1(k).

     "Termination Date" means (a) for Amsterdam, the Amsterdam Termination Date,
(b) for the Liquidity Providers, the Liquidity Termination Date and (c) for the Enhancer, the earlier of

(i) the third (3rd) Business Day following the Liquidity Termination Date and
(ii) Scheduled Termination Date.

     "Transfer" means a sale, transfer, conveyance, assignment or other disposition (or a series of related dispositions), including, without limitation, any transfer pursuant to an option to purchase, any sale or assignment (with or without recourse) of any accounts receivable and any sale and leaseback of assets, of an asset having a net book value as established in accordance with GAAP in excess of $250,000, but excluding any involuntary transfer by operation of law and any transfers of an asset pursuant to any casualty or theft with respect to such asset.

     "Transocean" means Transocean Offshore Inc., a Cayman Islands exempted company, as successor by merger and conversion to Transocean Offshore Inc., a Delaware corporation.

     "Transocean Contracts" means the Transocean Drillship Contract and the Transocean Rig Contract.

     "Transocean Contracts Aggregate Principal Amount" means, at any time, the aggregate unpaid principal amount of all "Loans" then outstanding under the Transocean Contracts Loan Agreement.

     "Transocean Contracts Loan Agreement" means the Secured Loan Agreement relating to the Transocean Contracts dated as of even date herewith among the Borrower, the Agent, and the lenders party thereto, as amended, restated or supplemented from time to time, if executed. If such Secured Loan Agreement is not executed all references herein to the Transocean Contracts Loan Agreement, Transocean Contract Loans, Transocean Contracts Obligations and other related definitions shall be deemed to be deleted.

     "Transocean Contracts Loans" means the "Loans" to the Borrower outstanding under and as defined in the Transocean Contracts Loan Agreement.

     "Transocean Contracts Obligations" means the "Obligations" of the Borrower under and as defined in the Transocean Contracts Loan Agreement.

     "Transocean Credit Facility" means that certain Secured Credit Agreement dated as of July 30, 1996, by and among Transocean, ABN AMRO, as Agent, and certain lenders parties thereto, as amended, restated or supplemented from time to time.

     "Transocean Drillship Contract" means the Transocean Drillship Lease Agreement dated as of January 17, 1997 by and between Transocean and the Borrower, as amended, restated or supplemented from time to time.

     "Transocean Performance Guaranty" means the Amended and Restated Transocean Performance Guaranty dated as of December 21, 1998 issued by Transocean, as amended, restated or supplemented from time to time.

     "Transocean Rig Contract" means the Transocean Rig Lease Agreement dated as of January 17, 1997 by and between Transocean and the Borrower, as amended, restated or supplemented from time to time.

     "UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

     "USA" means the United States of America (including all states and political subdivisions thereof).

     "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower to the PBGC or such Plan.

     "Unused Commitment" means, for any Committed Lender at any time, the difference between its Commitment and its Loans then outstanding.

     "Unused Aggregate Commitment" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Loan Amount.

     "Vessel Amortization Payments" is defined in Section 2.3.

     "Vessel Financing Termination" is defined in Section 2.5(b).

     "Vessel Percentage" shall have the meaning ascribed to such term in Section 7.1(f)(iii).

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

                                    Article II

                        LOANS TO BORROWER AND REPAYMENTS

      Section 2.1.  The Refinancing Loan.

      (a) Amsterdam Loan Option and Other Lenders' Commitments. Subject to the terms and conditions hereof, Amsterdam may advance one or more Loans to the Borrower on the Funding Date, and, if Amsterdam chooses not to so advance one or more Loans to the Borrower on the Funding Date (subject to Section 5.2 and the other terms and conditions hereof) each Liquidity Provider (other than the Funding Liquidity Providers) and the Enhancer severally hereby agrees to, advance one or more Loans to the Borrower on the Funding Date. Subject to the terms and conditions hereof, each Funding Liquidity Provider severally agrees to advance one or more Loans to the Borrower on the Funding Date. Each Borrowing from Amsterdam shall be comprised of a Loan advanced or continued solely by Amsterdam. Each Borrowing from the Committed Lenders (other than the Funding Liquidity Providers) shall be advanced, continued or converted through a Loan from each Committed Lender (other than the Funding Liquidity Providers) based on its Ratable Share of all Borrowings required to be made on the Funding Date. Each Borrowing from the Funding Liquidity Providers shall be advanced, continued or converted through a Loan from each Funding Liquidity Provider based on its Ratable Share of all Borrowings required to be made. After the Funding Date, Loans may only be continued or converted pursuant to Section 2.2 or acquired pursuant to Sections
3.1 or 10.8(c), and no additional Loans shall be advanced. At any time the short-term debt rating of a Funding Liquidity Provider is "A-1" or higher by S&P and "P-1" or higher by Moody's, Amsterdam may advance a Loan to the Borrower in an amount up to the aggregate principal amount of the outstanding Loans from such Funding Liquidity Provider. The proceeds of such Loan shall be deposited with such Funding Liquidity Provider to repay solely Loans then owed such Funding Liquidity Provider without thereby reducing the aggregate principal amount of outstanding Loans. No Lender shall be permitted or required to advance, continue or convert a Loan if, after giving effect thereto, (i) the Aggregate Principal Amount would thereby exceed the Borrowing Limit, (ii) the Matured Aggregate Loan Amount would thereby exceed the Aggregate Commitment,
(iii) the product of (x) Lenders' Share of Outstanding Loans at such time and
(y) the Borrowing Base then in effect would be less than the Aggregate Principal Amount, or (iv) in the case of an advance of a Loan by a Committed Lender, such Committed Lender's Principal Amount (after giving effect to such advance) would thereby exceed its Commitment. At no time will Amsterdam have any obligation to advance or continue any Loan.

      (b) Manner of Borrowing on Funding Date. The Borrower shall provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A by 11:00 a.m. (Chicago time) (i) three (3) Business Days before the requested Funding Date to request a Eurodollar Borrowing and (ii) one (1) Business Day before the requested Funding Date to request a Base Rate Borrowing or CP Borrowing. For each requested Borrowing, the Borrower shall specify whether it is requested from Amsterdam or from the Funding Liquidity Providers or from the other Committed Lenders, the requested Funding Date and the requested amount (the "Borrowing Amount") of such Borrowing, which must be in a minimum amount of $1,000,000 and multiples thereof (provided that one Borrowing may be for an amount equal to $1,000 or any amount in excess thereof), and a requested Interest Period for such Borrowing (provided that in all events the Agent shall be entitled to establish the Interest Period for a Borrowing from Amsterdam). The Agent shall promptly notify the contents of such request to each Lender from which the advance of a Borrowing is requested. If a Borrowing is requested from Amsterdam on the Funding Date and Amsterdam determines, in its sole discretion, to advance the requested Borrowing, Amsterdam shall transfer to the Agent's Account the amount of such Borrowing on the requested Funding Date. If a Borrowing is requested from the Funding Liquidity Providers on the Funding Date, subject to Section 5.2 and the other terms and conditions hereof, each Funding Liquidity Provider shall transfer its Ratable Share of the requested Borrowing Amount into the Agent's Account by no later than 12:00 noon (Chicago time) on the Funding Date. If a Borrowing is requested from any Committed Lender (other than a Funding Liquidity Provider) on the Funding Date, subject to Section 5.2 and the other terms and conditions hereof, each such Committed Lender shall transfer its Ratable Share of the requested Borrowing Amount into the Agent's Account by no later than 12:00 noon (Chicago time) on the Funding Date. To the extent Amsterdam does not deliver to the Agent's

Account by 12:00 noon (Chicago time) on the Funding Date any portion of a Borrowing Amount requested from it, the Agent shall promptly notify each Committed Lender and the Borrower of such circumstance, and the Borrower shall be deemed to have requested from the Committed Lenders (other than Funding Liquidity Providers) a Base Rate Borrowing in the amount of such deficiency (the "Unfunded Amount"), unless the Borrower notifies the Agent (including, at its option, by telephone) that it does not require the proceeds of such Borrowing to repay fully the B Portion of the Construction Loan. Subject to Section 5.2 and the other terms and conditions hereof, each Committed Lender (other than Funding Liquidity Providers) shall remit to the Agent's Account by no later than 2:00 p.m. (Chicago time) on the Funding Date its Ratable Share of any such Borrowing of an Unfunded Amount. The Agent shall transfer to the Borrower Account the proceeds of any Borrowing delivered into the Agent's Account. The Borrower agrees to request Borrowings from the Funding Liquidity Providers in an aggregate principal amount equal to the Funding Liquidity Provider's Ratable Share of all the Loans advanced on the Funding Date.

          Section 2.2.  Selection of Interest Rate Types and Interest Periods.
(a) The Loan(s) included in each Borrowing advanced on the Funding Date shall bear interest initially at the type of rate specified in the Borrower's notice requesting such Borrowing pursuant to Section 2.1(b) or as otherwise established by the third to last sentence of Section 2.1(b). Thereafter, the Borrower may request Amsterdam to continue for an additional Interest Period part or all of any CP Borrowing by giving the Agent notice of such requested continuation by no later than 11:00 a.m. (Chicago time) one Business Day before the end of the current Interest Period for such Borrowing. At any time that any Borrowings are outstanding from the Committed Lenders, the Borrower may from time to time elect to change or continue the type of interest rate borne by each such Borrowing or, subject to the minimum amount of each Borrowing required by the first sentence of Section 2.1(b) (or, for any Committed Lender that makes a Loan pursuant to Section 10.8(c) or 2.11(b) in a principal amount less than such minimum amount, the principal amount of such Loan), any portion thereof, as follows: (i) if such Borrowing is a Eurodollar Borrowing, the Borrower may continue part or all of such Borrowing as a Eurodollar Borrowing for an Interest Period specified by the Borrower or convert part or all of such Borrowing into a Base Rate Borrowing on the last day of the Interest Period applicable thereto, or the Borrower may earlier convert part or all of such Borrowing into a Base Rate Borrowing so long as it pays the Early Payment Fee provided in Section 2.8(b); and (ii) if such Borrowing is a Base Rate Borrowing, on any Business Day the Borrower may convert all or part of such Borrowing into a Eurodollar Borrowing. All such requests to continue or convert part or all of a Borrowing from the Committed Lenders must be delivered to the Agent by no later than 11:00 a.m. (Chicago time) three (3) Business Days before the requested conversion or continuation through a written notice (including by telecopier or other facsimile communication). All Borrowings (i) from Amsterdam shall be CP Borrowings and (ii) from the Committed Lenders may be Eurodollar or Base Rate Borrowings, in all cases for an Interest Period. During the pendency of an Event of Default, the Borrower may not request any Eurodollar Borrowings and all outstanding Eurodollar Borrowings shall convert into Base Rate Borrowings on the last day of their Interest Periods if any Event of Default is continuing at such time.

      (b) If, by the time required in Section 2.2(a), the Borrower fails to request an Interest Period for any Borrowing from Amsterdam or the requested Interest Period is unacceptable to

Amsterdam, the Agent may, in its sole discretion, select such Interest Period. If, by the time required in Section 2.2(a), the Borrower fails to select the type of Borrowing or Interest Period therefor from the Committed Lenders, such Borrowing shall continue at the end of its then current Interest Period as a Base Rate Borrowing. Any portion of a Borrowing from Amsterdam transferred to Committed Lenders pursuant to Section 3.1 shall thereupon be deemed to have been converted to a Base Rate Borrowing.

      (c) In addition to transfers of Borrowings from Amsterdam to the Committed Lenders, at any time a Borrowing is outstanding from the Committed Lenders, the Borrower may request Amsterdam to purchase all, but not less than all, of the outstanding Borrowing(s) then held by the Committed Lenders (other than Direct Lenders). If Amsterdam, in its sole discretion, determines to acquire such Borrowing(s) and is able to fund its acquisition of all or any part of such Borrowing(s), Amsterdam may purchase such Borrowing(s), or the portion thereof for which it is able to receive funding, at a purchase price equal to the Matured Value of the Loans comprising each Borrowing (or portion thereof) so purchased (or, so long as all Early Payment Fees payable to the Committed Lenders in connection with such purchase are paid by the Borrower, the principal amount of, and all accrued and unpaid interest on, such Borrowing or portion thereof); provided that, if more than one Borrowing from the Committed Lenders (other than Direct Lenders) is outstanding, Amsterdam may purchase each Borrowing on the last day of the Interest Period applicable to such Borrowing. Any such purchase of a Borrowing by Amsterdam from the Committed Lenders shall be accomplished through a notification in the form of Exhibit B hereto and shall be subject to the limitations in Section 2.1(a), and such sale shall be made by each Committed Lender without recourse, representation or warranty except for the representation and warranty by each applicable Committed Lender that each Loan sold by such Committed Lender is free and clear of any Liens created or granted by such Committed Lender and that such Committed Lender has not suffered any Bankruptcy Event.

          Section 2.3. Maturity of Loans. (a) The Borrower shall repay a portion of the Borrowings on the last Business Day of each calendar month, commencing on the last Business Day of the first full calendar month after the Funding Date (except that the first payment date may be the last Business Day in the calendar month in which the Loans are first advanced to the Borrower) (each an "Amortization Date"), in the principal amounts set forth opposite each Amortization Date on Schedule 2.3 under the heading "Scheduled Principal Payments" (the "Scheduled Principal Payments") (or, if less, the aggregate principal amount of Loans then outstanding). Each Scheduled Principal Payment shall be allocated between a payment related to the Rig and a payment related to the Drillship as set forth opposite each Amortization Date on Schedule 2.3 under the heading "Vessel Amortization Payments" (the unpaid portion of such payments at any date may be referred to as "Vessel Amortization Payments").

      (b) The Agent shall, after consultation with the Borrower and Transocean, reset the sizing of the Loans and the Transocean Contract Loans (keeping the aggregate principal amount of the Loans and the Transocean Contract Loans outstanding the same), the amortization payments for the Loans and the Transocean Contract Loans, the rent payable under the Transocean Contracts, to the extent any such contract remains effective pursuant to the terms hereof, and the allocation of payments required on each Amortization Date between the Rig and the Drillship (all in accordance with the Sizing Methodology defined in the Secured Credit

Agreement as last in effect before the repayment of the Construction Loans on or before the Funding Date) within ten (10) Business Days from when (i) the effective date with respect to a Substitute Contract shall have occurred, (ii) the Borrower provides evidence reasonably satisfactory to the Agent that Amoco is then required to pay under the terms and provisions of the applicable Amoco Contract the stated operating dayrate contained therein as opposed to any cancellation fee for the remaining term of such contract (or, if earlier, until the last Amortization Date for the Loans), or (iii) if Amoco does not cancel a portion of the term of the Amoco Rig Contract (pursuant to the right to do so with no obligation to pay a cancellation fee (the "Free Cancellation Right")) prior to the commencement of the fourth year, fifth year or last eighteen (18) month period, respectively, of the term of the Amoco Rig Contract. The Borrower shall provide written notice to the Agent of any event described in (iii) above, and the Agent shall promptly provide any such notice to all Lenders. The Agent shall, after consultation with the Borrower and Transocean, also reset downwards the rent payable under the Transocean Contracts, to the extent any such contract remains effective pursuant to the terms hereof, within ten (10) Business Days from any prepayment of the Transocean Contract Loans pursuant to Section 2.4 or
2.5 of the Transocean Contracts Loan Agreement, all in accordance with the Sizing Methodology defined in the Secured Credit Agreement as last in effect before the repayment of the Construction Loans on or before the Funding Date.

          Section 2.4.  Optional Prepayments.  Except pursuant to Section
2.5, the Borrower may not prepay any Borrowing unless all Transocean Contracts Loans have been repaid in full. Subject to the immediately preceding sentence, the Borrower shall have the privilege of prepaying (x) Base Rate Borrowings without premium or penalty at any time in whole or at any time and from time to time in part (but, if in part, then in an amount which is equal to or greater than $1,000,000), so long as the Borrower shall have given notice of such prepayment to the Agent (which shall in turn provide such notice promptly to the Lenders) no later than 12:00 noon (Chicago time) on the date of such prepayment, and (y) Eurodollar Borrowings or CP Borrowings without premium or penalty in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000) (i) only on the last Business Day of an Interest Period for such a Borrowing, and (ii) at any other time so long as any Early Payment Fee then due pursuant to Section 2.8(b) are paid; provided, however, that the Borrower shall have given notice of such prepayment to the Agent (which shall in turn provide such notice promptly to the Lenders) no later than 11:00 a.m. (Chicago time) (I) with respect to Base Rate Borrowings, on the date of such prepayment or (II) with respect to Eurodollar Borrowings or CP Borrowings, at least three (3) Business Days before the proposed prepayment date. Each such optional prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any Early Payment Fee then due pursuant to
Section 2.8(b). Optional prepayments under this Section 2.4 shall be applied to the remaining Scheduled Principal Payments in the inverse order of maturity. Each payment applied to a Scheduled Principal Payment shall be applied ratably between the Vessel Amortization Payments comprising such Scheduled Principal Payment. Amounts prepaid on the Loans under Section 2.4 or 2.5 may not be reborrowed.

            Section 2.5.  Mandatory Prepayments.

            (a) Event of Loss. Within three (3) days of receipt by the Borrower, Transocean, the Agent, the Collateral Agent or any of the Lenders of any casualty insurance proceeds or any condemnation or other similar proceeds from any governmental authority or other Person from any Event of Loss (the "Insurance Receipt Date"), the Borrower may, upon written notice to the Agent (who shall promptly provide such notice to the Lenders), elect to reconstruct the Drillship or the Rig, as applicable, with the Event of Loss Proceeds so long as (i) such reconstruction can be completed within eighteen (18) months from the date of such Event of Loss, as reasonably determined by the Borrower at such time and as demonstrated to the reasonable satisfaction of the Agent, (ii) such Event of Loss has not caused and is not reasonably likely to cause either of the Amoco Contracts or any Substitute Contract to terminate or cancel (with no obligation to pay a cancellation fee and other than pursuant to the Free Cancellation Right) and Amoco or such substitute contracting party, as applicable, provides written confirmation to the Agent that it will continue to lease the applicable vessel at the end of such reconstruction period pursuant and subject to the terms of such applicable contract for the full stated term thereof, (iii) the Collateral Agent (for the benefit of the Lenders, the "Lenders" under the Transocean Contracts Loan Agreement and the Swap Parties) is provided a security interest in any construction contract and any letter of credit or other collateral provided to the Borrower or Transocean in connection therewith on terms substantially similar to the applicable Security Documents and otherwise as reasonably satisfactory to the Agent, (iv) Transocean executes and delivers a new performance guaranty of the reconstruction thereof containing terms substantially similar to the applicable portions of the Transocean Performance Guaranty and otherwise as reasonably satisfactory to the Agent, (v) the Borrower shall be able to obtain loss of hire insurance for such vessel after the reconstruction period therefor as then reasonably determined by the Borrower and as demonstrated to the reasonable satisfaction of the Agent, and (vi) the Borrower shall demonstrate to the reasonable satisfaction of the Agent that it shall be able to timely pay its Obligations hereunder and any "true up" costs and expenses payable to any Swap Parties as a result of such Event of Loss and such reasonably determined reconstruction period under the Interest Rate Protection Agreements as required pursuant to Section 7.1(j) and no Default shall have occurred and be continuing, in which event all Event of Loss Proceeds shall be segregated and held by the Collateral Agent and made available by the Collateral Agent to the Borrower (x) for such reconstruction, using contractors, plans and specifications and methods substantially in accordance with the Functional Requirements as reasonably satisfactory to the Agent and the Instructing Group, and (y) for the payment of the Obligations, the Transocean Contracts Obligations and the Swap Obligations, as provided below. If the Borrower elects not to, or is unable pursuant to the terms and conditions hereof to, reconstruct the applicable vessel with any such Event of Loss Proceeds, the Borrower shall within three (3) days of the Insurance Receipt Date, make a mandatory principal prepayment of (i) the remaining unpaid Vessel Amortization Payments for the Drillship or the Rig, as applicable, (ii) the remaining unpaid "Vessel Amortization Payments" under the Transocean Contracts Loan Agreement for the Drillship or the Rig, as applicable, and (iii) after giving effect to the preceding clause (ii), (x) any unpaid Transocean Contracts Aggregate Principal Amount in the amount of any Required Coverage Payment (or, if less, the remaining unpaid Transocean Contracts Aggregate Principal Amount) and (y) if such outstanding Transocean Contracts Aggregate Principal Amount is less than the Required Coverage Payment, Loans outstanding hereunder in the amount of such difference. Prepayments made under clause (iii) of the preceding sentence shall be applied to the "Scheduled Principal Payments" under the Transocean Contracts Loan Agreement, or to the Scheduled Principal Payments, as the case may be, in the inverse order of maturity. Each such mandatory payment shall be accompanied by a payment of all accrued and unpaid interest on the Loans and the Transocean Aggregate Principal Amount prepaid and any Early Payment Fee pursuant to Section 2.8(b) and the comparable provisions of the Transocean Contracts Loan Agreement. Any Event of Loss Proceeds received at any time by the Borrower, Transocean, the Agent, the Collateral Agent or any of the Lenders shall (i) if received by any such Person other than the Collateral Agent, forthwith be turned over to the Collateral Agent or (ii) if received by the Collateral Agent (or turned over to the Collateral Agent pursuant to clause (i)), be applied as directed by the Borrower from time to time to the payment of Obligations, Transocean Contract Obligations, or Swap Obligations (including, without limitation, to mandatory payments of the amounts provided in clauses (i)-(iii) of the second preceding sentence or to the payment of costs incurred in connection with the reconstruction of the Drillship or the Rig, as applicable, if undertaken in accordance with this Section 2.5(a)). Any Event of Loss Proceeds held by the Collateral Agent (i) after such reconstruction is completed, as evidenced by a certificate from the Borrower certifying the completion of such reconstruction or repair in form and substance reasonably satisfactory to the Agent, or (ii) after the mandatory prepayment of amounts owed hereunder and under the Transocean Contracts Loan Agreement, as described above, shall be released by the Collateral Agent to the Borrower upon demand.

            (b) Vessel Financing Termination. The Borrower may for any reason at any time elect to terminate the financing arrangements provided in this Agreement and the Transocean Contracts Loan Agreement for the Rig (a "Vessel Financing Termination"). The Borrower shall give the Agent at least three (3) Business Days' notice of the date on which it intends to effect a Vessel Financing Termination. The Agent shall promptly provide any such notice to the Lenders. On the date so specified, the Borrower shall make a prepayment of amounts owing hereunder and under the Transocean Contracts Loan Agreement as it would be required under clauses (i)-(iii) of the second sentence in Section 2.5(a) if the Rig were subject to an Event of Loss and were not reconstructed.

            (c) Excess Cash Flow. On each Amortization Date, if there are no outstanding Transocean Contracts Obligations, the Borrower shall make a mandatory prepayment of the outstanding Loans in an amount equal to 50% of Excess Cash Flow received during the preceding calendar month, for application to the Scheduled Principal Payments in the inverse order of maturity, applied ratably between the Vessel Amortization Payments due on each such date based on their principal amounts.

            (d) Casualty Event. The Borrower shall use any Casualty Proceeds aggregating less than $15,000,000 from any Casualty Event to repair the Drillship or the Rig, as applicable, so long as no Default shall have occurred and be continuing, provided that the Collateral Agent shall hold any such Casualty Proceeds so long as a Default shall have occurred and then be continuing and (i) shall release such Casualty Proceeds to the Borrower to be used for such repair when and if such Default shall have been cured or waived pursuant to the terms hereof or (ii) if so directed by the Borrower, shall apply such Casualty Proceeds against the Obligations, Transocean Contract Obligations and/or Swap Obligations as set forth below in this
     Section 2.5(d). The Borrower shall use any Casualty Proceeds aggregating $15,000,000 or more to repair the Drillship or the Rig, as applicable, using such contractors, plans and specifications and methods substantially in accordance with the Functional Requirements as reasonably determined by the Borrower so long as (i) such repair can be completed within eighteen
     (18) months from the date of such Casualty Event as reasonably determined by the Borrower at such time, (ii) such Casualty Event shall have not caused, and is not reasonably likely to cause, either of the Amoco Contracts or the Substitute Contracts, if any, to terminate or cancel (with no obligation to pay a cancellation fee and other than pursuant to the Free Cancellation Right), (iii) Transocean executes and delivers a new performance guaranty of the repair thereof containing terms substantially similar to the applicable portions of the Transocean Performance Guaranty and otherwise as reasonably satisfactory to the Agent, provided that the damages for failure to perform such guaranty shall be limited to the amount of the aggregate Casualty Proceeds received by the Borrower or Transocean from such Casualty Event and such guaranty of repair shall be deemed satisfied when Amoco or any other Person party to a Substitute Contract, as applicable, shall have commenced making scheduled stated operating dayrate payments with respect to the applicable vessel after such repairs have been completed, and (iv) the Borrower shall demonstrate to the reasonable satisfaction of the Agent that it shall be able to timely pay its Obligations hereunder during the anticipated repair period as reasonably determined by the Borrower, and any "true up" costs and expenses payable to any Swap Parties as a result of such Casualty Event and such repair period under the Interest Rate Protection Agreement as required pursuant to
     Section 7.1(j) and no Default shall have occurred and be continuing. If the Borrower elects not to (for any Casualty Event whose Casualty Proceeds aggregate more than $15,000,000), or is unable pursuant to the terms and conditions hereof to, repair the applicable vessel with any such Casualty Proceeds, the Borrower shall within three (3) days of receipt by the Borrower, Transocean, the Agent, the Collateral Agent or any of the Lenders of any casualty insurance proceeds or any condemnation or other similar proceeds from any governmental authority or any other Person, make a mandatory principal prepayment of the Loans and/or Transocean Contracts Loans, as determined below, in an aggregate amount such that the sum of the aggregate principal payment, plus the other amounts that will become payable as a result of such mandatory prepayment as set forth in the following two sentences and the corresponding provisions of the Transocean Contracts Loan Agreement, equals the Casualty Proceeds. Each such mandatory prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans and Transocean Contracts Loans prepaid and any Early Payment Fee then due pursuant to Section 2.8(b) or the comparable provision of the Transocean Contracts Loan Agreement. So long as the Amoco Contract or the Substitute Contract, as applicable, for the vessel subject to such Casualty Event remains in effect, each such prepayment shall be applied to the Transocean Contracts Loans in inverse order of maturity and, only after their payment in full, to the Loans in inverse order of maturity (and, with respect to such particular remaining Scheduled Principal Payment to which such prepayment is so allocated, shall be further suballocated between the two Vessel Amortization Payments comprising each such Scheduled Principal Payment, ratably according to the amount of each such Vessel Amortization Payment). If the Amoco Contract or the Substitute Contract, as applicable, for such vessel subject to the Casualty Event does not remain in effect, such prepayment shall be applied ratably to the Vessel Amortization Payments for the applicable vessel and the "Vessel Amortization Payments" under the Transocean Contracts Loan Agreement for the applicable vessel, ratably based on their aggregate amounts, in inverse order of their maturities. Any Casualty Proceeds received at any time by the Borrower, Transocean, the Agent, the Collateral Agent or any of the Lenders shall (i) if received by any such Person other than the Collateral Agent, forthwith be turned over to the Collateral Agent, or (ii) if received by the Collateral Agent (or turned over to the Collateral Agent pursuant to clause (i)), be applied as directed by the Borrower from time to time to the payment of amounts payable hereunder and/or under the Transocean Contracts Loan Agreement (including, without limitation, to the mandatory prepayment provided for in this Section 2.5(d), if any) and/or Swap Obligations, or to the payment of costs incurred in connection with the repair of the Drillship or the Rig, as applicable, if undertaken in accordance with this Section 2.5(d)). Any Casualty Proceeds held by the Collateral Agent after any such repair is completed, as evidenced by a certificate from the Borrower certifying the completion of such repair in form and substance reasonably satisfactory to the Agent, shall be released by the Collateral Agent to the Borrower upon demand.

            (e) Adjustments to Operative Documents. Any term of this Agreement or any other Security Document to the contrary notwithstanding, upon the making of payments pursuant to Section 2.5(a) or (b), (i) the Collateral Agent shall execute and deliver to the Agent such instruments as are necessary to release the applicable vessel and any Collateral related thereto from any Lien thereon under any Security Document, and the Borrower and the Collateral Agent shall enter into such instruments as are necessary to terminate the applicability of the Credit Documents to the applicable vessel and any such related Collateral, (ii) without limitation of clause
     (i), if the Drillship is the applicable vessel, references herein to the Drillship or to the Amoco Drillship Contract, the Transocean Drillship Contract, the Substitute Drillship Contract, the Drillship O&M Contract, the Drillship Shipyard Construction Contract, the Assignment of Bank Guarantees and any other Credit Documents relating solely to the Drillship (collectively, the "Drillship Documents"), other than references to any of the foregoing in Section 2.5(a) or (b), as applicable, and other than specific references to the Drillship as the applicable vessel pursuant to
     Section 2.5(a) or (b), as applicable, and except to the extent otherwise expressly provided in provisions making specific reference to this Section 2.5(e), shall be deemed to be deleted, references in the Credit Documents that are not Drillship Documents to the Drillship or any of the Drillship Documents, other than specific references therein to the Drillship as the applicable vessel pursuant to Section 2.5(a) or (b), as applicable, and except to the extent otherwise expressly provided in provisions making specific reference to this Section 2.5(e), shall be deemed to be deleted, the Credit Documents that are Drillship Documents shall be terminated and the Borrower shall be free to act in its sole discretion with respect to the Drillship (and related assets) and the Drillship Documents that are not Credit Documents, (iii) without limitation of clause (i), if the Rig is the applicable vessel, references herein to the Rig or to the Amoco Rig Contract, the Transocean Rig Contract, the Substitute Rig Contract, the

     Rig O&M Contract, the Rig Shipyard Construction Contract and any other Credit Documents relating solely to the Rig (collectively, the "Rig Documents"), other than references to any of the foregoing in Section 2.5(a) or (b), as applicable, and other than specific references to the Rig as the applicable vessel pursuant to Section 2.5(a) or (b), as applicable, and except to the extent otherwise expressly provided in provisions making specific reference to this Section 2.5(e), shall be deemed to be deleted, references in the Credit Documents that are not Rig Documents to the Rig or any of the Rig Documents, other than specific references therein to the Rig as the applicable vessel pursuant to Section 2.5(a) or (b), as applicable, and except to the extent otherwise expressly provided in provisions making specific reference to this Section 2.5(e), shall be deemed to be deleted, the Credit Documents that are Rig Documents shall be terminated and the Borrower shall be free to act in its sole discretion with respect to the Rig (and related assets) and the Rig Documents that are not Credit Documents, and (iv) any amount in the Insurance Reserve with respect to such vessel as determined pursuant to Section 7.1(f)(iii) shall be released by the Collateral Agent to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.5(e), the applicable vessel and any related Collateral shall not be released from any Lien thereon under any Security Documents unless and until the Borrower shall have effected a "true-up" of the financial terms of the Interest Rate Protection Agreement or Agreements in effect at such time to the extent necessary to eliminate any over-hedged position at such time as a result of any such prepayments or, if no Default or Event of Default shall have occurred and be continuing under the Transocean Credit Facility, the Borrower shall have assigned its rights and obligations under such Interest Rate Protection Agreement or Agreements to Transocean to the extent of such prepayment pursuant to documentation in form and substance reasonably satisfactory to the affected Swap Party.

            (f) "Sue and Labor" Reimbursement Insurance Proceeds. The Collateral Agent shall promptly turn over to Transocean any "sue and labor" reimbursement expense payments received by it so long as (or when) no Default shall have occurred and be continuing (or, if so directed by Transocean, apply such payments against the Obligations, the Transocean Contract Obligations and/or Swap Obligations).

            (g) Early Payment Fee. If any payments made under this Section 2.5 would result in the reduction of any CP or Eurodollar Borrowing before the last day of its Interest Period, in order to avoid the need to pay an Early Payment Fee under Section 2.8(b), so long as no Event of Default then exists, the Borrower may direct the Agent to invest the funds required to be applied to make such payment in Permitted Investments, through an investment account in the Agent's name and sole control, and apply the proceeds of such investments to repay CP or Eurodollar Borrowings on the last day of the Interest Period applicable thereto. Interest shall continue to accrue on such CP or Eurodollar Borrowings until payments are applied to reduce such Borrowings.

            (h) Drillship Dayrate Differential. If the stated operating dayrate (excluding any incentive or bonus rates) to be paid by Amoco pursuant to the terms of the Amoco Drillship Contract is less than $181,000 per day as a result of one or more agreements of the parties thereto to an incentive program, then the Borrower shall give prompt written notice thereof to the Agent (which the Agent will in turn forward promptly to the Lenders) and the Agent shall on or prior to the date ten (10) days after any such agreement becomes effective so as to reduce the operating day rate thereunder, after consultation with the Borrower and Transocean, reasonably determine the reduced size of the Loans and the principal amount of each required payment of each Loan on each remaining Amortization Date, in each case using the Sizing Methodology defined in the Secured Credit Agreement as last in effect before the repayment of the Construction Loans on or before the Funding Date. The remaining required amortization payments for the Loans shall be such that the Loans (after taking into account the Fixed Operating Expenses attributable to each of the Rig and the Drillship) are fully amortized to $0 by the last Amortization Date on Schedule 2.3. The Borrower will, on or prior to the date fifteen (15) days after any such agreement becomes effective so as to reduce the operating dayrate thereunder, prepay the principal amount of the Loans in an amount equal to the difference between the outstanding principal balance of the Loans and such reduced size of the Loans appropriately using the Sizing Methodology. Such mandatory prepayment shall be accompanied by a payment of all accrued and unpaid interest on the principal amount of Loans so prepaid and any applicable breakage fees and funding losses pursuant to Section 2.8(b).

          Section 2.6. Applicable Interest Rates. (a) Base Rate Borrowings. Each Base Rate Borrowing shall bear interest (computed on the basis of a 365/366-day year and actual days elapsed excluding the date of repayment) on the unpaid principal amount thereof from the date such Borrowing is advanced, continued or created through conversion until the last day of its Interest Period, conversion to a Eurodollar Borrowing or maturity (whether by acceleration or otherwise), at a rate per annum equal to the Base Rate from time to time in effect, payable on such last day of its Interest Period, date of conversion or at maturity (whether by acceleration or otherwise).

      (b) Eurodollar Borrowings. Each Eurodollar Borrowing shall bear interest (computed on the basis of a 360-day year and actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Borrowing is advanced, continued or created through conversion until the last day of its Interest Period, conversion to a Base Rate Borrowing or maturity (whether by acceleration or otherwise), at a rate per annum equal to the Eurodollar Rate applicable to such Borrowing, payable on such last day of its Interest Period, conversion to a Base Rate Borrowing or at maturity (whether by acceleration or otherwise).

      (c) CP Borrowings. Each CP Borrowing shall bear interest (computed on the basis of a 360-day year and actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Borrowing is advanced or continued until the last day of its Interest Period (whether by acceleration or otherwise) at a rate per annum equal to the CP Rate for such Borrowing, payable on the last day of its Interest Period and when required by
Section 3.1(c).

      (d) Rate Determinations. The Agent shall determine each interest rate applicable to each Borrowing and such determination shall be conclusive and binding except in the case of the Agent's manifest error or willful misconduct.

          Section 2.7. Default Rate. If any payment of principal on any Borrowing from the Committed Lenders is not made when due after the expiration of the grace period therefor provided in Section 8.1(a) (whether by acceleration or otherwise), such Borrowing shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable for the relevant type of rate, and actual days elapsed) after such grace period expires until such principal then due is paid in full, payable on demand, at a rate per annum equal to:

            (i) for any Base Rate Borrowing, the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at maturity); and

            (ii) for any Eurodollar Borrowing, the sum of two percent (2%) per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period for such Borrowing and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at maturity).

     Section 2.8. Fees and Other Costs and Expenses. (a) The Borrower shall pay to the Agent (i) for the ratable benefit of the Liquidity Providers, such amounts as agreed to with the Liquidity Providers and the Agent in the Pricing Letter, and (ii) for the account of the Enhancer and the Agent, such amounts as agreed to with the Enhancer and the Agent in the Fee Letter.

      (b) If (x) any portion of a CP Borrowing or Eurodollar Borrowing is repaid (as opposed to purchased) or, in the case of a Eurodollar Borrowing, purchased by Amsterdam pursuant to Section 2.2(c) (unless the Borrower requests Amsterdam to pay to the Committed Lenders all interest scheduled to become due on such Borrowing during its current Interest Period), in each case, before the last day of its Interest Period or (y) a Eurodollar Borrowing is not advanced or continued, or created by conversion, as requested by the Borrower pursuant to
Section 2.1(b) or 2.2(a), the Borrower shall pay the Early Payment Fee to each Lender that had its Loan so repaid or purchased or not so advanced, continued, or created by conversion (other than as a result of such Lender's default).

     Section 2.9. Reduction in Commitments. The Borrower may, upon thirty days' notice to the Agent (which shall promptly notify each Lender), reduce the Borrowing Limit and/or Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the Matured Aggregate Loan Amount and at least 102% of the Borrowing Limit then in effect. At the time any Scheduled Principal Payment or mandatory prepayment is received by the Agent in full, or any optional prepayment is received, the Borrowing Limit shall automatically reduce by the amount of such payment (if not already reduced by such amount on Schedule 2.3) and the Aggregate Commitment shall automatically reduce to an amount equal to 102% of the Borrowing Limit then in effect or, if larger, the Matured Aggregate Loan Amount then in effect. Each reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Lender in accordance with its Ratable Share.

     Section 2.10. The Note. The Loans outstanding to the Borrower from the Lenders shall be evidenced by a single promissory note of the Borrower payable to the order of the Agent, for the benefit of the Lenders, in the form of Exhibit 2.10 (the "Note"). The Agent shall record on its books and records or on a schedule to the Note the amount of each Loan held by a Lender, all payments of principal and interest and the principal balance from time to time owed to each Lender, the type of each Loan and the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of the Agent or on a schedule to the Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of the Agent to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans outstanding to it hereunder together with accrued interest thereon.

   Section 2.11.  Extensions of Scheduled Termination Date.

      (a) Not more than 90 days before the Scheduled Termination Date then in effect, the Borrower may request that each Committed Lender (other than a Direct Lender that previously was a Non-Consenting Lender) extend its Commitment for an additional 364 days. Each such Committed Lender shall respond to such request within 30 days of receiving such request or, if later, on the date 45 days before the then Scheduled Termination Date. If, by the date 45 days before the then Scheduled Termination Date, any such Committed Lender (a "Non-Consenting Lender") has not notified the Agent it agrees to so extend its Commitment for an additional 364 day period, unless (in the case of a Liquidity Provider) any other Liquidity Provider or Providers (including any Person who thereby becomes a Liquidity Provider) assumes the Commitment of such Non-Consenting Lender, including any Loans made by a Direct Lender, in accordance with Section 10.8(b) on or before the date 30 days before the then Scheduled Termination Date and agrees to extend such Commitment for an additional 364 day period, the Scheduled Termination Date shall not be extended, unless the Scheduled Termination Date is extended pursuant to Section 2.11(b). If all such Committed Lenders agree to extend the Scheduled Termination Date, or if the Commitment of each Non-Consenting Lender that is a Liquidity Provider is assumed by another Lender pursuant to the preceding sentence, the Scheduled Termination Date shall be extended for an additional 364 day period. Otherwise, subject to Section 2.11(b), the Scheduled Termination Date shall take place as scheduled.

      (b) If the Enhancer and Liquidity Providers having Commitments that together with the Enhancer's Commitment constitute a majority of the Commitments have agreed (each such Lender being a "Consenting Lender"), pursuant to Section 2.11(a), to extend their Commitments (including the assumption of Commitments pursuant to Section 2.11(a)) for an additional 364 day period, but one or more Non-Consenting Lenders have not had their Commitment(s), including any Loan made by a Direct Lender, assumed as contemplated by Section 2.11(a), the Borrower may by notice to the Agent either (i) reduce the Aggregate Commitment by an amount up to the amount of the Unused Commitment(s) of the Liquidity Provider(s) that were Non-Consenting Lender(s) either by requiring each such Non-Consenting Lender to advance one or more Loans and/or by terminating all or any portion of each such Non-Consenting Lender's Commitment, if such reduction in the Aggregate Commitment is permitted under Section 2.9 (without giving effect to the minimum amount or required increment for such reductions, neither of which shall apply in such instance) or (ii) repay on the then Scheduled Termination Date all or a portion of the Loans advanced by any Committed Lenders that were Non-Consenting Lenders, with each such payment to be allocated pro rata solely to the Non-Consenting Lenders that are

Committed Lenders. Such reduction in the Aggregate Commitments shall thereupon become effective with the reduction allocated pro rata solely to the Non-Consenting Lender(s) with its or their Unused Commitment(s) reduced by an amount designated by the Borrower and any repayment of Loans shall be allocated pro rata solely to the Non-Consenting Lenders in accordance with the aggregate principal amount of all outstanding Loans owed to the Non-Consenting Lenders. Any previously advanced Loans then outstanding from such Non-Consenting Lender(s) shall remain outstanding subject to the terms of this Agreement. If Loans are then outstanding from Amsterdam, then the Borrower may elect to (i) extend the Scheduled Termination Date for each Consenting Lender by delivering a notice to the Agent of such election and (ii) require each Non-Consenting Lender (that is not a Direct Lender) to advance on or before the then Scheduled Termination Date one or more Loans (each a "Non-Consenting Lender Loan") on a pro rata basis equal, in each case, to an amount specified in the Borrower's election that is no greater than such Non-Consenting Lender's Unused Commitment. The proceeds of any such Non-Consenting Lender Loans shall be deposited with the Agent and applied on the next Amortization Date to repay solely Loans then owed Amsterdam without thereby reducing the aggregate principal amount of outstanding Loans. Thereafter, such Non-Consenting Lender Loans and any outstanding Loans of a Direct Lender that is or was a Non-Consenting Lender shall be repaid to the extent provided pursuant to Sections 2.3 and 3.2 for Loans of a Liquidity Provider. If an extension of the Scheduled Termination Date is agreed to by the Enhancer and Liquidity Providers having Commitments that together with the Enchancer's Commitment constitute a majority of the Commitments and such extension takes place pursuant to this Section 2.11(b), the Scheduled Termination Date shall be extended for the Enhancer and the Consenting Lenders (or replacement Lenders, as applicable) for an additional 364 day period.

                                  ARTICLE III

                    SALES TO AND FROM AMSTERDAM; ALLOCATIONS

          Section 3.1. Required Purchases from Amsterdam. (a) Amsterdam may, at any time on or prior to the Liquidity Termination Date, and, on the earlier of the Amsterdam Termination Date and upon the Agent and Amsterdam learning of a continuing Put Event, Amsterdam shall, sell to the Committed Lenders (other than the Direct Lenders) any percentage designated by Amsterdam of Amsterdam's Principal Amount (each, a "Put"). If the Put occurs due to the Amsterdam Termination Date or a Put Event, the designated percentage shall be 100% or such lesser percentage as is necessary to obtain the maximum available Purchase Price from each such Committed Lender. Immediately upon notice of a Put from Amsterdam to the Agent, the Agent shall deliver to each such Committed Lender and the Borrower a notification of assignment in substantially the form of Exhibit C by not later than 12:30 p.m. (Chicago time), and each such Committed Lender shall purchase from Amsterdam its Purchase Percentage of Amsterdam's Principal Amount subject to such Put by transferring to the Agent's Account an amount equal to such Lender's Purchase Price by not later than 1:00 p.m. (Chicago time) on the date such funds are requested; provided, however, that the Enhancer may exchange for part or all of the Purchase Price payable by it an equal amount of the Program Unreimbursed Draw Amount.

      (b) If a Liquidity Provider fails to transfer to the Agent its full Purchase Price when required by Section 3.1(a) (each such Liquidity Provider being a "Defaulting Lender" and the aggregate amount not made available to the Agent by each such Liquidity Provider being the

"Unpaid Amount"), then, upon notice from the Agent by not later than 1:15 p.m. (Chicago time), each Liquidity Provider not owing an Unpaid Amount shall transfer to the Agent's Account, by not later than 1:45 p.m. (Chicago time), an amount equal to the lesser of such Liquidity Provider's proportionate share (based on its Commitment divided by the Commitments of all Liquidity Providers that have not so failed to pay their full Purchase Price) of the Unpaid Amount and the unused portion of its Commitment. If the Agent does not then receive the Unpaid Amount in full, upon notice from the Agent by not later than 2:00 p.m. (Chicago time) on such day, each Liquidity Provider that has not failed to fund any part of its obligations on such day under this Section 3.1 shall pay to the Agent, by not later than 2:30 p.m. (Chicago time), its proportionate share (determined as described above) of the amount of such remaining deficiency up to the amount of the unused portion of its Commitment. Any Defaulting Lender that fails to make a payment under this Section 3.1 relating to such Unpaid Amount on the date of a Put shall pay on demand to each other Liquidity Provider that makes a payment under this subsection (b) the amount of such payment, together with interest thereon, for each day from the date such payment was made until the date such other Liquidity Provider has been paid such amount in full, at a rate per annum equal to the Federal Funds Rate plus two percent (2%) per annum. In addition, without prejudice to any other rights Amsterdam may have under applicable law, any Defaulting Lender shall pay on demand to Amsterdam the difference between such unpaid Purchase Price and the amount paid by other Liquidity Providers or the Agent to cover such failure, together with interest thereon, for each day from the date such Purchase Price was due until the date paid, at a rate per annum equal to the Federal Funds Rate plus two percent (2%) per annum. Notwithstanding anything in Section 3.2 or elsewhere in this Agreement to the contrary, no Defaulting Lender shall receive any payment of principal, interest or any other amount hereunder until the Unpaid Amount owed by such Defaulting Lender is recovered by Amsterdam or, if funded by the other Liquidity Providers pursuant to this subsection (b), by such Liquidity Providers. For such purposes, all amounts otherwise payable to such Defaulting Lender hereunder shall be applied to satisfy its obligations to Amsterdam and/or the Liquidity Providers until such obligations are fully satisfied, with such payments by the Borrower nevertheless discharging the obligations owed to the Defaulting Lender that otherwise would have been satisfied by such payment, and each Defaulting Lender is hereby directing such use of funds received for its benefit hereunder to satisfy any Unpaid Amount owed by such Defaulting Lender.

      (c) Any portion of Amsterdam's Principal Amount purchased by a Committed Lender (including any purchased under Section 3.1(b) in fulfillment of another Committed Lender's obligation unless such purchase is reimbursed in full, with interest, by such other Committed Lender under Section 3.1(b)) shall be considered part of such Lender's Principal Amount from the date of the relevant Put. Each such sale by Amsterdam to a Committed Lender shall be without recourse, representation or warranty except for the representation and warranty that such Principal Amount and related amounts are being sold by Amsterdam free and clear of any Lien created or granted by Amsterdam. Immediately upon any purchase by the Committed Lenders of any portion of Amsterdam's Principal Amount, the Borrower shall pay to the Agent (for the ratable benefit of such Lenders) an amount equal to the sum of the amount calculated for all such Lenders pursuant to clause (b) of the definition of Purchase Price. Such payment shall discharge the obligations described in such clause (b).

      (d) The proceeds from each Put received by Amsterdam (other than amounts described in clauses (b)(ii) and (iii) of the definition of Purchase Price) shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of Amsterdam issued to fund or maintain the Principal Amount of Amsterdam so transferred.

      (e) The obligation of each Committed Lender (other than the Direct Lenders) to make any purchase from Amsterdam pursuant to this Section 3.1 or
Section 2.2(c) shall be several, not joint, and shall be absolute and unconditional; provided, however, that no such Committed Lender shall have any obligation to make such a purchase at a time that (i) Amsterdam shall have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Amsterdam or (ii) involuntary proceedings or an involuntary petition shall have been commenced or filed against Amsterdam under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Amsterdam and such proceeding or petition shall not have been dismissed or stayed for a period of thirty (30) days, or any of the actions sought in such proceeding or petition (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, Amsterdam or for any substantial part of Amsterdam's property) shall occur.

      (f) Each Funding Liquidity Provider, by its acceptance hereof, severally agrees to purchase from each other Committed Lender that has purchased a portion of Amsterdam's Principal Amount, and each Committed Lender purchasing a portion of Amsterdam's Principal Amount hereby agrees to sell to each such Funding Liquidity Provider, an undivided percentage participating interest in an amount equal to the amount calculated for such Committed Lender pursuant to clause (b) of the definition of Purchase Price. Such participating interests shall be purchased and sold to the extent necessary to cause the amount of each Funding Liquidity Provider's participating interest in such amount to be equal to its Ratable Share of such amount. After the payment by the relevant Committed Lenders of the Purchase Price of any Put, each Funding Liquidity Provider shall, not later than the Business Day it receives a request therefor from a Committed Lender (given directly or through the Agent) to such effect, if such request is received before 1:00 P.M. (New York City time), or not later than the following Business Day, if such request is received after such time, pay to the Agent for the account of the Committed Lenders an amount equal to its Ratable Share of such amount, together with interest on such amount accrued from the date the payment was made by the Committed Lenders to the date of such payment by such Funding Liquidity Provider at a rate per annum equal to (i) from the date the related payment was made by the Committed Lenders to the date two (2) Business Days after payment by such Funding Liquidity Provider is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after such payment is due from such Funding Liquidity Providers to the date such payment is made by such Funding Liquidity Providers, the Base Rate in effect for each such day. Each such Funding Liquidity Providers shall thereafter be entitled to receive its Ratable Share of each payment received in respect of the relevant amount and of interest paid thereon, with each Committed Lender retaining its Ratable Share.

     The several obligations of the Funding Liquidity Providers to each Committed Lender under this Section 3.1(f) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Funding Liquidity Providers may have or have had against the Borrower, any Committed Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or by any reduction or termination of any Commitment of any Committed Lender. The Agent shall be entitled to offset amounts received for the account of Committed Lenders under this Section against unpaid amounts due from Committed Lenders hereunder (whether as fundings of participations, indemnities or otherwise) but shall not be entitled to offset against amounts owed to the Agent by any Committed Lender arising outside this Agreement.

   Section 3.2.  Allocations and Distributions.

      (a) Before Amsterdam Termination Date. Subject to Section 3.2(d), at all times before the Amsterdam Termination Date payments received hereunder on the Obligations, other than payments of principal, shall be distributed to the Lenders ratably in payment of amounts then due and owing to each Lender hereunder and payments of principal received on the Loans hereunder shall be distributed to the Lenders in payment of such Borrowings, in whole or in part, as the Borrower identifies to the Agent for repayment (or, in the absence of such designation, to the Borrowing(s) that have their Interest Period(s) ending on or the soonest after such date, with the Agent selecting such applications in its sole discretion if more than one Borrowing satisfies such criteria). Notwithstanding anything in this Section 3.2(a) to the contrary, all payments of Borrowings from Committed Lenders will be applied ratably to the Loans held by such Committed Lenders that comprise such Borrowing.

      (b) Amsterdam Termination Date. Subject to Section 3.2(d), at all times on and after the Amsterdam Termination Date that the Liquidity Termination Date has not occurred, all payments of principal received on the Loans shall be applied first to repay Loans then held by Amsterdam, as selected by the Agent, and thereafter in accordance with Section 3.2(a) and all other payments received on the Obligations shall be distributed as provided in Section 3.2(a).

      (c) Liquidity Termination Date. Subject to Section 3.2(d), at all times on and after the Liquidity Termination Date, all payments of principal received on the Loans shall be applied ratably between Borrowings outstanding from Amsterdam and the Liquidity Providers, as designated by the Agent, and all other payments received on the Obligations shall be distributed in accordance with
Section 3.2(a).

      (d) Acceleration; Shortfalls. At any time the maturity of any Loans has been accelerated pursuant to Section 8.2 or 8.3 or any payment is received on the Obligations representing less than the total amount then due and owing hereunder, all payments received on the Obligations, including from the Collateral Agent as proceeds of Collateral, shall be applied as follows:

            (i) first, to Amsterdam and to the Liquidity Providers (ratably, based on the Matured Value of the Loans they hold) as payments of principal and interest on their Loans until all such principal and interest owed to the Liquidity Providers and Amsterdam has been paid in full;

            (ii) second, to the Enhancer as payments of principal and interest on its Loans until all such principal and interest owed to the Enhancer has been paid in full;

            (iii) third, to the Lenders (ratably based on the remaining Obligations owed to each) as payment of all other Obligations not covered in clauses (i) and (ii) above owed to Lenders until all such Obligations have been paid in full;

            (iv) fourth, to the Agent as payment of Obligations owed to it until all such Obligations have been paid in full; and

            (v) fifth, to the Borrower (or as otherwise required by applicable law).

                                   ARTICLE IV

                                INDEMNIFICATION

          Section 4.1. Legal Fees, Other Costs and Indemnification. (a) The Borrower, upon demand by the appropriate Person, agrees to pay the reasonable out-of-pocket costs and expenses (i) of the Agent and the Collateral Agent, including, without limitation the reasonable fees and disbursements of legal counsel to the Agent and the Collateral Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated, and (ii) of the Agent, the Collateral Agent and the Lenders in connection with advising the Agent, the Collateral Agent and the Lenders of their rights and responsibilities under the Credit Documents during any Default or in connection with the enforcement by the Lenders, the Agent and the Collateral Agent of any of the Credit Documents against either Credit Party, provided that the Agent, the Collateral Agent and the Lenders agree to the extent feasible and to the extent a conflict of interest does not exist in the reasonable opinion of any of the foregoing, to use the same single counsel in connection with the foregoing to the extent they seek reimbursement for the expenses thereof from the Borrower. The Borrower further agrees to indemnify each Lender, the Agent, the Collateral Agent and their respective directors, officers, employees and attorneys (in each case in their capacities as such) (collectively, the "Indemnified Parties"), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys' fees and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto, but excluding any Taxes and excluding any losses, claims, damages, penalties, judgments, liabilities or expenses of the nature described in Sections 2.8(b) and 4.4 (regardless of whether indemnified pursuant to such sections)) which any of them may pay or incur arising out of or relating to (x) any action, suit or proceeding by any Person not a party to this Agreement (a "third party") or governmental authority against such Indemnified Party and relating to the execution, delivery or performance (or non-performance) of any Credit Document by either Credit Party, the Loans or the application or proposed application by the Borrower of the proceeds of any Loan, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (y) any investigation of any third party or any governmental authority involving any Lender (as a lender hereunder) or the Agent or the Collateral Agent (in such capacity hereunder) and related to any use made or proposed to be made by the Borrower of the proceeds of the Borrowings, or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Borrowing, and (z) any investigation of any third party or any governmental authority, litigation or proceeding involving any Lender (as a lender hereunder) or the Agent or the Collateral Agent (in such capacity hereunder) and related to any environmental cleanup, audit or compliance with respect to the Borrower or its properties, or any other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower or its properties, regardless of whether caused by, or within the control of, the Borrower; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party's, or the Agent's or the Collateral Agent's, as the case may be, gross negligence, willful misconduct or breach of any material provision of any Credit Document or the gross negligence or wilful misconduct of, or the breach of any material provision of any Credit Document by, any other Indemnified Party with respect to the same Lender. The Borrower, upon demand by the Agent or the Collateral Agent at any time, shall reimburse the applicable Indemnified Party for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence.

      (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, suit or proceeding against such Indemnified Party relating to any of the matters described in Section 4.1(a), such Indemnified Party shall give written notice to the Borrower of the commencement thereof, but the failure so to notify the Borrower shall not relieve it of any liability that it may have to any Indemnified Party except to the extent the Borrower demonstrates that the defense of such action is prejudiced thereby. The Borrower shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Borrower to such Indemnified Party of its election so to assume the defense thereof, the Borrower shall not be liable to such Indemnified Party hereunder for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If the Borrower assumes the defense of such action, suit or proceeding, (i) no compromise or settlement thereof may be effected by the Borrower without the applicable Indemnified Party's consent (which shall not be unreasonably withheld) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person, no fine or penalty is assessed against, or payable by, such Indemnified Party and there are no other claims that may be made by the claimant in such action, suit or proceeding against such Indemnified Party, in each case as a result of such compromise or settlement, and (y) the sole relief provided is monetary damages that are paid in full by the Borrower, and (ii) the Borrower shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to the Borrower of the commencement of any action, suit or proceeding and it does not, within ten (10) days after the notice is given, give written notice to such Indemnified Party of its election to assume the defense thereof, the Borrower shall be bound by any determination made in such action or any compromise or settlement thereof effected by such Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an action may adversely affect it or its Affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Borrower, assume the exclusive right to defend, compromise or settle such action, suit or proceeding, but the Borrower shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). Nothing in this Section 4.1(b) shall require the Borrower to make any payment that it is not required to make under Section 4.1(a).

          Section 4.2. Change of Law. (a) Notwithstanding any other provisions of this Agreement, if at any time any change, after the date hereof (or, if later, after the date the applicable Committed Lender becomes a Lender), in applicable law or regulation or in the interpretation thereof makes it unlawful for any Committed Lender to make or continue to maintain Eurodollar Loans, such Committed Lender shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrower and such Lender's obligations to advance, continue or convert Loans into Eurodollar Loans under this Agreement shall thereupon be suspended until it is no longer unlawful for such Committed Lender to make or maintain Eurodollar Loans.

      (b) Upon the giving of the notice to Borrower referred to in subsection
(a) above, (i) any outstanding Eurodollar Loan of such Lender shall be automatically converted to a Base Rate Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and
(ii) such Lender shall maintain its funding of its Loan that is part of any requested Borrowing of Eurodollar Loans as a Base Rate Loan, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.

      (c) Any Committed Lender that has given any notice pursuant to Section 4.2(a) shall, upon determining that it would no longer be unlawful for it to fund Eurodollar Loans, give prompt written notice thereof to the Borrower and the Agent, and upon giving such notice, its obligation to advance, allow conversions into and continue Eurodollar Loans shall be reinstated.

   Section 4.3.  Unavailability of Deposits or Inability to Ascertain LIBOR.
If on or before the first day of any Interest Period for any Eurodollar Borrowing the Agent determines in good faith (after consultation with the Committed Lenders) that, due to changes in circumstances since the Effective Date, adequate and fair means do not exist for determining the Eurodollar Rate or such rate will not accurately reflect the cost to the Instructing Group of funding Eurodollar Loans for such Interest Period, the Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Borrower and the Committed Lenders, whereupon until the Agent notifies the Borrower and Committed Lenders that the circumstances giving rise to such suspension no longer exist (which the Agent shall do promptly after they do not exist), (i) the obligations of the Committed Lenders to advance, continue or convert Loans into Eurodollar Loans shall be suspended and (ii) each Eurodollar Loan will, automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan.

          Section 4.4. Increased Cost and Reduced Return. (a) If, on or after the date hereof (or, if later, after the date the applicable Committed Lender becomes a Committed Lender), the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Committed Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency exercising control over banks or financial institutions generally issued after the date hereof (or, if later, after the date such Committed Lender becomes a Committed Lender) (other than any request or directive requesting or in effect requiring compliance with any applicable law, rule or regulation imposing or in effect imposing a fine or penalty for any failure to comply with any such law, rule or regulation):

            (i) subjects any Committed Lender (or its Lending Office) to any tax, duty or other similar charge related to any Eurodollar Loan, or its participation in any thereof, or its obligation to advance or maintain Eurodollar Loans or to participate therein, or shall change the basis of taxation of payments to any Committed Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans or participations therein, or any other amounts due under this Agreement related to its Eurodollar Loans or participations therein, or its obligation to advance or maintain Eurodollar Loans or acquire participations therein (except for changes with respect to income or franchise taxes excluded from indemnification pursuant to Section 4.7); or

            (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurodollar Loan any such requirement included in an applicable Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, any Committed Lender (or its Lending Office) or imposes on any Committed Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans owed to it, or its participation in any thereof, or its obligation to advance or maintain Eurodollar Loans or participate in any thereof;

and the result of any of the foregoing is to increase in the future the cost to such Committed Lender (or its Lending Office) of advancing or maintaining any Eurodollar Loan or participating therein, or to reduce the amount of any sum received or receivable by such Committed Lender (or its Lending Office) in connection therewith under this Agreement, by an amount deemed by such Committed Lender to be material, then, subject to Section 4.4(c), from time to time, within thirty (30) days after receipt of a certificate from such Committed Lender (with a copy to the Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Borrower shall be obligated to pay to such Committed Lender such additional amount or amounts as will compensate such Committed Lender for such future increased cost or reduction.

      (b) If, after the date hereof (or, if later, the date any such Funding Party becomes a Funding Party), the Agent or any Lender (collectively, the "Funding Parties") shall have reasonably determined that (i) the adoption after the date hereof of (x) any applicable law, rule or regulation regarding capital adequacy, or (y) any change therein (including, without limitation, any revision after the date hereof in the Final Risk-Based Capital Guidelines of the Board of

Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR
Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy rules heretofore adopted and issued by any governmental authority), (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration of any such applicable law, rule or regulation regarding capital adequacy, or (iii) compliance by any Funding Party or its Lending Office with any request or directive of general applicability issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (other than any request or directive requiring or in effect requiring compliance with any applicable law, rule or regulation regarding capital adequacy or imposing fines or penalties for any failure to comply with any such law, rule or regulation), has or would have the effect of reducing in the future the rate of return on such Funding Party's capital, or on the capital of any corporation controlling such Funding Party, as a consequence of its obligations hereunder to a level below that which such Funding Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's or its controlling corporation's policies with respect to capital adequacy in effect immediately before such adoption, change or compliance) by an amount reasonably deemed by such Funding Party to be material, then, subject to Section 4.4(c), from time to time, within thirty (30) days after its receipt of a certificate from such Funding Party (with a copy to the Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Funding Party such additional amount or amounts as will compensate such Funding Party or such corporation for such future reduced return or the Borrower may prepay all Eurodollar Loans of such Committed Lender.

      (c) Any Funding Party that determines to seek compensation under this
Section 4.4 shall give written notice to the Borrower and, in the case of a Funding Party other than a Funding Party which is the Agent, the Agent of the circumstances that entitle the Agent or such Funding Party to such compensation no later than ninety (90) days after such Funding Party receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event the Borrower shall not have any obligation to pay any amount with respect to claims accruing, or for periods, prior to the ninetieth day preceding such written demand. The Agent and each Funding Party shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation and any payment under
Section 4.7, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Agent or such Funding Party made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Funding Party or the obligations of the Borrower under this Section 4.4, and provided further that no Committed Lender shall be obligated to make its Eurodollar Loans hereunder at any office located in the United States of America and the Enhancer, in its capacity as issuer of the Program LOC, shall not have any obligation to change the office from which it issues and maintains the Program LOC. A certificate of the Agent or any Funding Party, as applicable, claiming compensation under this Section 4.4 and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Agent or such Funding Party, as applicable, describing in reasonable detail the calculations thereof shall be rebuttable presumptive evidence thereof in the absence of manifest error. In determining such amount, such Person may use any reasonable averaging and attribution methods.

     Section 4.5. Lending Offices. Each Committed Lender may, at its option, elect to make and maintain its Loans hereunder at the Lending Office for each type of Loan available from it hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent, provided that, except that in the case of any such transfer to another of its branches, offices or affiliates made at the request of the Borrower, the Borrower shall not be responsible for the costs arising under Section 4.7 or 4.4 resulting from any such transfer to the extent not otherwise applicable to such Committed Lender prior to such transfer.

     Section 4.6. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

     Section 4.7.  Withholding Taxes.  (a) Payments Free of Withholding.
Except as otherwise required by law and subject to Section 4.7(b), each payment by the Borrower or Transocean to any Lender or the Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which the Borrower or Transocean is domiciled, any jurisdiction from which the Borrower or Transocean makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of each Lender and the Agent, taxes, assessments or other governmental charges:

            (i) imposed on, based upon, or measured by its income, and branch profits, franchise and similar taxes imposed on it, by any jurisdiction in which such Lender or the Agent, as the case may be, is incorporated or maintains its principal place of business or Lending Office or which subjects such Lender or the Agent to tax by reason of a connection between the taxing jurisdiction and such Lender or the Agent (other than a connection resulting from the transactions contemplated by this Agreement);

            (ii) imposed as a result of a connection between the taxing jurisdiction and such Lender or the Agent, as the case may be, other than a connection resulting from the transactions contemplated by this Agreement;

            (iii) imposed as a result of the transfer by such Lender of its interest in this Agreement or any other Credit Document or a designation by such Lender (other than pursuant to Section 4.4(c)) of a new Lending Office (other than taxes imposed as a result of any change in treaty, law or regulation after such transfer of such Lender's interest in this Agreement or any other Credit Document or designation of a new Lending Office);

            (iv) imposed by the United States of America upon a Lender organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed or increased as a result of any change in applicable law, regulation or treaty (other than any addition of or change in any "anti-treaty shopping," "limitation of benefits," or similar provision applicable to a treaty) after the date hereof, in the case of each Lender originally a party hereto or, in the case of any other Lender, after the date on which it becomes a Lender; or

            (v) which would not have been imposed but for (A) the failure of any Lender or the Agent, as the case may be, to provide an Internal Revenue Service Form W-8BEN or W-8ECI, as the case may be, or any substitute or successor form prescribed by the Internal Revenue Service, pursuant to
     Section 4.7(b), or any other certification, documentation or proof which is reasonably requested by the Borrower, or (B) a determination by a taxing authority or a court of competent jurisdiction that a certification, documentation or other proof provided by such Lender or the Agent to establish an exemption from such tax, assessment or other governmental charge is false.

(all such non-excluded taxes, assessments or other governmental charges and liabilities being herein referred to as "Indemnified Taxes"). If any such withholding is so required, the Borrower or Transocean, as applicable, shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Agent is free and clear of such Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Lender pays any amount in respect of any Indemnified Taxes, penalties or interest, the Borrower or Transocean, as applicable, shall reimburse the Agent or that Lender for such payment on demand in the currency in which such payment was made. If the Borrower or Transocean pays any Indemnified Taxes, or penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other satisfactory evidence of payment if such tax receipts have not yet been received by the Borrower or Transocean (with such tax receipts to be promptly delivered when actually received), to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) within fifteen (15) days of such payment. Each such Lender shall make written demand on the Borrower for indemnification or compensation hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender or the Agent makes payment of Indemnified Taxes, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender or the Agent for payment of Indemnified Taxes. In the event that such Lender or the Agent fails to give the Borrower timely notice as provided herein, the Borrower shall not have any obligation to pay such claim for compensation or indemnification.

      (b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the Funding Date, two duly completed and signed copies of either Form W-8BEN (entitling such Lender to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Credit Documents) or Form W-8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Credit Documents) of the United States Internal Revenue Service. Thereafter and from time to time, each such Lender shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) notified by the Borrower, directly or through the Agent, to such Lender, and (ii) required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Credit Documents. Upon the request of the Borrower, each Lender that is a United States person shall submit to the Borrower a certificate to the effect that it is a United States person.

      (c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 4.7 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Agent of such fact and such Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

      (d) Refund of Taxes. If any Lender or the Agent receives a refund of any Indemnified Tax or any documentary, stamp or similar taxes with respect to which the Borrower or Transocean has paid any amount pursuant to this Section 4.7, such Lender or the Agent shall promptly notify the Borrower and Transocean and shall pay the amount of such refund (including any interest received with respect thereto) to the Borrower or Transocean.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

          Section 5.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 5.1 are satisfied (and the advance of the first Loan hereunder shall conclusively establish the effectiveness of this Agreement for all purposes). (1) On or before such date, the Borrower shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

            (a) A certificate of the Secretary or Assistant Secretary of each of the Borrower and Transocean certifying (i) the resolutions of each Credit Party's board of directors approving each Credit Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Borrower's or Transocean's behalf a Credit Document (on which certificate the Agent and each Lender may conclusively rely until a revised certificate is received), (iii) the Borrower's and Transocean's certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Borrower's and Transocean's by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Borrower or Transocean has material operations as and to the extent agreed with the Agent.

            (b) The Security Documents and the Collateral Agreement.

            (c) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Collateral Agent's first priority (subject to Permitted Liens) security interest for the benefit of the Lenders and the Swap Parties in the Collateral in all appropriate jurisdictions, including, without limitation, a certificate from the Collateral Agent confirming that it holds a security interest for the benefit (without limitation) of the Lenders in the Drillship, the Rig, the Amoco Contracts and the other Collateral under the Security Documents and the Collateral Agreement as collateral security for (without limitation) the obligations of the Borrower under this Agreement.

            (d) UCC search reports and any other lien search or title reports from all jurisdictions the Agent requests showing no Liens against the Collateral other than Permitted Liens.

            (e) (i) Executed copies of all documents evidencing any necessary corporate action, consents and government authorizations taken or obtained by the Borrower or Transocean in connection with the Credit Documents, (ii) an executed pro forma Monthly Report setting forth the Excess Cash Flow calculation and demonstrating compliance with the Borrowing Base, in each case as of the Effective Date, and (iii) executed copies of each Credit Document.

            (f) Favorable opinions of counsel to the Borrower and Transocean (and, if requested by Amsterdam, the Enhancer or any Liquidity Provider and then at the expense of the Borrower) covering such matters as Amsterdam or the Agent may request.

            (g) An insurance certificate on behalf of the Borrower dated within ten (10) days of the Funding Date from the Borrower describing in reasonable detail the insurance maintained by the Borrower as required by the Credit Documents.

            (h) Such other approvals, opinions or documents as the Agent or Amsterdam may request.

      (2) The construction of the Drillship and the upgrade of the Rig shall have been completed substantially in accordance with the Functional Requirements therefor (as certified to the Agent and the Lenders by ABS Marine Services, Inc. or such other engineer selected by the Agent with the consent of the Borrower, which consent shall not be unreasonably withheld).

      (3) The Borrower shall have delivered to the Agent a copy of the Amoco Letter of Acceptance for each of the Drillship and the Rig in substantially the form of Exhibit 5.1B.

      (4) The Borrower shall have furnished to the Agent a certificate executed on behalf of the Borrower by a Senior Officer, which indicates that it is made in favor of and for the benefit of the Agent and each of the Lenders certifying, representing and warranting that:

            (A) the Drillship and the Rig have been constructed substantially in compliance with the Functional Requirements therefor;

            (B) all amounts (other than amounts being contested in good faith by the Borrower and for which reserves in conformity with GAAP have been provided) then due and owing by the Borrower and/or Transocean to third parties for the construction of the Drillship and the upgrade of the Rig, including, without limitation, all amounts (other than amounts being contested in good faith by the Borrower and for which reserves in conformity with GAAP have been provided) due and owing by the Borrower and/or Transocean under the Drillship Shipyard Construction Contract, under the Rig Shipyard Construction Contract and for all other construction costs, have been paid in full;

            (C) the Borrower owns each of the Drillship and the Rig, free and clear of all Liens other than Permitted Liens;

            (D) (I) neither the Borrower nor Transocean has received written notice from or on behalf of Amoco that (x) any default or event of default (in each case, as defined in the relevant Amoco Contract) under either of the Amoco Contracts has occurred and any such alleged default or event of default is continuing (it being understood and agreed that such default or event of default shall cease to be "continuing" for the purposes of this Agreement when it shall cease to constitute a continuing default or event of default under the applicable Amoco Contract for any reason (including, without limitation, as a result of the curing thereof or any waiver or modification thereunder)), (y) Amoco intends to take or has taken any steps to cancel or terminate either of the Amoco Contracts (other than, with respect to the Amoco Rig Contract, if a cancellation fee or termination fee is to be paid pursuant to the terms thereof or other than the free cancellation provided in such contract), or (z) either of the Amoco Contracts is otherwise no longer in full force and effect; and (II) the Borrower is not aware, of any default or event of default (in each case, as defined in the relevant Amoco Contract) under either of the Amoco Contracts has occurred and is continuing (it being understood and agreed that such default or event of default shall cease to be "continuing" for the purposes of this Agreement when it shall cease to constitute a continuing default or event of default under the applicable Amoco Contract for any reason (including, without limitation, as a result of the curing thereof or any waiver or modification thereunder)) after any applicable grace period; and

            (E) the Borrower has obtained loss of hire insurance with respect to each of the Drillship and the Rig as required by Section 7.1(f).

          Section 5.2.  Conditions to Advance of Each Loan on Funding Date.
The obligation of each Committed Lender to make any Loan, and the right of the Borrower to request or accept any Loan, on the Funding Date are subject to the conditions (and each Borrowing shall evidence the Borrower's representation and warranty that each such condition has been satisfied) that on the date of such Borrowing before and after giving effect to the Borrowing:

            (a) on the Funding Date the Construction Loans and the "Tranche A Loans" as defined in the Secured Credit Agreement are repaid in full;

            (b) no Default shall then exist or shall occur as a result of such Borrowing;

            (c) the Liquidity Termination Date has not occurred;

            (d) the representations and warranties of the Borrower in Section
     6.1 and in the other Credit Documents, and of Transocean in Sections 2.1,
     2.2 and 2.3 of the Transocean Performance Guaranty, are true and correct in all material respects on and as of such date (except to the extent that any of such representations or warranties are not true and correct as a result of transactions expressly permitted hereunder, under the Transocean Contracts Loan Agreement or under the Secured Credit Agreement and except to the extent such representations and warranties relate solely to an earlier date in which case it shall have been true and correct in all material respects as of such earlier date); and

            (e) each of the Borrower and Transocean is in full compliance with its covenants and agreements in the Credit Documents (including all covenants and agreements in Article VII and the limitations on each Lender's Principal Amount, the Aggregate Principal Amount, and the Matured Aggregate Loan Amount set forth in Section 2.1(a)).

Nothing in this Article V limits the obligations (including those in Section 3.1) of each Committed Lender to Amsterdam.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

          Section 6.1. Representations and Warranties. The Borrower represents and warrants to each Lender and the Agent that, except to the extent that any of the following is not true and correct as a result of transactions expressly permitted under the Secured Credit Agreement, each of the following statements is true and correct in all material respects:

      (a) Corporate Organization. The Borrower (i) is a duly organized and existing corporation in good standing under the laws of the State of Delaware;
(ii) has all necessary corporate power to construct, own and operate each of the Drillship and the Rig and to carry on its business contemplated in connection therewith; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

      (b) Corporate Power and Authority; Validity. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents and to consummate the transactions contemplated hereby. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and equitable principles.

      (c) No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) assuming the timely obtaining and making of all necessary permits, licenses, consents, approvals and other authorizations of, and filings with, governmental authorities, contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, including, without limitation, all applicable laws with respect to the location of the Drillship and the Rig, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of any Credit Party under, the terms of any material contractual obligation to which any Credit Party is a party or by which any of them or any of their properties or assets is bound or to which any of them may be subject, or (iii) violate or conflict with any provision of the certificate of incorporation or by-laws of any Credit Party.

      (d) Litigation. There are no actions, suits, proceedings or counterclaims (including, without limitation, arbitration, derivative or injunctive actions) pending or, to the knowledge of the Borrower, threatened against the Borrower that are reasonably likely to have a Material Adverse Effect.

      (e) Use of Proceeds; Margin Regulations. (i) The proceeds of the Loans shall only be used to repay the Construction Loans and accrued and unpaid interest thereon.

            (ii) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Loan will be used for a purpose which violates Regulation U or X of the Board of Governors of the Federal Reserve System. After application of the proceeds of any of the Borrowings, none of the assets of the Borrower consists of "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

      (f) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      (g) Public Utility Holding Company Act. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      (h) True and Complete Disclosure. All factual information (taken as a whole) furnished by the Borrower and Transocean in writing to the Agent or any Lender in connection with any Credit Document or any transaction contemplated therein is, disregarding any updated, corrected, supplemented, superseded or otherwise modified information except as so updated, corrected, supplemented, superseded or otherwise modified, and all other such factual information hereafter furnished by any such Persons in writing to the Agent or any Lender in connection herewith, or with any of the other Credit Documents or the Loans, will be, on the date of such information, true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

      (i) No Material Adverse Change. There has occurred no event or effect, other than any event specifically permitted, contemplated or provided for under any Credit Document, that has had or is reasonably likely to have a Material Adverse Effect.

      (j) Labor Controversies. There are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower that are reasonably likely to have a Material Adverse Effect.

      (k) Taxes. The Borrower has filed, if any, all United States federal income tax returns, and all other material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and has paid, if any, all governmental taxes, rates, assessments, fees, charges and levies (collectively, "Taxes") shown to be due and payable on such returns or on any assessments made against Borrower or any of its properties (other than any such assessments which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP).

      (l) ERISA. With respect to each Plan, the Borrower has fulfilled, if any, its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it, and has not incurred any liability under Title IV of ERISA to the PBGC or a Plan other than a liability to the PBGC for premiums under Section 4007 of ERISA, in each case with such exceptions as are not reasonably likely to have a Material Adverse Effect. As of the Effective Date, the Borrower has no contingent liabilities with respect to any post-retirement benefits under a welfare plan subject to ERISA.

      (m) Security Interests. Each of the Security Documents creates in favor of the Collateral Agent for the benefit of (without limitation) the Lenders and the Swap Parties as security for (without limitation) the Obligations a valid and enforceable perfected (to the extent that perfection may be achieved by the filing of proper financing statements (or similar instruments in foreign jurisdictions), the Security Documents and/or other customary documents in the appropriate jurisdictions) first priority (subject only to Permitted Liens) security interest in and Lien on all of the Collateral described therein, subject to no other Liens except Permitted Liens.

      (n) Consents. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Borrower prior to such time in order to consummate the Borrowings hereunder, and to execute, deliver and perform the Credit Documents, have been or will have been obtained or made and are or will be in full force and effect.

      (o) Intellectual Property. The Borrower owns or holds valid licenses to use (or will, at the time required, own or hold valid licenses to use) all the material patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Borrower with such exceptions which are not reasonably likely to have a Material Adverse Effect.

      (p) Ownership of Property. The Borrower owns the Rig and the Drillship, in each case subject to no Liens except Permitted Liens.

      (q) Compliance with Statutes, Etc. The Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic and foreign, including, without limitation, all applicable laws with respect to the location of the Drillship and the location of the Rig, in respect of the conduct of its business as currently conducted by it and the ownership and operation of its properties as currently operated by it, except for such instances of non-compliance as are not reasonably and likely to, individually or in the aggregate, have a Material Adverse Effect, and has all necessary permits and licenses, and other necessary authorizations, with respect thereto with such exceptions (if any) as are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

      (r) Environmental Matters. Except as disclosed in Schedule 6.1(r), the Borrower is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except for such instances of non-compliance (if any) as are not reasonably likely to have a Material Adverse Effect. To the best knowledge of the Borrower, there are no pending, past or threatened Environmental Claims against the Borrower on any property owned or operated by the Borrower except as disclosed in Schedule 6.1(r) or except as are not reasonably likely to have a Material Adverse Effect. To the best knowledge of the Borrower, there are no conditions or occurrences on any property owned or operated by the Borrower or on any property adjoining or in the vicinity of any such property that are reasonably likely to form the basis of an Environmental Claim against the Borrower or any such property that individually or in the aggregate are reasonably likely to have a Material Adverse Effect. To the best of the Borrower's knowledge, (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any property owned or operated by the Borrower in a manner that has violated or could reasonably be expected to violate any Environmental Law, and (ii) Hazardous Materials have not at any time been released on or from any property owned or operated by the Borrower, in the case of both (i) and (ii), with such exceptions as are not reasonably likely to have a Material Adverse Effect.

      (s) Existing Indebtedness. The Borrower has no existing Indebtedness outstanding as of the Effective Date other than the Obligations hereunder and other Permitted Indebtedness.

      (t) Year 2000. The Borrower has reviewed the areas within its business and operations which could reasonably be expected to be materially and adversely affected by, and Transocean has developed or is developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Transocean and the Borrower may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), has made or is making related inquiry of material suppliers and vendors, and based on such review and program, the Borrower believes that the

"Year 2000 Problem" will not have a Material Adverse Effect. The foregoing statement constitutes "year 2000 readiness disclosure" as such term in defined is the Year 2000 Information and Readiness Disclosure Act.

                                  ARTICLE VII

                                   COVENANTS

          Section 7.1. Covenants of the Borrower. The Borrower hereby covenants and agrees that, so long as any Commitment is outstanding hereunder or any other Obligation is due and payable hereunder:

      (a) Corporate Existence. The Borrower will preserve and maintain its corporate existence. The Borrower shall not form any subsidiaries or enter into any partnerships, joint ventures or any other business combinations.

      (b) Maintenance of Drillship and Rig. Subject to the terms, conditions, restrictions and limitations set forth in the Operative Documents, the Borrower shall take, or shall cause to be taken, all actions necessary for the performance and satisfaction of all of its obligations under the Operative Documents, including:

            (i) enforcing, or causing to be enforced, performance by the builders of the Drillship and the Rig and each other party to any construction contract with the Borrower and/or Transocean with respect to the construction of the Drillship and the upgrade of the Rig of their respective warranties and other construction obligations with respect to the design, engineering and construction thereof and pursuing remedies with respect to the breach of any of these obligations;

            (ii) obtaining and maintaining all material permits, licenses, consents, approvals and other authorizations, including those required under all applicable laws, from all governmental authorities necessary to be obtained by it in connection with the operation and maintenance of the Drillship and the Rig as required by the Amoco Contracts, the Transocean Contracts or the Substitute Contracts, as applicable;

            (iii) operating and maintaining the Drillship and the Rig in accordance with the requirements of the Amoco Contracts, the Transocean Contracts or the Substitute Contracts, as applicable; and

            (iv) maintaining all books and records with respect to the operation and maintenance of the Drillship and the Rig as required by the Amoco Contracts, the Transocean Contracts or the Substitute Contracts, as applicable;

all of the foregoing subject to such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; provided that this Section 7.1(b) shall not require the Borrower to perform any obligation under any contract to which it is a party if it shall be contesting such obligation in good faith and if reserves in conformity with GAAP have been provided therefor. The Borrower will, in all material respects, maintain each of the Drillship and the Rig in as good an operating condition as at the date of the Amoco Letter of Acceptance (ordinary wear and tear excepted), in compliance with all applicable laws and regulations regarding maintenance and operation and in accordance with manufacturer's warranties and recommended maintenance procedures, if any. In no event shall the Drillship or the Rig be maintained or serviced in all material respects to a lesser standard of maintenance than employed by Transocean or its Affiliates for similar drillships or rigs, as the case may be, owned or leased by it in similar locations or jurisdictions.

      (c) Taxes. The Borrower will duly pay and discharge all Taxes upon or against it or its properties before penalties accrue thereon, unless and to the extent that the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP.

      (d) ERISA. The Borrower will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Borrower and will promptly notify the Agent upon an officer of the Borrower becoming aware thereof, of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) the Borrower's intention to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA; and (iv) the receipt by the Borrower of notice of the occurrence of any event that is reasonably likely to result in the incurrence of any liability (other than for benefits), fine or penalty to the Borrower that would be material to the Borrower or any Plan amendment that is reasonably likely to materially increase the contingent liability of the Borrower in connection with any post-retirement benefit under a welfare plan subject to ERISA.

      (e) Burdensome Restrictions, Etc. Promptly upon any officer of the Borrower becoming aware thereof, the Borrower shall give to the Agent written notice of (i) the adoption of any new requirement of law which is reasonably likely to have a Material Adverse Effect, and (ii) the existence or occurrence of any strike, slow down or work stoppage which is reasonably likely to have a Material Adverse Effect.

      (f) Insurance. (i) Types of Insurance Required. The Borrower shall maintain, or cause to be maintained, with reputable insurance companies reasonably acceptable to the Agent, the types of insurance required to be maintained by it under the Amoco Contracts, the Transocean Contracts or the Substitute Contracts, as applicable, in at least the amounts required thereunder and, at a minimum, the following types of insurance in at least the following amounts:

            (1) Workmen's Compensation and Employer's Liability insurance which shall fully comply with the laws of the State of Louisiana (and such other states, countries or jurisdictions where the Borrower shall operate), such policy to contain the following endorsements covering:

                  (x) United States Longshoremen's and Harbor Workers' Compensation Act;

                  (y) Employer's Liability covering marine operations with minimum limits of liability of $1,000,000 for deaths or injuries arising out of one occurrence; and

                  (z) United States Longshoremen's and Harbor Workers' Compensation Act as applicable to the Outer Continental Shelf Lands Act (if applicable).

            (2) Comprehensive General Liability or Commercial General Liability (or equivalent coverage) insurance including Contractual Liability and suitably endorsed to cover maritime operations with minimum limits of $1,000,000 per occurrence for deaths or injuries and property damage arising out of one accident (if this contract is governed by the laws of the State of Texas, the minimum limits for contractual liability insurance shall be no less than $500,000).

            (3) Automobile Public Liability and Property Damage insurance with a minimum limit of $1,000,000 for injury or death of one person, $1,000,000 for injuries or deaths arising out of one accident and $1,000,000 property damage arising out of one accident.

            (4) Vessel Insurance: The Drillship and the Rig, and any other vessels owned, chartered or operated in performance of any operations of the Borrower, shall be covered with (x) P&I Insurance (on SP23 Form or equivalent) including crew, which may be part of Transocean's policy, in amounts equal to the greater of the coverage afforded under Transocean's policy as in effect from time to time and the amount that would be obtained by reasonably prudent operators of the general expertise of Transocean owning and operating vessels such as the Drillship and Rig and (y) hull insurance (on a current American Institute or equivalent hull form), including wreck removal coverage (legal, contractual and voluntary) and full collision coverage (floating and stationary). The hull policy with respect to the Drillship shall have a minimum limit of not less than the book value of such vessel based upon a 30 year straight line amortization and the hull policy with respect to the Rig shall have a minimum limit of an amount to be agreed by the Agent and the Borrower as of the Effective Date and each anniversary thereafter based upon the remaining Vessel Amortization Payments and "Vessel Amortization Payments" under the Transocean Contracts Loan Agreement for the Rig.

            (5) Mortgagee's Interest/Breach of Warranty Insurance (on a current London Institute mortgagees interest clause - hulls form) on each of the Drillship and the Rig in a minimum limit of not less than $250,000,000 for the Drillship and in an amount to be agreed by the Agent and the Borrower for the Rig as of the Effective Date and each anniversary thereafter based upon the remaining Vessel Amortization Payments, and the remaining "Vessel Amortization Payments" under the Transocean Contracts Loan

     Agreement, for the Rig. Such insurance may be obtained through an endorsement to the required hull insurance.

            (6) Umbrella or Excess Liability insurance with a limit of at least $50,000,000, following the form of all underlying liability policies.

            (7) If the Drillship or the Rig shall at any time be located in war-endangered waters or in other waters which may under the hull policy be considered excluded by any "free of capture and seizure" clause, the Borrower shall give prompt prior written notice thereof to the Agent, and at the request of the Agent shall insure (through a separate policy or by endorsement to the applicable hull policy) such vessel against war and political risks in the amount required to be maintained under the hull policy with respect thereto.

No deductible under any of such policies shall exceed $250,000, unless such deductible amount under any such policy shall become unavailable on commercially reasonable terms. The Borrower shall not self-insure any of such risks. The hull policies (including any war and political risk coverage) shall each name the Collateral Agent as a named assured and a loss payee (provided that the Collateral Agent need not be named as a loss payee with respect to any "sue and labor" coverage), the liability insurance policies required herein shall name the Collateral Agent as a named assured and the mortgagee's interest/breach of warranty policy or endorsement shall name only the Collateral Agent as a named assured and loss payee. Each of such policies shall be reasonably acceptable to the Agent and shall provide that the Collateral Agent shall have no responsibility for payment of premium and that it shall not terminate without at least thirty (30) days' (or such fewer days, if any, in the case of cancellation pursuant to any war and related risk termination clauses contained in such policies) advance written notice to the Collateral Agent.

      (ii) Loss of Hire. From and after the Funding Date and during the term of the Amoco Contract or any Substitute Contract with respect to the Drillship and the Rig, respectively, the Borrower shall maintain loss of hire insurance for a period of at least eighteen (18) months (or, if less, for the then remaining scheduled term of such Amoco Contract or Substitute Contract, as the case may
be) and in an amount equal to at least $137,000 (reduced by the amount of any reduction in the stated operating dayrate to be paid by Amoco under the Amoco Drillship Contract to the extent the Borrower, as a result of such reduction, is required to make a prepayment of the Loans pursuant to Section 2.5(g)) per day with respect to the Drillship and $68,600 (or $50,000, if the operating dayrate is reduced to $75,000 per day pursuant to the terms of the Amoco Rig Contract) per day with respect to the Rig for such period (subject to a maximum ninety
(90) day deductible). If the Borrower shall make a mandatory prepayment of the remaining Vessel Amortization Payments for either the Drillship or the Rig as provided in Section 2.5(a) or (b), as applicable, together with all other amounts required to be paid therein, the Borrower shall no longer be required to maintain loss of hire insurance with respect to the affected vessel. Such loss of hire policy shall be reasonably acceptable to the Agent, shall name the Collateral Agent as a named assured and a loss payee and shall provide it shall not terminate without at least thirty (30) days' advance written notice to the Collateral Agent.

      (iii) Insurance Reserve. On the Funding Date, the Borrower shall establish (but not then be required to fund) a single insurance reserve account with the Collateral Agent for both this Agreement and the Transocean Contracts Loan Agreement (the "Insurance Reserve"). As used herein, the term "Insurance Reserve Required Amount" shall mean, at any date of computation, an amount equal to the aggregate of $137,000 (reduced by the amount of any reduction in the stated operating dayrate to be paid by Amoco under the Amoco Drillship Contract to the extent the Borrower, as a result of such reduction, is required to make a prepayment of the Loans pursuant to Section 2.5(g)) with respect to the Drillship and $68,600 (or $50,000, if the operating dayrate is reduced to $75,000 per day pursuant to the terms of the Amoco Rig Contract) with respect to the Rig times the number of days in the period of any deductible under the applicable loss of hire policy or policies maintained by the Borrower pursuant to Section 7.1(f)(ii), subject to the reduction as set forth herein. If the Borrower shall make a mandatory prepayment of the remaining Vessel Amortization Payments for either the Drillship or the Rig as provided in Section 2.5(a) or
(b), as applicable, together with all other amounts required to be paid therein, the Insurance Reserve Required Amount shall permanently be reduced by a percentage, the numerator of which is the product of (i) either $137,000 (reduced by the amount of any reduction in the stated operating dayrate to be paid by Amoco under the Amoco Drillship Contract to the extent the Borrower, as a result of such reduction, is required to make a prepayment of the Loans pursuant to Section 2.5(g)) with respect to the Drillship or $68,600 (or $50,000, if the operating dayrate is reduced to $75,000 per day pursuant to the terms of the Amoco Rig Contract) with respect to the Rig, whichever is applicable, times (ii) the number of days in the period of any deductible under the loss of hire policy then in effect for the applicable vessel, and the denominator of which is the Insurance Reserve Required Amount immediately in effect before such prepayment (the "Vessel Percentage"). If a loss of hire event of a nature covered by the loss of hire insurance policy or policies maintained pursuant to Section 7.1(f)(ii) shall occur with respect to the Drillship or the Rig during the term of the Amoco Contract or any Substitute Contract for the applicable vessel, the Borrower shall deposit (or cause to be deposited) into the Insurance Reserve, as and when necessary for the Borrower to be able to pay timely and in full its Obligations and the Transocean Contracts Obligations becoming due and payable, an aggregate amount equal to the amount of loss of hire insurance proceeds foregone with respect to such loss of hire event as a result of any deductible under the loss of hire insurance policy then in effect, provided that the Borrower shall not be obligated to make any deposit into the Insurance Reserve (pursuant to any provision of this Section 7.1(f)(iii) or any comparable provision of the Transocean Contracts Loan Agreement) to the extent that, after giving effect to such deposit, the aggregate amount theretofore at any time deposited by or on behalf of the Borrower into the Insurance Reserve (pursuant to any provision of this Section 7.1(f)(iii) or any comparable provision of the Transocean Contracts Loan Agreement) would exceed an amount equal to the Insurance Reserve Required Amount then in effect less the aggregate amount of any prior deposits (pursuant to any provision of this Section 7.1(f)(iii) or any comparable provision of the Transocean Contracts Loan Agreement) into the Insurance Reserve to the extent not repaid by the Borrower to Transocean pursuant to the terms and conditions hereof or (without duplication) recouped out of Excess Cash Flow pursuant to the last sentence of the definition thereof. The Borrower shall thereafter use (and the Collateral Agent shall make available to the Borrower) the funds in the Insurance Reserve and then the loss of hire insurance proceeds to pay its Obligations, its Transocean Contracts Obligations and/or its Swap Obligations as they become due under the relevant documents. The Borrower (or Transocean on behalf of the Borrower) also in its discretion may make deposits into the Insurance Reserve from time to time (and such deposits shall constitute funding or replenishment of the Insurance Reserve for purposes of the last sentence of the definition of the term "Excess Cash Flow"). If an Event of Loss or a Casualty Loss shall occur, the Borrower shall fund the Insurance Reserve as set forth in the third preceding sentence, and shall thereafter use (and the Collateral Agent shall make available to the Borrower) the funds in the Insurance Reserve, as necessary, to pay its Obligations, its Transocean Contracts Obligations and/or its Swap Obligations as they become due under the relevant documents. If the amount of funds in the Insurance Reserve shall at any time exceed the Insurance Reserve Required Amount for any reason (such as, for example, the lowering of the deductible under the loss of hire insurance policies), the Collateral Agent shall upon request of the Borrower release the excess amount to the Borrower. The Collateral Agent shall invest and reinvest the amounts in the Insurance Reserve in such Cash Equivalents as the Borrower may specify from time to time, and shall liquidate such investments as it may be directed from time to time by the Borrower (unless an Event of Default shall have occurred and be continuing hereunder, in which event the Borrower hereby authorizes the Collateral Agent to liquidate any such investments in its sole discretion without any further direction or authorization from the Borrower), and all such investments shall be deemed to constitute part of the Insurance Reserve for all purposes of this Agreement. On the Collateral Termination Date, all amounts in the Insurance Reserve shall be released to the Borrower.

      (iv) Insurance Certificate. The Borrower will (i) on or before March 31st of each calendar year and (ii) on the request of the Agent, furnish to the Agent a certificate from a Senior Officer of the Borrower setting forth the nature and extent of the insurance and the amount of the Insurance Reserve maintained pursuant to this Section 7.1(f).

      (g) Financial Reports and Other Information. (i) The Borrower will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Borrower as any Lender may reasonably request; and, without any request, will furnish to the Agent:

            (x) within sixty (60) days after the end of each of the first three
     (3) fiscal quarters of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such fiscal quarter and the related statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail and certified by the chief financial officer of the Borrower that they fairly present the financial condition of the Borrower and as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of footnotes;

            (y) within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such fiscal year and the related statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited (in the case of each full calendar year from and after the Funding Date) by an independent nationally-recognized accounting firm; and

            (z) on each Amortization Date, a written certificate (the "Monthly Report") signed by the Borrower's chief financial officer (or other financial officer of the Borrower), in his or her capacity as such, (i) showing in reasonable detail the Excess Cash Flow calculation for the preceding calendar month and (ii) showing in reasonable detail the calculation of the Borrowing Base as of the date of such certificate.

The Agent will forward promptly to the Lenders the information provided by the Borrower pursuant to (x), (y) and (z) above.

            (ii) Each financial statement furnished to the Agent pursuant to subsections (x) and (y) of Section 7.1(g)(i) shall be accompanied by a written certificate signed by the Borrower's chief financial officer (or other financial officer of the Borrower), in his or her capacity as such,
     (i) to the effect that no Default then exists or, if any such Default exists as of the date of such certificate, setting forth a description of such Default and specifying the action, if any, taken by the Borrower to remedy the same, (ii) stating the then outstanding principal amount, if any, of any loan or advance from Transocean to the Borrower to fund the Cash Flow Reserve or the Insurance Reserve and the remaining obligation of Transocean to fund each of the Cash Flow Reserve and the Insurance Reserve, and (iii) stating that the Year 2000 remediation efforts of the Borrower are proceeding as scheduled.

            (iii) Promptly upon receipt thereof, the Borrower will provide the Agent with a copy of each report or "management letter" submitted to the Borrower by its independent accountants or auditors in connection with any annual, interim or special audit made by them of the books and records of the Borrower and each "management letter" submitted to the Borrower by its independent accountants or auditors and any report by any regulator regarding the Year 2000 exposure, program or progress of Transocean and its Subsidiaries;

            (iv) Promptly after any officer of the Borrower obtains knowledge of any of the following, the Borrower will provide the Agent with written notice in reasonable detail of:

                  (x) any pending or threatened material Environmental Claim against the Borrower or any property owned or operated by the Borrower;

                  (y) any condition or occurrence on any property owned or operated by the Borrower that results in material noncompliance by the Borrower with any Environmental Law; and

                  (z) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower other than in the ordinary course of business.

            (v) The Borrower will promptly, and in any event within five (5) days, after a Senior Officer has knowledge thereof, give written notice to the Agent of (who will in turn provide notice to the Lenders of): (i) the occurrence of any Default; (ii) any litigation or governmental proceeding of the type described in Section 6.1(d); (iii) any circumstance that has had or reasonably threatens a Material Adverse Effect, including, without limitation, the revocation, change, modification or reconsideration of any license, consent or approval which has had or reasonably threatens a Material Adverse Effect; (iv) the downgrading, withdrawal or suspension of any rating by any Rating Agency of any indebtedness of Amoco; (v) any investigation of the Drillship or the Rig for a violation of applicable law; or (vi) any assignment by Amoco, or any assignee of Amoco, of its rights and obligations under either the Amoco Drillship Contract or the Amoco Rig Contract.

     If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Lender and, until Amsterdam has no Loans outstanding after the Amsterdam Termination Date, to each CP Dealer and each Rating Agency.

      (h) Lender Inspection Rights. Upon reasonable notice from the Agent or any Lender, the Borrower will permit the Agent or any Lender (and such Persons as the Agent or such Lender may reasonably designate) during normal business hours at such entity's sole expense unless a Default shall have occurred and be continuing, in which event at the Borrower's expense, to visit and inspect any of the properties of the Borrower, to examine all of its books and records, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Agent and any Lender (and such Persons as the Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Borrower), all as often, and to such extent, as may be reasonably requested. The chief financial officer of the Borrower and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Agent or the Lenders and such accountants. The Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 7.1(h) and/or Section 7.1(g) and to coordinate the exercise by the Lenders of such rights.

      (i) Conduct of Business. The Borrower will not engage in any line of business other than the construction, ownership and operation of the Drillship and the Rig.

      (j) Interest Rate Protection. The Borrower will maintain its outstanding Interest Rate Protection Agreements (and/or other Interest Rate Protection Agreements providing the same interest protection) in effect for the term of the applicable Loans hereunder. If an Event of Default shall have occurred and be continuing and the Instructing Group shall have elected to take action with respect thereto (unless not required hereunder because of an insolvency event), the Borrower shall effect a "true-up" of the financial terms of the Interest Rate Protection Agreement or Agreements in effect at such time to the extent necessary to eliminate any over-hedged position at such time as a result of any prior optional or mandatory prepayment of the Obligations. If the Agent or a Lender is the counterparty to an Interest Rate Protection

Agreement, any obligations of the Borrower thereunder shall be secured pari passu by the Collateral.

      (k) Limitation on Dividends; Negative Pledges. The Borrower will not pay any dividends or make any other distributions on its capital stock so long as a Default shall have occurred and be continuing, and it shall only make dividends or distributions on its capital stock out of (i) its portion of Excess Cash Flow, (ii) any excess Event of Loss Proceeds, Casualty Proceeds or loss of hire insurance proceeds after compliance in full with Sections 2.5(a), 7.1(f) and 7.1(j) as applicable, (iii) the amount of the stated operating dayrate (express or implicit) in any Substitute Contract paid to the Borrower above the stated dayrate (express or implicit) in the Transocean Contract for the applicable vessel but below the stated operating dayrate in the Amoco Rig Contract in effect on the Funding Date with respect to the Rig or below $181,000 with respect to the Drillship or (iv) in the event that any optional prepayments of the Loans are made, out of any other funds (provided that dividends pursuant to this clause (iv) shall not exceed in the aggregate the aggregate amount of all such optional prepayments) (all such permitted sources, the "Permitted Distribution Sources"). The Borrower may not redeem, purchase or otherwise acquire any shares of its capital stock or make any deposit for such purpose. The Borrower shall not enter into any agreement (other than the Operative Documents) expressly and directly prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or prohibiting or restricting the ability of the Borrower from amending or otherwise modifying any Credit Document, except that the Borrower
(x) may do so (l) in connection with the incurrence or assumption of any Indebtedness permitted to exist pursuant to Section 7.1(o)(other than, subject to clause (y) below, Section 7.1(o)(iv)), or (2) with respect to any particular property or asset (or the revenues associated therewith), in connection with any permitted transaction involving such property or asset (including, without limitation, prohibitions in agreements on the assignment or granting of a Lien thereon) and (y) may enter into any agreement with Transocean prohibiting or restricting the ability of the Borrower from amending or otherwise modifying this Agreement or any other Credit Documents.

      (l) Restrictions on Fundamental Changes. The Borrower shall not be a party to any merger into or consolidation with, or purchase or otherwise acquire all or substantially all of the assets or any of the stock of, any other Person, or (subject to Section 2.5(e)) sell the Drillship or the Rig or any of its stock unless any such merger or consolidation is with Transocean or any such sale is to Transocean and Transocean assumes the Borrower's Obligations hereunder, and Transocean delivers to the Agent a legal opinion in form and substance satisfactory to the Agent with respect to such merger, consolidation or sale.

      (m) Cash Flow Reserve. On the Funding Date, the Borrower shall establish (but not then be required to fund) a single cash flow reserve account with the Collateral Agent for both this Agreement and the Transocean Contracts Loan Agreement (the "Cash Flow Reserve"). As used herein, the term "Cash Flow Reserve Required Amount" shall mean (i) $20,630,000 during the ninety (90) day period immediately following the Funding Date, and (ii) $8,300,000 thereafter, in each case subject to reduction as set forth herein; provided, however, that for purposes of the calculation in the proviso to the next sentence, any amounts deposited by the Borrower into the Cash Flow Reserve up to $12,330,000 in the aggregate during the period that the Cash Flow Reserve Amount is $20,630,000 shall not be counted as having been previously so deposited once the Cash Flow Reserve Amount is reset to $8,300,000. If the Borrower shall be unable for any reason to pay timely and in full any of its Obligations or Transocean Contracts Obligations becoming due and payable, the Borrower shall deposit (or cause to be deposited) into the Cash Flow Reserve the incremental amount necessary for Borrower to be able to pay timely and in full such Obligations and Transocean Contracts Obligations becoming due and payable, provided that the Borrower shall not be obligated to make any deposit into the Cash Flow Reserve (pursuant to any provision of this Section 7.1(m) or any comparable provision of the Transocean Contracts Loan Agreement), to the extent that, after giving effect to such deposit, the aggregate amount theretofore at any time deposited by or on behalf of the Borrower into the Cash Flow Reserve (pursuant to any provision of this Section 7.1(m) or any comparable provision of the Transocean Contracts Loan Agreement) would exceed an amount equal to the Cash Flow Reserve Required Amount then in effect less the aggregate amount of any prior deposits into the Cash Flow Reserve (pursuant to any provision of this Section 7.1(m) or any comparable provision of the Transocean Contracts Loan Agreement), to the extent not repaid by the Borrower to Transocean pursuant to the terms and conditions hereof or (without duplication) recouped by the Borrower pursuant to the last sentence of the definition of the term "Excess Cash Flow." The Borrower shall use (and the Collateral Agent shall make available to the Borrower) the funds in the Cash Flow Reserve to pay its Obligations, its Transocean Contracts Obligations and/or its Swap Obligations as they become due under the relevant documents, provided that the funds in the Insurance Reserve shall first be used by the Borrower if a loss of hire event, an Event of Loss or a Casualty Event shall have occurred. The Borrower also may in its discretion fund or replenish the Cash Flow Reserve from time to time from any source of funds to any extent (and such deposits shall constitute funding or replenishment of the Cash Flow Reserve for purposes of the last sentence of the definition of the term "Excess Cash Flow"). If the Borrower shall elect a Vessel Financing Termination or if an Event of Loss shall occur with respect to either the Drillship or the Rig, and the Borrower shall make a mandatory prepayment of its Vessel Amortization Payments for the applicable vessel as provided in Section 2.5(a) or (b), as applicable and its "Vessel Amortization Payments" for the applicable vessel as provided in the comparable provisions of the Transocean Contracts Loan Agreement, then the Cash Flow Reserve Required Amount shall permanently be reduced by the Vessel Percentage thereof. The Collateral Agent shall invest and reinvest the amounts in the Cash Flow Reserve in such Cash Equivalents as the Borrower may specify from time to time, and shall liquidate such investments as it may be directed from time to time by the Borrower (unless an Event of Default shall have occurred and be continuing, in which event the Borrower hereby authorizes the Collateral Agent to liquidate any such investments in its sole discretion without any further direction or authorization from the Borrower), and all such investments shall be deemed to constitute part of the Cash Flow Reserve for all purposes of this Agreement. If the amount of funds in the Cash Flow Reserve shall at any time exceed the Cash Flow Reserve Required Amount (such as, for example, as a result of a prepayment of the Loans pursuant to Section 2.5(a) the Collateral Agent shall upon the request of the Borrower release the excess amount to the Borrower. On the Collateral Termination Date, all amounts in the Cash Flow Reserve shall be released to the Borrower.

      (n) Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Borrower, except the following (collectively, the "Permitted Liens"):

            (i) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers' compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which the Borrower is a party or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

            (ii) mechanics', workmen's, materialmen's, landlords', carriers', maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

            (iii) Liens for Taxes which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

            (iv) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

            (v) Liens arising out of judgments or awards against the Borrower or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower shall be prosecuting an appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (including interest, costs, fees and penalties, if any) of the Borrower secured by such Liens shall not exceed $5,000,000 at any one time outstanding;

            (vi) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

            (vii) rights reserved to or vested in any governmental, statutory or public authority to control, regulate or use any property of a Person;

            (viii)  Liens arising under Environmental Laws; and

            (ix) Liens created by the Operative Documents or the "Operative Documents" under the Transocean Contracts Loan Agreement.

      (o) Indebtedness. The Borrower shall not incur, assume or suffer to exist any Indebtedness, except the following (collectively, the "Permitted Indebtedness"):

            (i) Indebtedness under the Credit Documents or the Transocean Contracts Loan Agreement;

            (ii) Indebtedness incurred, assumed or existing in connection with the Liens permitted by Section 7.1(n);

            (iii) Interest Rate Protection Agreements as required by Section 7.1(j); and

            (iv) unsecured Indebtedness to Transocean or any of its Subsidiaries so long as (A) payment of such Indebtedness is subordinated to payment of the Borrower's Obligations hereunder during the continuance of any Default, no payments of principal, interest or fees on such Indebtedness are scheduled to be made before the Collateral Termination Date except for (w) repayments of any amounts paid by Transocean or any of its Subsidiaries in connection with (1) the design, engineering, construction and equipment of the Drillship and the acquisition, design, engineering, upgrade and equipping of the Rig as contemplated by the Amoco Drillship Contract and the Amoco Rig Contract, respectively, (2) insurance premiums or binder deposits under the insurance policies required or heretofore required to be maintained by the Borrower pursuant to any Operative Document or any "Operative Document" under the Transocean Contracts Loan Agreement, (3) the Interest Rate Protection Agreements required or heretofore required by
     Section 7.1(j) or by Section 6.10 of the Secured Credit Agreement (including, without limitation, any true-up costs or expenses with respect thereto) and (4) flagging costs and costs of obtaining certification of the Drillship and the Rig, (x) repayments of the principal of, and accrued interest on, any borrowings from Transocean or any of its Subsidiaries to fund Amoco or any substitute contracting party directed or requested capital expenditures out of payments therefor by Amoco or any substitute contracting party in excess of Fixed Operating Expenses, as applicable, (y) payments out of any Permitted Distribution Sources, or (z) repayments of the principal of, and accrued interest on, any borrowings from Transocean or any of its Subsidiaries to fund or replenish the Cash Flow Reserve or the Insurance Reserve (even if such funding of any such reserve was not at the time required), out of any incentive or bonus payments under the Amoco Drillship Contract or any Permitted Distribution Source or any Event of Loss Proceeds,

     Casualty Proceeds or loss of hire insurance proceeds paid over to the Borrower pursuant to Section 7.1(f), in each case so long as no Default shall have occurred and be continuing, and (B) the documentation with respect to such Indebtedness otherwise is reasonably satisfactory to the Agent.

      (p) Use of Property and Facilities; Environmental Laws. The Borrower shall comply in all material respects with all Environmental Laws applicable to or affecting the properties or business operations of the Borrower, where the failure to comply is reasonably likely to have a Material Adverse Effect.

      (q) Advances, Investments and Loans. The Borrower shall not lend money or make advances to any Person, guaranty any obligations of any Person or purchase or acquire any stock, indebtedness, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (any of the foregoing, an "Investment") except:

            (i) Investments (including, without limitation, of the Cash Flow Reserve and the Insurance Reserve) in Cash Equivalents and deposit accounts;

            (ii) receivables owing to the Borrower created or acquired in the ordinary course of business and payable on customary trade terms of the Borrower;

            (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (iv) Interest Rate Protection Agreements entered into in compliance with Section 7.1(j);

            (v) deposits and progress payments made in the ordinary course of business;

            (vi) unsubordinated demand loans to Transocean out of any Permitted Distribution Sources; and

            (vii) temporary Investments of cash not otherwise permitted above to the extent the same is being held to fund reasonably anticipated working capital needs, not to exceed the equivalent of $5,000,000 in the aggregate.

      (r) Modifications of Corporate Documents and Contracts. (i) The Borrower shall not amend, modify or change in any way materially adverse to the interests of the Lenders, its certificate of incorporation, by-laws or other corporate governance documents.

      (ii) The Borrower shall not amend, modify or change in any way any of the Amoco Contracts, the Transocean Contracts or the Substitute Contracts (except as specifically contemplated thereby) so as to reduce the length of the term thereof, change in any respect materially adverse to the interests of the Lenders any of the time and manner, or reduce the amount of, any of the payments to be made thereunder by any party thereto other than the

Borrower, reduce in any respect materially adverse to the interests of the Lenders any of the insurance required to be maintained thereunder or change in any respect materially adverse to the interests of the Lenders any of the terms thereof, in each case, without the consent of the Instructing Group; provided, however, that (i) the Borrower may amend, modify or change in any way the Functional Requirements for the Drillship or the Rig with the consent of Amoco so long as such amendment, modification or change does not materially diminish the value, useful life or anticipated utility of the applicable vessel and (ii) the Borrower and Transocean may terminate either or both of the Transocean Contracts if either (x) the Transocean Contracts Loans, together with all accrued and unpaid interest thereon and any breakage fees due under the Transocean Contracts Loan Agreement, shall have been paid in full, or (y) the Borrower enters into a substitute contract (whether through an extension of either of the Amoco Contracts or a new contract with Amoco or with another Person) providing for the lease or employment of the Drillship or the Rig, as applicable, the anticipated cash flow under which is no less than that under the relevant Transocean Contract containing collateral assignment provisions no less favorable to the Borrower than the provisions of the applicable Amoco Contract and containing non-financial terms and provisions (including, without limitation, with respect to the operating dayrates, cost reimbursements, the term, insurance, force majeure and defaults thereunder), that overall are no less favorable to the Borrower than the non-financial terms and provisions of the applicable Amoco Contract and otherwise are reasonably satisfactory to the Agent, with Amoco or with another Person which has an investment grade rating of at least BBB from S&P and Baa2 from Moody's and not on credit watch for a downgrade of such ratings to below either such level, as applicable, and if the Borrower provides to the Collateral Agent (for the benefit of, without limitation, the Lenders) a Lien upon the Borrower's interest in any such Substitute Contract pursuant to an assignment in substantially the form of the Assignments of Amoco Contracts and obtains the consent of the substitute contracting party to such assignment in form and substance reasonably satisfactory to the Agent. Any such Substitute Contract shall be substituted for the applicable Transocean Contract (i) when it shall have become effective, and
(ii) when it shall have been reasonably accepted by the Agent as a Substitute Contract in compliance with the criteria contained herein as evidenced by a consent from the Agent to the Borrower. The Agent shall promptly provide the Lenders with a copy of any Substitute Rig Contract or Substitute Drillship Contract and its consent thereto.

      (iii) The Borrower shall not, without the consent of the Instructing Group, amend, modify or supplement, in each case in any way materially adverse to the interests of the Lenders, the License Agreement or the O&M Contracts.

      (iv) The Borrower shall not, after the date hereof, enter into, or amend or modify, any Operative Document, Substitute Contract or Interest Rate Protection Agreement without the prior written consent of Transocean.

      (s) Transfers of Assets. The Borrower shall not permit any Transfer of an asset (other than the Rig and related assets in connection with a Vessel Financing Termination) except:

            (i) the Transfer of equipment and other assets in the ordinary course of business including the repayment of the Loans;

            (ii) the retirement or replacement of assets in the ordinary course of business;

            (iii)  any Investment permitted by Section 7.1(q);

            (iv) the Liens permitted by Section 7.1(n);

            (v) the Transfer of assets that are obsolete, worn out or no longer useful in the business of the Borrower;

            (vi) exchanges of assets that are of a like kind and value;

            (vii) any Transfer of the Drillship or the Rig to Transocean pursuant to Section 7.1(r); and

            (viii) any Transfer permitted or effected under the O&M Contracts or the Transocean Contracts.

      (t) Transactions with Affiliates. Except as otherwise specifically permitted herein, the Borrower shall not enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Affiliate, but excluding the transactions and arrangements contemplated by the Operative Documents and excluding any tax-sharing agreement between Transocean and the Borrower, including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, except pursuant to the requirements of the Borrower's business and unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, is fair and equitable to the Borrower.

      (u) Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Article VII, the Borrower shall conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that this Section 7.1(u) shall not require the Borrower to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith is not reasonably likely to have a Material Adverse Effect.

      (v) Bank Accounts. The Borrower shall maintain separate bank accounts from Transocean and its Subsidiaries.

      (w) Notice of Change of Definitions. The Borrower shall give written notice to the Agent of any change of any of the definitions in the Transocean Credit Facility that would cause any change in any of the definitions contained herein within five (5) days of any such change. The Agent shall in turn promptly provide such notice to the Lenders.

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

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

            Section 8.1.  Events of Default.     Any one or more of the
following shall constitute an Event of Default:

      (a) default by the Borrower in the payment of the principal amount of any Loan, any interest thereon or any fees payable hereunder within two (2) Business Days following the date when due;

      (b) default by the Borrower in the observance or performance of any covenant set forth in Section 7.1(g)(v)(i) (if the Borrower shall have failed to give the applicable written notice contemplated by Section 7.1(g)(v)(i) within five (5) days after a Senior Officer of the Borrower first having knowledge of the occurrence of any Default), 7.1(k), 7.1(l), 7.1(r) or 7.1(s);

      (c) any event of default or default described in a Security Document, any of the O&M Contracts or the License Agreement, other than any Events of Default specifically provided in this Section 8.1, shall occur and remain unremedied after any applicable grace period therefor, or if no grace period is provided therein, the applicable grace period for purposes hereof shall be thirty (30) days following notice to the Borrower by the Agent of the occurrence of such event of default or default;

      (d) default by any Credit Party in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a), (b) or
(c) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by the Agent;

      (e) any representation or warranty made or deemed made herein or in any other Credit Document by the Borrower or Transocean proves untrue in any material respect as of the date of the making, or deemed making, thereof;

      (f) default occurs in the payment when due of Indebtedness in an aggregate principal amount of $5,000,000 or more when aggregated with any Indebtedness described in Section 8.1(1) which is then in default, of the Borrower (other than Indebtedness to Transocean or any of its Subsidiaries) after any applicable grace period therefor, and such default, if in payment when due of Indebtedness, continues for a period of time sufficient to permit the holder or beneficiary of such Indebtedness, or a trustee therefor, to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase, or other early funding thereof;

      (g) the Borrower, Transocean, Amoco (during the stated term (other than any portion thereof cancelled pursuant to the Free Cancellation Right) of either Amoco Contract) or any substitute contracting party under a Substitute Contract (during the stated term of any such Substitute Contract) (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due,
(iii) makes a general assignment for
the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this
Section 8.1(g);

      (h) a custodian, receiver, trustee, liquidator or similar official is appointed for the Borrower, Transocean, Amoco (during the stated term (other than any portion thereof cancelled pursuant to the Free Cancellation Right) of either Amoco Contract), or any substitute contracting party under a Substitute Contract (during the stated term of any such Substitute Contract), or any substantial part of its property under the Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(g)(v) is instituted against the Borrower, Transocean, Amoco or such substitute lessee, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

      (i) the Borrower or Transocean fails within thirty (30) days with respect to a judgment or order that is rendered in the United States or sixty (60) days with respect to a judgment or order that is rendered in a foreign jurisdiction (or such earlier date as any execution on such judgment or order shall take place) to vacate, pay, bond or otherwise discharge any judgment or order for the payment of money the uninsured portion of which is in excess of $5,000,000 with respect to the Borrower and $15,000,000 with respect to Transocean and which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

      (j) the Borrower fails to pay when due an amount aggregating in excess of $5,000,000 that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Borrower in excess of $5,000,000 (a "Material Plan") is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Borrower or to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

      (k) any Credit Party or any Person authorized to act on behalf of a Credit Party challenges the validity of any Credit Document or such Credit Party's obligations thereunder in any material respect, or any Credit Document ceases, other than in accordance with its terms, to be valid and binding or ceases, in any material respect, other than in accordance with its terms, to give to the Agent and the Lenders the Liens, rights, and powers purported to be granted in their favor thereby;

      (l) the Borrower shall default in any payment under any Interest Rate Protection Agreement required pursuant to Section 7.1(j) when obligated to make such payment, whether by acceleration or otherwise, and such payment default shall continue after any applicable grace period and be in an amount in excess of $5,000,000 when aggregated with all Indebtedness described in Section 8.1(f) which is then in default as described in Section 8.1(f);

      (m) Transocean shall fail to directly or indirectly own one hundred percent (100%) of the stock of the Borrower;

      (n) any event of default under the Transocean Performance Guaranty shall occur and shall be continuing (it being understood and agreed that such event of default shall cease to be "continuing" for the purposes of this Agreement when it shall cease to constitute a continuing event of default under the Transocean Performance Guaranty for any reason (including without limitation as a result of the curing thereof or any waiver or modification thereunder)) after any applicable cure period therefor;

      (o) any event of default under the Transocean Contracts Loan Agreement shall occur and shall be continuing (it being understood and agreed that such event of default shall cease to be "continuing" for the purposes of this Agreement when it shall cease to constitute a continuing event of default under the Transocean Contracts Loan Agreement for any reason (including, without limitation, as a result of the curing thereof or any waiver or modification thereunder)) after any applicable grace period therefor;

      (p) any event of default shall occur under the Transocean Credit Facility and shall be continuing (it being understood and agreed that such event of default shall cease to be "continuing" for the purposes of this Agreement when it shall cease to constitute a continuing event of default under the Transocean Credit Facility for any reason (including, without limitation, as a result of the curing thereof or any waiver or modification thereunder)) after any applicable grace period therefor; provided that such event shall not be an Event of Default hereunder so long as (i) the Cash Flow Reserve and the Insurance Reserve shall be funded to the maximum extent that the Borrower then could be required to fund such accounts pursuant to Section 7.1(f)(iii) or 7.1(m), (ii) the Borrower has effected a "true-up" of the financial terms of the Interest Rate Protection Agreement or Agreements in effect at such time to the extent necessary to eliminate any over-hedged position at such time as a result of any prior optional or mandatory prepayment of the Obligations and (iii) the stated operating dayrate reduction described in Section 2.5(h) shall not have occurred, or if such event shall have occurred, the Borrower or Transocean shall have made the mandatory prepayment required in Section 2.5(h) as a result thereof; or

      (q) any default (as defined in the applicable contract) or event of default (as defined in the applicable contract) under any of the Amoco Contracts, the Transocean Contracts or the Substitute Contracts shall occur and shall be continuing (it being understood and agreed that such default or event of default shall cease to be "continuing" for the purposes of this Agreement when it shall cease to constitute a continuing default or event of default under any such agreement for any reason (including without limitation as a result of the curing thereof or any waiver or modification thereunder)) after any applicable grace period therefor, or any of such contracts shall be cancelled or terminated (other than if a cancellation fee or termination fee is to be paid pursuant to the terms thereof, other than the free cancellation provided in the Amoco Rig Contract and other than any termination of a Transocean Contract in accordance with Section 7.1(r)) or otherwise no longer in full force and effect prior to the stated term thereof, including, without limitation, as a result of an Event of Loss or Casualty Loss (unless the Borrower is in compliance with Section 2.5(a) or (b), as applicable and Sections 7.1(f)(iii) and 7.1(m)) or an event of Force Majeure; provided, that it shall not be an Event of Default hereunder if the Borrower shall be contesting in good faith any dispute in connection with any of such contracts so long as reserves in accordance with GAAP are established and all Obligations of the Borrower are being timely paid hereunder.

          Section 8.2.  Non-Bankruptcy Defaults.     When any Event of Default
(other than those described in Section 8.1(g) or (h) with respect to the Borrower) has occurred and is continuing, the Agent shall, by notice to the
Borrower: (a) if so directed by the Instructing Group, terminate the remaining Commitments to the Borrower hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Instructing Group, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower. The Agent, after giving notice to the Borrower pursuant to this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

          Section 8.3. Bankruptcy Defaults. When any Event of Default described in Section 8.1(g) or (h) has occurred and is continuing with respect to the Borrower, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower; and all Commitments of the Lenders hereunder shall immediately terminate.

          Section 8.4.  Notice of Default.     The Agent shall give notice to
the Borrower under Section 8.2 promptly upon being requested to do so by the Instructing Group and shall thereupon notify all the Lenders thereof.

                                   ARTICLE IX

                                   THE AGENTS

          Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the "Agent" and the "Collateral Agent" hereunder and under the other Credit Documents and authorizes the Agent and the Collateral Agent to take such actions and to exercise such powers as are delegated to the Agent and the Collateral Agent hereby and under any Credit Document and to exercise such other powers as are reasonably incidental thereto. Neither the Agent nor the Collateral Agent shall have any duties other than those expressly set forth herein or any fiduciary relationship with any Lender, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent or the Collateral Agent. Neither the Agent nor the Collateral Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower.

          Section 9.2. Delegation of Duties. The Agent and the Collateral Agent may execute any of their duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          Section 9.3. Exculpatory Provisions. Neither the Agent nor the Collateral Agent nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person's gross negligence or willful misconduct. Neither the Agent nor the Collateral Agent shall be responsible to any Lender or other Person for (i) any recitals, representations, warranties or other statements made by the Borrower, Transocean or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document, (iii) any failure of the Borrower, Transocean or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article V except the receipt of documents to be received by it as provided therein. Neither the Agent nor the Collateral Agent shall have any obligation to any Lender to ascertain or inquire about the observance or performance of any agreement contained in any Credit Document or to inspect the properties, books or records of the Borrower, Transocean or any of their Affiliates.

          Section 9.4.  Reliance by Agent.  The Agent and the Collateral
Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent and the Collateral Agent. The Agent and the Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Lenders, and assurance of its indemnification, as it deems appropriate.

          Section 9.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Lender before the date of any Put or of any Borrowing that such Lender will not make available to the Agent the amount it is scheduled to remit as part of such Put or Borrowing the Agent may assume such Lender has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Lender shall not have made its Assumed Payment available to the Agent, such Lender (and the Borrower in the case of any Borrowing) hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the

Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

          Section 9.6. Notice of Defaults or Put Events. Neither the Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Put Event unless the Agent and the Collateral Agent have received notice from any Lender or the Borrower stating that a Default or Put Event has occurred hereunder and describing such Default or Put Event. The Agent and the Collateral Agent shall take such action concerning a Default or Put Event as may be directed by the Instructing Group (or, if required for such action, all of the Lenders), but until the Agent and the Collateral Agent receive such directions, the Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent and the Collateral Agent deem advisable and in the best interests of the Lenders.

          Section 9.7. Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent, the Collateral Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or the Collateral Agent hereafter taken, including any review of the affairs of the Borrower or Transocean, shall be deemed to constitute any representation or warranty by the Agent or the Collateral Agent. Each Lender represents and warrants to the Agent and the Collateral Agent that, independently and without reliance upon the Agent or the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, Transocean, and the Amoco Contracts and its own decision to enter into this Agreement and to take, or omit to take, action under any Credit Document. The Agent shall deliver each month to any Lender that so requests a copy of any report received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, neither the Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any information concerning the Borrower, Transocean or any of their Affiliates that comes into the possession of the Agent or the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          Section 9.8.  Agent and Affiliates.     The Agent and the Collateral
Agent and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Borrower, Transocean or any of their Affiliates and, in its roles as a Liquidity Provider and the Enhancer, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent or the Collateral Agent. The parties acknowledge that ABN AMRO acts as agent for Amsterdam and subagent for Amsterdam's management company in various capacities, as well as providing credit facilities and other support for Amsterdam not contained in the Credit Documents.

          Section 9.9. Indemnification. Each Committed Lender shall indemnify and hold harmless the Agent and the Collateral Agent and their officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or the Collateral Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or the Collateral Agent or such Person as a result of or related to any of the transactions contemplated by the Credit Documents or the execution, delivery or performance of the Credit Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or the Collateral Agent or such Person as finally determined by a court of competent jurisdiction).

          Section 9.10.  Successor Agent.     The Agent or the Collateral Agent
may, upon at least thirty (30) days' notice to the Borrower and each Lender, resign as Agent or the Collateral Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as the Agent or the Collateral Agent hereunder by a successor Agent or Collateral Agent, such successor Agent or Collateral Agent shall succeed to and become vested with all the rights and duties of the retiring Agent or Collateral Agent, and the retiring Agent or Collateral Agent shall be discharged from its duties and obligations under the Credit Documents. After any retiring Agent's or Collateral Agent's resignation hereunder, the provisions of Article IV and this
Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent or the Collateral Agent.

                                   ARTICLE X

                                 MISCELLANEOUS

          Section 10.1. Termination. Amsterdam shall cease to be a party hereto when the Amsterdam Termination Date has occurred, Amsterdam holds no Loan and all amounts payable to it hereunder have been indefeasibly paid in full, and thereafter Amsterdam shall have no rights hereunder (except to the extent that any right of Amsterdam survives the termination of this Agreement by the express terms hereof) and all references to Amsterdam shall be disregarded (except for references to Amsterdam in any provision relating to the survival of rights hereunder). This Agreement shall terminate following the Liquidity Termination Date when no Loans are held by a Lender and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and each Lender concerning any covenant made by the Borrower under Article IV, and under Section 9.9, shall survive such termination.

          Section 10.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent to act on telephone notices of Loans, Puts, and interest rate and Interest Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's records of all such conversations shall be deemed correct absent manifest error and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

          Section 10.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Borrower to, or for the benefit of, any Lender, or any other Person shall be paid or transferred to the Agent (for the benefit of such Lender or other Person). The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Borrower, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). To the fullest extent permitted by applicable law, the Borrower hereby authorizes the Agent to debit the Borrower Account for application to any amounts due and payable by the Borrower hereunder. Except as otherwise expressly provided in Section 2.7, the Borrower shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Borrower when due hereunder at a rate equal to the Base Rate plus 2% per annum, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day.

          Section 10.4. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender is hereby authorized by the Borrower at any time or from time to time, to the extent permitted by law, without notice to the Borrower or any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower to that Lender or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or that subsequent holder shall have made any demand hereunder. Each Lender shall promptly give notice to the Borrower of any action taken by it under this Section 10.4, provided that any failure of such Lender to give such notice to the Borrower shall not affect the validity of such setoff. Each Lender agrees with each other Lender a party hereto that if such Lender receives and retains any payment, whether by setoff or application of deposit balances or otherwise, on any of the Loans in excess of the share of payments to which such Lender is entitled under Section 3.2 on all such Obligations then owed to the Lenders hereunder, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lender as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

     Section 10.5.  Amendments, Waivers and Consents.  Subject to Sections
10.11 and 10.25, any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (and/or consented to) by (a) the Borrower, (b) the Instructing Group, and (c) if the rights or duties of the Agent or the Collateral Agent are affected thereby, the Agent or the Collateral Agent, as the case may be, provided that:

            (i) no amendment or waiver shall (A) increase the Aggregate Commitment without the consent of all Lenders or increase any Commitment of any Lender without the consent of such Lender or extend the Liquidity Termination Date with respect to a Lender without the consent of such Lender, (B) postpone any Amortization Date without the consent of all Lenders or reduce the amount (other than pursuant to Section 2.3(b)) of or postpone the date for any Scheduled Principal Payment or any scheduled payment of any interest on any Loan or any fee payable hereunder to any Lender without the consent of each Lender owed any such Obligation, (C) release any Collateral for any Obligation (including, without limitation, the Transocean Performance Guaranty) without the consent of all Lenders (except in connection with Transfers permitted under the Security Documents), or (D) amend or waive any provision of Article III without the consent of all Lenders; and

            (ii) no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 10.5 or the definition of Instructing Group or of Required Liquidity Providers or the number of Lenders required to take any action under any other provision of the Credit Documents.

To the extent that any amendment or waiver of any provision of any Operative Document (other than any Credit Document) requires any consent of the Lenders, such Operative Document may so be amended or waived if, but only if, such amendment or waiver is consented to by the Instructing Group.

          Section 10.6. Waivers. No failure or delay of the Agent or any Lender in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor (to the fullest extent permitted by applicable law) shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the

Borrower, the Lenders and the Agent shall be restored to their former position and rights and any Default or Put Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Default or Put Event. Any additional interest that has accrued after an Event of Default before the execution of a waiver thereof, solely as a result of the occurrence of such an Event of Default, may be waived by the Agent at the direction of the Lender entitled thereto or, in the case of interest owing to the Liquidity Providers, of the Required Liquidity Providers.

          Section 10.7. Successors and Assigns. This Agreement shall be binding upon the Borrower, each of the Lenders, the Agent, the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, each of the Lenders, the Agent, the Collateral Agent and their respective successors and assigns; provided, however, the Borrower may not assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Agent and the Collateral Agent, and the Agent and the Collateral Agent may not assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Section 9 and no Committed Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.8. Any Committed Lender may at any time pledge or assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Committed Lender; provided that no such pledge or assignment shall release a Committed Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank for such Committed Lender as a party hereto.

          Section 10.8. Participations and Assignments. (a) Participations. Any Committed Lender may at any time sell to one or more commercial banking institutions ("Participants") participating interests in any Borrowing owing to such Committed Lender, any Commitment of such Committed Lender or any other interest of such Committed Lender hereunder, provided that no Committed Lender may sell any participating interests in any such Borrowing, Commitment or other interest hereunder without also selling to such Participant the appropriate pro rata share of all its Borrowings, Commitments and other interests hereunder, and provided further that no Committed Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Committed Lenders or the Instructing Group hereunder or under any other Operative Document or to approve any amendment to or waiver of this Agreement or any other Operative Document except to the extent such amendment or waiver would (i) increase the amount of such Committed Lender's Commitment and such increase would affect such Participant,
(ii) reduce the principal of, or interest on, any of such Committed Lender's Loans, or any fees or other amounts payable to such Committed Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Committed Lender's Loans, or any fees or other amounts payable to such Committed Lender hereunder and such postponement would affect such Participant, (iv) release any Collateral for any Obligation, except as otherwise specifically provided in any Credit Document or (v) extend the Liquidity Termination Date with respect to such Participant. In the event of any such sale by a Committed Lender of participating interests to a Participant, such Committed Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Committed Lender shall remain solely responsible for the performance thereof, the Borrower and the Agent shall continue to deal solely and directly with such Committed Lender in connection with such Committed Lender's rights and obligations under this Agreement and such Committed Lender shall retain the sole right (as between itself and the Participant) to enforce the obligations of any Credit Party under any Credit Document. The Borrower agrees that if amounts outstanding under this Agreement shall have been declared or shall have become due and payable in accordance with Section 8.2 or 8.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Committed Lender under this Agreement, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Committed Lenders, and the Committed Lenders agree to share with such Participant, as provided in Section 10.4. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 4.7 and 4.4 with respect to its participation in the Commitments and the Borrowings outstanding from time to time, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Committed Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred and provided, further, that Sections 4.4(c) and 10.8(c) shall apply to the transferor Committed Lender with respect to any claim by any Participant pursuant to Section 2.8(b), 4.7 or 4.4 as fully as if such claim was made by such Committed Lender. Anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any Committed Lender any sum in excess of the sum the Borrower would have been obligated to pay to such Committed Lender hereunder if such Committed Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document.

      (b) Assignments. Any Committed Lender may at any time sell to (i) any other Committed Lender, or any affiliate thereof, that is a commercial banking institution not subject to Regulation T of the Board of Governors of the Federal Reserve System so long as such entity has a short-term rating of A-1 from S&P and P-1 from Moody's (unless otherwise agreed by the Agent, the Borrower and Transocean), (ii) with the prior written consent of the Agent and the Borrower (which shall not be unreasonably withheld or delayed), to one or more commercial banking institutions not subject to Regulation T of the Board of Governors of the Federal Reserve System and which has a short-term rating of A-1 from S&P and P-1 from Moody's (unless otherwise agreed by the Agent, the Borrower and Transocean), (any of (i) or (ii), a "Replacement Committed Lender"), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement in the form attached as Exhibit 10.8, executed by such Replacement Committed Lender and such transferor Committed Lender (and, in the case of a Replacement Committed Lender which is not then a Committed Lender or an affiliate thereof, by the Borrower and the Agent) and delivered to the Agent; provided that each such sale to a Replacement Committed Lender shall be in an amount of $10,000,000 or more, or if in a lesser amount or if as a result of such sale the sum of the unfunded Commitment of such Committed Lender plus the aggregate principal amount of such Committed Lender's Loans would be less than $10,000,000, such sale shall be of all of such Committed Lender's rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Replacement Committed Lender. Notwithstanding the requirement of the Borrower's consent set forth above, but subject to all of the other terms and conditions of this Section 10.8(b), any Committed Lender may sell to one or more commercial banking institutions not subject to Regulation T of the Board of Governors of the Federal Reserve System, all or any part of its rights and obligations under this Agreement and the other Credit Documents with only the consent of the Agent (which shall not be unreasonably withheld or delayed) if the Loans have been accelerated pursuant to Section 8.2 or 8.3. No Committed Lender may sell any Loans to a Replacement Committed Lender without also selling to such Replacement Committed Lender the appropriate pro rata share of (i) all of its Loans, Commitments and other interests hereunder and (ii) all of its Transocean Contracts Loans and "Commitments" under the Transocean Contracts Loan Agreement. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Replacement Committed Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Committed Lender hereunder with a Commitment as set forth herein and (y) the transferor Committed Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Committed Lender's rights and obligations under this Agreement, such transferor Committed Lender shall cease to be a party hereto (except as to Sections 4.1, 4.4 and 4.7 for periods prior to the effective date of such assignment). Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Replacement Committed Lender and the resulting adjustment of Commitments and Percentages arising from the purchase by such Replacement Committed Lender of all or a portion of the rights and obligations of such transferor Committed Lender under this Agreement and the other Credit Documents.

      (c) Replaceable Committed Lenders. If any Committed Lender (a "Replaceable Committed Lender") (i) shall demand compensation or give notice of its intention to demand compensation under Section 4.4, (ii) shall cease to have a short-term debt rating of "A-1" by S&P and "P-1" by Moody's (unless otherwise agreed by the Agent, the Borrower and Transocean), (iii) shall require the Borrower to pay any additional amount to any Committed Lender under Section 2.8(b), (iv) is unable to submit any form or certificate required under Section 4.7(b) or withdraws or cancels any previously submitted form with no substitution therefor, (v) gives notice of any change in law or regulations, or in the interpretation thereof, pursuant to Section 4.2, (vi) has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (vii) is a Defaulting Lender or shall seek to avoid its obligation to make Loans hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. (S) 1821(e) or (n)(1)(B), (viii) shall require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to such Lender, or other reimbursement or indemnification of such Committed Lender, as a result of any taxes referred to in Section 4.7 having been levied or imposed (or if such Taxes have been imposed or levied on such Committed Lender or if the Borrower determines in good faith that there is a substantial likelihood that such Taxes will be levied or imposed with respect to such Committed Lender), or (ix) shall decline to consent to a modification or waiver of the terms of this Agreement or any other Operative Document requested by the Borrower, the Borrower (and/or, in the case of an event described in the foregoing clause (ii), Amsterdam) may designate a Replacement Committed Lender reasonably satisfactory to the Agent and satisfactory to

Amsterdam, in its sole discretion, to which such Replaceable Committed Lender shall, subject to its receipt of an amount equal to its Principal Amount and accrued interest and fees thereon (plus, from the Borrower, any Early Payment Fee that would have been payable if such transferred Principal Amount had been paid on such date) and all amounts due and payable to it under Section 4.4, promptly assign all of its rights, obligations and Commitment hereunder, together with all of its Principal Amount, to the Replacement Committed Lender in accordance with Section 10.8(b). In the case of an event described in clause
(ii) of the preceding sentence, if a Replacement Committed Lender, has not assumed the Replaceable Committed Lender's Commitment within 30 days of such rating cessation, the Replaceable Committed Lender (a "Funding Replaceable Committed Lender") shall make a Loan in the principal amount of its then Unused Commitment. The proceeds of such Loan shall be deposited with the Agent and applied on the next Amortization Date to repay solely Loans then owed Amsterdam without thereby reducing the aggregate principal amount of outstanding Loans. Thereafter, such Loan from the Replaceable Committed Lender shall be repaid to the extent provided pursuant to Section 3.2 for Loans from a Liquidity Provider.

      (d) Registration and Processing Fee. Upon its receipt of an Assignment Agreement executed by a transferor Committed Lender, a Replacement Committed Lender and the Agent (and, in the case of a Replacement Committed Lender that is not then a Committed Lender or an affiliate thereof, by the Borrower), together with payment by the transferor Committed Lender to the Agent hereunder of a registration and processing fee of $3,500 (unless (x) the Borrower is replacing such Committed Lender pursuant to the terms hereof, in which event such fee shall be paid by the Borrower, or (y) Amsterdam is replacing such Committed Lender pursuant to the terms hereof, in which event no such fee shall be payable), the Agent shall (i) promptly accept such Assignment Agreement, and
(ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Committed Lenders and the Borrower. The payment of a registration and processing fee by the Borrower or the transferor Committed Lender under any comparable provision of the Transocean Contracts Loan Agreement shall satisfy the obligation of the Borrower or the transferor Committed Lender, as applicable, to pay a registration and processing fee under this Section 10.8(d). The Borrower shall not be responsible for such registration and processing fee or any costs or expenses incurred by any Committed Lender, any Replacement Committed Lender or the Agent in connection with such assignment except as provided above.

      (e) Withholding Taxes. If, pursuant to this Section 10.8 any interest in this Agreement or the Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Committed Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Committed Lender (for the benefit of the transferor Committed Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the transferor Committed Lender with respect to any payments to be made to such transferee in respect of the Loans, (ii) to furnish to the transferor Committed Lender (and, in the case of any Replacement Committed Lender, the Agent and the Borrower) two duly completed and signed copies of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the transferor Committed Lender, the Agent and the Borrower) to provide the transferor Committed Lender (and, in the case of any Replacement Committed Lender, the Agent and the Borrower) new forms as contemplated by
Section 4.7(b) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

      (f) Prohibition of Transfer in Violation of Securities Laws. Notwithstanding any other provisions of this Section 10.8, no transfer or assignment of the interests of any Committed Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or Transocean to file a registration statement with the SEC or to qualify the Loans, the Note or any other Obligations under the securities laws of any jurisdiction.

      (g) Assignment by Amsterdam. Each party hereto agrees and consents (i) to Amsterdam's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Loans held by Amsterdam and (ii) to the complete assignment by Amsterdam of all of its rights and obligations hereunder to ABN AMRO or any other Person, and upon such assignment Amsterdam shall be released from all obligations and duties hereunder; provided, however, that Amsterdam may not, without the prior consent of the Instructing Group, transfer any of its rights under Section 3.1 to cause the Liquidity Providers or the Enhancer to purchase the Amsterdam Principal Amount unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Amoco Contracts, (ii) has ABN AMRO as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the Ratings, and further provided that any such assignment, participation or transfer shall be subject to the limitations and requirements set forth in Section 10.8(a), (b), (e) and (f). Amsterdam shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of the Amsterdam Principal Amount, the assignee shall have all of the rights of Amsterdam hereunder relating to such Amsterdam Principal Amount.

      (h) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Assignment Agreement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

          Section 10.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Lenders (through the Agent) to the Borrower that is secured by the Amoco Contracts (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

          Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (A) THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE

CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

      (B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT OR THE COLLATERAL AGENT, THE LENDERS OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR FROM ANY LEGAL PROCESS WITH RESPECT TO ANY ACTION COMMENCED IN ANY SUCH COURT (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

      (C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

          Section 10.11. Confidentiality. Each Lender agrees it will not disclose (and will cause its affiliates not to disclose) without the Borrower's consent any information concerning the Borrower, Transocean or any direct or indirect Subsidiaries of Transocean furnished pursuant to, or otherwise in connection with, any of the Credit Documents (including without limitation any information concerning the intellectual property that is the subject of the License Agreement); provided that any Lender may disclose any such information
(a) to its employees, auditors, counsel or other professional advisors who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement, each of whom will be informed of, and shall abide by the provisions of, this Section 10.11,
(b) to any other Lender or to any affiliate of such Lender, (c) that has become generally available to the public, (d) if required or appropriate in any examination or audit by, or report, statement or testimony submitted to, any federal or state regulatory body having or claiming to have jurisdiction over such Lender, (e) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (f) in order to comply with the mandatory provisions of any law, order, regulation or ruling applicable to such Lender, (g) to any prospective or actual permitted transferee in connection with any contemplated or actual permitted transfer of any of the Borrowings or any interest therein by such Lender (provided that such actual or prospective transferee executes an agreement with such Lender (and expressly for the benefit of the Borrower and Transocean) containing provisions substantially identical to those contained in this Section 10.11 prior to such transferee's receipt of any such information), (h) in connection with the exercise of any remedies by the Agent or any Lender, (i) to any rating agency, (j) to any surety, guarantor or credit or liquidity enhancer to Amsterdam who in each case agree for the benefit of the Borrower and Transocean to be bound by the provisions of this Section 10.11, (k) to any entity organized to purchase, or make loans secured by, financial assets for which ABN AMRO provides managerial services or acts as an administrative agent and who agrees for the benefit of the Borrower and Transocean to be bound by the provisions of this Section 10.11, and (l) to Amsterdam's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers, each of which will be informed of, and shall abide by the provisions of, this Section 10.11. Each Lender hereby irrevocably constitutes Transocean as, and agrees that Transocean shall be, an intended third party beneficiary of the covenant of such Lender contained in this Section
10.11 and, without limitation of the foregoing, agrees that Transocean may enforce such Lender's covenant set forth in this Section 10.11 without any requirement that any action also be taken by the Borrower. This Section 10.11 may not be amended, modified or supplemented without the written consent of Transocean.

          Section 10.12. Confidentiality of Agreement. Unless otherwise consented to by the Agent, the Borrower hereby agrees that it will not disclose the contents of any Credit Document, or any other confidential or proprietary information furnished by the Agent or any Lender, to any Person other than to Transocean, the auditors and attorneys of the Borrower or Transocean, or as required by (i) applicable law or (ii) listing agreements with, or applicable rules or regulations of, any securities exchange or organization (in each case, as determined in good faith by the Borrower or Transocean).

          Section 10.13.  Agreement Not to Petition.     Each party hereto
agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for Amsterdam, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause Amsterdam to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against Amsterdam under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy
Code), (b) appointing a receiver,
liquidator, assignee, trustee, custodian, sequestrator or other similar official for Amsterdam, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of Amsterdam.

          Section 10.14.  Excess Funds.  Other than amounts payable under
Section 10.4, Amsterdam shall be required to make payment of the amounts required to be paid pursuant hereto only if Amsterdam has Excess Funds (as defined below). If Amsterdam does not have Excess Funds, the excess of the amount due hereunder (other than pursuant to Section 10.4) over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against Amsterdam until such time as Amsterdam has Excess Funds. If Amsterdam does not have sufficient Excess Funds to make any payment due hereunder (other than pursuant to Section 10.4), then Amsterdam may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" means the excess of (a) the aggregate projected value of Amsterdam's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of Amsterdam for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of Amsterdam for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by Amsterdam to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of Amsterdam then due and payable, but the amount of any liability, indebtedness or obligation of Amsterdam shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

          Section 10.15. No Recourse. The obligations of Amsterdam, its management company, its administrator and its referral agents (each a "Program Administrator") under any Credit Document or other document relating to Amsterdam (each, a "Program Document") to which a Program Administrator is a party in such capacity are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

          Section 10.16. Limitation of Liability. No Person shall make a claim against the Agent or any Lender (or their respective Affiliates, directors, officers, members, managers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages under any claim for breach of contract or other theory of liability in connection with the Credit Documents or the transactions contemplated thereby, and the Borrower (for itself and all other Persons claiming by or through the Borrower) hereby waives any claim for any such damages.

          Section 10.17.  Headings; Counterparts.     Article and section
headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

          Section 10.18.  Cumulative Rights and Severability.     To the extent
permitted by applicable law, all rights and remedies of the Lenders and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

          Section 10.19.  Entire Agreement.     The Credit Documents constitute
the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

          Section 10.20. Change in Accounting Principles, Fiscal Year or Tax Laws. If (i) any change in accounting principles from those applicable to the Borrower as of the date hereof is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) other than changes mandated by SFAS 106 and such change materially affects the calculation of any component of any standard or term found in this Agreement, or
(ii) there is a material change in federal or foreign tax laws which materially affects the Borrower's ability to comply with the standards or terms found in this Agreement, the Borrower and the Instructing Group agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

          Section 10.21. Officer's Certificates. It is not intended that any certificate of any officer of the Borrower or Transocean delivered to the Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer.

          Section 10.22. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

          Section 10.23.  Non-Recourse Obligation.   The Obligations of the
Borrower under the Credit Documents shall be non-recourse to Transocean and its Subsidiaries (excluding the Borrower) other than as expressly provided in the Operative Documents. No recourse with respect to any Credit Document, any amount payable or which may be payable by the Borrower under any Credit Document or any representation, warranty, covenant, obligation, liability or agreement of the Borrower contained in, made or incurred pursuant to or in any way arising out of or resulting from any Credit Document (collectively, the "Non-Recourse Obligations") (including without limitation under any judgment obtained against the Borrower or by the enforcement of any assessment or by any legal or equitable proceeding by virtue of any constitution or statute or otherwise or under any other circumstances) shall be had against any incorporator, shareholder, Affiliate, director, officer or employee, past, present or future, of the Borrower (or any Person directly or indirectly controlling any of the foregoing Persons)

(collectively, the "Released Persons"), either directly or through the Borrower. Any and all personal liability of every nature, whether at common law or in equity or by statute or by constitution or otherwise, of any such Released Person (i) to respond by reason of any act or omission on its part or otherwise, for the payment to any Lender, the Agent and/or the Collateral Agent or for or to the Borrower or any receiver thereof, of any sum that may remain due and unpaid under or on account of any Non-Recourse Obligation, and (ii) otherwise in respect of the Non-Recourse Obligations, is hereby expressly waived and released by the Lenders, the Agent and the Collateral Agent as a condition of and as consideration for the execution of this Agreement by the Borrower. Nothing in this Section 10.23 releases Transocean from, or modifies in any respect, any liability or obligation, past, present or future, of Transocean under the express terms of any Credit Document to which it is or hereafter becomes a party (by executing the same).

          Section 10.24. Lease Securitization Facility. This Agreement is part of the "Lease Securitization Facility" referred to in the Secured Credit Agreement and the other Credit Documents.

          Section 10.25.  Amoco Quiet Enjoyment; Transocean Replaced Parts.
(a) The Lenders, the Agent and the Collateral Agent each hereby (i) acknowledge and consent to the provisions of Section 2(h) of each of the O&M Contracts and
Section 7(b) of each of the Transocean Contracts and (ii) agree, for the benefit of Transocean, that, any term of any Credit Document to the contrary notwithstanding, unless and until the Collateral Agent shall terminate any such contract in accordance with its terms, (x) any replaced "Part" (as such term is defined in such contracts) that, in accordance with the terms of any such contract, is to become the property of Transocean shall so become the property of Transocean, free and clear of the Liens of the Security Documents, and (y) the Collateral Agent shall execute such instruments as Transocean reasonably may request from time to time to give effect to, or evidence, the release of any such replaced "Part" from the Liens of the Security Documents.

      (b) The Lenders, the Agent and the Collateral Agent each hereby (i) acknowledge and consent to the provisions of the Amoco Contracts, and (ii) agree, with respect to each Amoco Contract, that, any term of any Credit Document to the contrary notwithstanding, during the term of each Amoco Contract and so long as Amoco shall be in compliance in all material respects with its obligations set forth in such Amoco Contracts, it shall not take any action under any Credit Document that would result in any material breach by "Contractor" under such Amoco Contract or otherwise interfere with Amoco's rights under such Amoco Contract.

      (c) Transocean hereby is constituted as, and each party hereto hereby agrees that Transocean shall be, an intended third party beneficiary of this
Section 10.25 and, without limitation of the foregoing, any term of this Agreement to the contrary notwithstanding, this Section 10.25 may not be amended, modified or supplemented without the written consent of Transocean. References in this Section 10.25 to Transocean include Transocean Offshore Inc., its successors and, with respect to any O&M Contract or Transocean Contract, its permitted assigns thereunder.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.


ABN AMRO Bank N.V., as the Agent                 ABN AMRO Bank N.V., as the Enhancer


By:   /s/  Stuart Murray                         By:   /s/   Stuart Murray
   -------------------------------------            ---------------------------------
Title:  Vice President                           Title: Vice President
      ---------------------------------                 -----------------------------


By:   /s/  Robert J. Cunningham                  By:   /s/  Robert J. Cunningham
   -------------------------------------           ---------------------------------
Title:  Group Vice President                     Title:  Group Vice President
      ---------------------------------                 -----------------------------
      Address:  Structured Finance,                    Address:  Structured Finance,
                 Asset Securitization                             Asset Securitization
                135 South LaSalle Street                          135 South LaSalle Street
                Chicago, Illinois 60674-9135                      Chicago, Illinois  60674-9135
                Attention: Lender Agent-                          Attention:  Enhancer-Amsterdam
                           Amsterdam                   Telephone:  (312) 904-2737
      Telephone:  (312) 904-2737                       Telecopy:   (312) 904-6376
      Telecopy:   (312) 904-6376

ABN AMRO Bank N.V.,                                    with a copy to:
 as a Liquidity Provider
                                                                  ABN AMRO Bank N.V.
                                                       Address: Structured Finance,
                                                                  Asset Securitization
By:   /s/  Stuart Murray                                          135 South LaSalle Street
   ------------------------------------------                     Chicago, Illinois 60674-9135
                                                       Attention:  Administrator - Amsterdam
Title:   Vice President                                Telephone:  (312) 904-2737
      ---------------------------------------          Telecopy:   (312) 904-6376

By:   /s/ Robert J. Cunningham
   ------------------------------------------

Title:   Group Vice President
       --------------------------------------
       Address:    Three Riverway, Suite 1700
                   Houston, Texas  77056
                   Attention:  Stuart Murray
       Telephone:  (713) 964-3358
       Telecopy:   (713) 629-7533

AMSTERDAM FUNDING CORPORATION

By:  /s/  Andrew L. Stidd
    -----------------------------------------

Title:     President
       --------------------------------------

Address:  c/o  Global Securitization Services, LLC
               114 West 47th Street, Suite 1715
               New York, New York  10036
               Attention:  Andrew L. Stidd,
                     Vice President
Telephone:  (212) 302-8330
Telecopy:   (212) 302-8767


TRANSOCEAN ENTERPRISE INC.

By:  /s/  Brian C. Voegele
    -----------------------------------------

Title:   Vice President
       --------------------------------------
       Address:   Transocean Enterprise Inc.
                  4 Greenway Plaza
                  Houston, Texas  77046
                  Attention:  Robert L. Long
       Telephone: (713) 232-7500
       Telecopy:  (713) 232-7028


TRANSOCEAN OFFSHORE INC.
       Address:   Transocean Enterprise Inc.
                  4 Greenway Plaza
                  Houston, Texas  77046
                  Attention:  Nicolas J. Evanoff
       Telephone: (713) 232-7601
       Telecopy:  (713) 232-7026

                                 AUSTRALIA AND NEW ZEALAND BANKING GROUP
                                   LIMITED, as a Liquidity Provider


                                 By:   /s/   Claude Devillers
                                    -------------------------------------------

                                    Title:   Director Oil and Gas Americas
                                    -------------------------------------------

                                 Address:   1177 Avenue of the Americas
                                            6th Floor
                                            New York, New York 10036-2798
                                            Attention:  David Giacalone
                                 Telephone: (212) 801-9814
                                 Telecopy:  (212) 556-4814

                                 THE BANK OF NOVA SCOTIA, ATLANTA AGENCY, as a
                                   Liquidity Provider


                                 By:      /s/   F.C.H. Ashby
                                    ------------------------------------------
                                    Title:   Senior Manager Loan Operations

                                 Address:    Houston Representative Office
                                             1100 Louisiana Street, Suite 3000
                                             Houston, Texas 77002
                                             Attention:  Spencer Smith
                                 Telephone:  (713) 759-2425
                                 Telecopy:   (713) 759-3439

                                 BANK OF TOKYO - MITSUBISHI, LTD., HOUSTON
                                   AGENCY, as a Funding Liquidity Provider


                                 By:  /s/   Michael G. Meiss
                                    ------------------------------------------
                                    Title:   Vice President and Manager
                                           -----------------------------------

                                 Address:    1100 Louisiana Street, Suite 2800
                                             Houston, Texas 77002
                                             Attention:  Mike Meiss
                                 Telephone:  (713) 655-3814
                                 Telecopy:   (713) 658-0116

                                 WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK
                                   BRANCH,
                                 as a Liquidity Provider


                                 By:  /s/    Jonathan Berman
                                     -----------------------------------------
                                     Title:  Managing Director
                                            ----------------------------------

                                 By:  /s/  Jared Brenner
                                     -----------------------------------------
                                     Title:  Director
                                            ----------------------

                                 Address:   1211 Avenue of the Americas
                                            23rd Floor
                                            New York, New York  10036
                                            Attention:  Richard Newman
                                 Telephone: (212) 852-6120
                                 Telecopy:  (212) 852-6307

                                 BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK
                                   BRANCH, as a Liquidity Provider


                                 By: /s/  Steven Atwell
                                    ----------------------------------------
                                    Title:  Director
                                           ---------------------------------

                                 By: /s/  Pamela J. Gillons
                                    ----------------------------------------
                                    Title: Associate Director
                                          ----------------------------------

                                 Address:   150 East 42nd Street
                                            New York, New York 10017
                                            Attention:  Steve Atwell
                                 Telephone: (212) 672-5458
                                 Telecopy:  (212) 672-5530

                                 SUNTRUST BANK, ATLANTA, as a Liquidity Provider


                                 By: /s/   John A. Fields, Jr.
                                    ------------------------------------------
                                    Title:   Vice President
                                    -------------------------------------------

                                 Address:   25 Park Place
                                            24th Floor, Center 120
                                            Atlanta, Georgia 30303
                                            Attention:  Steve Newby
                                 Telephone: (404) 658-4916
                                 Telecopy:  (404) 827-6270

                                 BANK ONE, NA,
                                  (Main Office Chicago)
                                  as a Liquidity Provider


                                 By:  /s/   Karen Patterson
                                    ------------------------------------------
                                    Title:   First Vice President
                                           -----------------------------------

                                 Address:   One Bank One Plaza, IL1-0634
                                            Chicago, Illinois 60670
                                            Attention:  William P. Laird

                                 with a copy to:

                                            910 Travis, 6th Floor
                                            Houston, Texas 77002
                                            Attention:  Helen Carr
                                 Telephone: (713) 751-3731
                                 Telecopy:  (713) 751-3760

                                 THE BANK OF NEW YORK, as a Liquidity Provider

                                 By:   /s/   Helen L. Sarro
                                    ------------------------------------------
                                    Title:   Vice President
                                    ------------------------------------------

                                 Address:   One Wall Street, 22nd Floor
                                            New York, New York 10286
                                            Attention:  Helen L. Sarro
                                 Telephone: (212) 635-6898
                                 Telecopy:  (212) 635-6434

                                 ROYAL BANK OF CANADA, as a Liquidity Provider


                                 By:  /s/   Gil J. Benard
                                    ------------------------------------------
                                    Title:  Senior Manager
                                    ------------------------------------------

                                 Address: 12450 Greenspoint Drive, Suite 1450 Houston, Texas 77060
                                            Attention:  Gil Benard
                                 Telephone: (281) 874-5662
                                 Telecopy:  (281) 874-0081

                                 with a copy to:

                                            South Tower
                                            Royal Bank Plaza
                                            Toronto, Canada M5J2J5
                                            Attention:  Sue Tyler
                                 Telephone: (416) 974-1778
                                 Telecopy:  (416) 974-0680

                                 KBC BANK, N.V., as a Liquidity Provider

                                 By:  /s/  Robert Snauffer
                                    -------------------------------------------
                                    Title: First Vice President
                                          -------------------------------------

                                By:   /s/  Raymond F. Murray
                                    -------------------------------------------
                                    Title:  First Vice President
                                           ------------------------------------

                                Address:    Two Midtown Plaza, Suite 1759
                                            1349 West Peachtee Street
                                            Atlanta, Georgia 30309
                                            Attention:  Mike Sawicki
                                 Telephone: (404) 876-2556
                                 Telecopy:  (404) 876-3212

                                 ROYAL BANK OF SCOTLAND, as a Liquidity Provider

                                 By:   /s/   Scott Barton
                                     -----------------------------------------
                                     Title:   Vice President
                                            ----------------------------------

                                 Address:   88 Pine Street, 26th Floor
                                            New York, New York 10005
                                            Attention:  Scott Barton
                                 Telephone: (212) 269-1706
                                 Telecopy:  (212) 480-0791

                                 CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as a
                                   Liquidity Provider

                                 By:   /s/   Ki Allen
                                     -----------------------------------------
                                     Title:  Vice President
                                            ----------------------------------

                                 Address:   600 Travis Street, 20th Floor
                                            Houston, Texas 77002
                                            Attention:  Ki Allen
                                 Telephone: (713) 216-3657
                                 Telecopy:  (713) 216-4227

                                  EXHIBIT 2.10
                                       TO
                             SECURED LOAN AGREEMENT

                                  FORM OF NOTE

                                                        __________________, ____

     For Value Received, the undersigned, Transocean Enterprise Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of ABN AMRO Bank N.V., as Agent under the hereinafter defined Loan Agreement (the "Agent"), for the benefit of the Lenders at the office of the Agent in Chicago, Illinois, in immediately available funds, the Loans outstanding under the hereinafter defined Loan Agreement at the times and in the amounts specified on Schedule 2.3 of the hereinafter defined Loan Agreement, together with interest on the unpaid principal amount of each Loan from time to time outstanding at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

     The Agent shall record on its books and records or on the schedule attached to this Note, which is a part hereof, each Loan made by each Lender to the Borrower under the Loan Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loans are Base Rate Loans, Eurodollar Loans or CP Loans and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on the schedule attached to this Note. The record thereof, whether shown on such books and records or on the schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Agent to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Loan Agreement together with accrued interest thereon.

     This Note is the Note referred to in the Secured Loan Agreement (Amoco Contracts) dated as of December 21, 1999, between the Borrower, the Agent, and the Lenders (the "Loan Agreement"), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

     Prepayments may or shall be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Loan Agreement.

     To the extent permitted under applicable law, the Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

                                 Transocean Enterprise Inc.

                                 By _____________________________________
                                    Its _________________________________

                                  EXHIBIT 10.8

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment Agreement (this "Agreement") dated as of ________, ____, is by and among ____________________ (the "Assignor"), ___________________ (the
"Assignee"), Transocean Enterprise Inc., a Delaware corporation (the "Borrower"), and ABN AMRO Bank N.V., as Agent for the Lenders (as hereinafter defined) (in such capacity, the "Agent").

                              W I T N E S S E T H:

     Whereas, the Borrower and the Agent have entered into that certain Secured Loan Agreement (Amoco Contracts) (as amended, supplemented and restated from time to time, the "Secured Loan Agreement") dated as of December 21, 1999, by and among the Borrower, the lenders from time to time parties thereto (collectively, the "Lenders"), Amsterdam Funding Corporation, and the Agent, as agent for the Lenders;

     Whereas, on a pro rata basis, the Assignor proposes to sell and assign to the Assignee, and the Assignee proposes to buy and accept from the Assignor, a ____ percent (_____%) interest (the "Assigned Interest") in the rights and obligations of the Assignor under the Credit Documents with the effect that the Assignee will have a maximum Commitment of $_________, resuling in a Percentage of _______%;

     Whereas, the Assignor has agreed to make certain Loans to the Borrower in accordance with the terms of the Secured Loan Agreement, with the maximum aggregate amount of the Assignor's Loans not to exceed the Assignor's Commitment; and

     Now, Therefore, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

          Section 1. Defintions. Any term defined in the Secured Loan Agreement and used in this Agreement shall have the meaning ascribed to it in the Secured Loan Agreement. Section 1.1 of the Secured Loan Agreement is hereby incorporated into this Agreement by reference.

          Section 2. Assignment. The Assignor hereby assigns and sells, without recourse to or warranty by the Assignor except as specifically set forth herein, to the Assignee the Assigned Interest in the rights and obligations of the Assignor under the Credit Documents. The Assignee hereby purchases and accepts, without recourse to or warranty by the Assignor except as specifically set forth herein, from the Assignor all of such rights and obligations of the Assignor, including the corresponding portion of the principal amount of the Loans made by the Assignor. As of the date hereof, the Assignee's Percentage of the outstanding principal balance of the Loans is $_________. Subject to the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Agent as of the date hereof, (a) the Assignee shall succeed, on a pro rata basis, to the rights and interests, and be obligated to perform the obligations, of a Lender under the Credit Documents with a Percentage of ______%, and shall be considered a Lender for all purposes; (b) the Assignee shall deliver to the Assignor, in immediately available funds, the Assignee's Percentage of the outstanding Loans, and (c) the Percentage of the Assignor as of the date hereof shall be reduced by the Percentage acquired by the Assignee, and the Assignor shall be released from its obligations under the Credit Documents which have been so assigned to and accepted by the Assignee.

          Section 3. Payments. Commitment fees accrued to the date hereof with respect to the Assignor's Percentage of the Commitment pursuant to Section 2.8 of the Secured Loan Agreement are for the account of the Assignor and such fees accruing from and including the date hereof with respect to the Assigned Interest are for the account of the Assignee. All payments of principal of and accrued interest on the Loans are to be made by the Borrower to the Agent. The Agent shall divide such payments among the Lenders as their interests may appear, with all interest accruing on the Loans of the Assignor before the date hereof to belong to the Assignor. Each of the Assignor and the Assignee hereby agrees that if it receives any amount from the Borrower under the Credit Documents which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party. The rights of the Assignor and the Assignee under this Section are in addition to other rights and remedies which the Assignor or the Assignee may have.

          Section 4. Consent of the Borrower and the Agent. This Agreement is conditioned upon the consent of the Borrower and the Agent to the extent required by Section 10.8(b) of the Secured Loan Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of any such consent.

          Section 5. The Assignor. The Assignor (a) represents and warrants to the Assignee that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any Lien; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any document furnished pursuant thereto or (ii) the financial condition of the Borrower or any other Credit Party or the performance or observance by the Borrower or any other Credit Party of any of its obligations under the Credit Documents.

          Section 6. The Assignee. The Assignee (a) confirms that is has received a copy of the Credit Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; (c) appoints and authorizes the Agent to take such action as agent on behalf of the Assignee and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such power as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender. If the Assignee is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the Assignee hereby (a) represents to the Assignor, the Agent and the Borrower that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the Assignor with respect to any payments to be made to the Assignee in respect of the Loans, (b) furnishes to the Assignor, the Agent and the Borrower the forms required by Section 10.8(e) of the Secured Loan Agreement, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein the Assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments under the Credit Documents), and (c) agrees for the benefit of the Assignor, the Agent and the Borrower to provide the Assignor, the Agent and the Borrower from time to time new forms as required by Section 10.8(e)(iii) and 4.7(b) of the Secured Loan Agreement, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          Section 7. Notices and Payment Instructions. All notices in connection herewith shall be given in accordance with Section 10.2 of the Secured Loan Agreement. The address of the Assignee for notices hereunder and thereunder, together with payment instructions for amounts to be paid to the Assignee under the Secured Loan Agreement, shall be initially as set forth on the signature pages hereof.

          Section 8. Miscellaneous. This Agreement (a) embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter, (b) is a Credit Document, and (c) shall be governed by and construed in accordance with the laws of the State of New York. [The Borrower is hereby agreed to be, and is hereby constituted, an express, intended third-party beneficiary of this Agreement. Without limitation of the preceding sentence, this Agreement may not be amended, modified or supplemented without the written consent of the Borrower, and the Borrower may enforce the terms hereof as fully as if it were a signatory hereto.]/1/

     In Witness Whereof, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


_________________
/1/ Insert bracketed language if the Borrower's execution hereof is not required under Section 10.8(b) of the Secured Loan Agreement.

                                 [NAME OF ASSIGNOR]

                                 By: ________________________________
                                     Name: __________________________
                                     Title: _________________________

                                 [NAME OF ASSIGNEE]

                                 By: ________________________________
                                     Name: __________________________
                                     Title: _________________________

                                 [INSERT ADDRESS]____________________
                                     ________________________________
                                     ________________________________
                                 Attention: _________________________
                                 Telecopy No.:  (___) _______________
                                 Answerback No.:  (___) _____________
                                 Telex No.: (___) ___________________

                                 Send payments to:

                                     ________________________________
                                     ________________________________
                                     ________________________________


                                     [REFERENCE: TRANSOCEAN ENTERPRISE INC.]

                                 [TRANSOCEAN ENTERPRISE INC.]

                                 By: ________________________________
                                     Name: __________________________
                                     Title: _________________________

                                 ABN AMRO Bank N.V., as Agent

                                 By: ________________________________
                                     Name: __________________________
                                     Title: _________________________

                                 By: ________________________________
                                     Name: __________________________
                                     Title: _________________________